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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Hallwood Realty Partners, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

Limited Partnership Units of Hallwood Realty Partners, L.P.

2) Aggregate number of securities to which transaction applies:

1,593,948 units

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the product of 1,593,948 units and the merger consideration of $138.37 per unit in cash. In accordance with Exchange Act Rule 0-11, the filing fee was determined by multiplying the amount calculated pursuant to the preceding sentence by 1/50 of one percent.

4) Proposed maximum aggregate value of transaction:

$220,554,584.76

5) Total fee paid:

$44,110.92

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                    , 2004

Dear Unitholder:

      We invite you to attend a special meeting of unitholders of Hallwood Realty Partners, L.P. (the “Partnership”), to be held at [10:00 a.m.] Central Daylight Time, on                     , 2004, at the offices of the Partnership, at 3710 Rawlins, Suite 1500, Dallas, Texas 75219. At the special meeting, we will ask you to approve the merger of the Partnership with a subsidiary of HRPT Properties Trust, a Maryland real estate investment trust (“HRPT”).

      The merger will be accomplished pursuant to a merger agreement between HRPT and the Partnership. If we complete the merger, you will be entitled to approximately $138.37 in cash in exchange for each limited partnership unit, subject to adjustment in certain circumstances, as more fully described in the attached proxy statement. However, the paying agent will deduct from the per unit price any amounts required to satisfy withholding taxes. Also, because a putative class action lawsuit has been filed with the Delaware Court of Chancery and may be deemed to have conferred a benefit on the prospective members of the putative class, this amount also may be reduced by any attorneys’ fees or other amounts that the Delaware Court of Chancery orders to be withheld from the amount paid to unitholders. The Court has not yet determined whether any amounts will be withheld or the extent of any such withholding. As a result of the merger, all of the outstanding units of the Partnership will be owned by HRPT and will no longer be publicly held or traded. A copy of the merger agreement, as amended, is included as Appendix A to the accompanying proxy statement.

      Pursuant to a separate purchase agreement, Hallwood Realty, LLC, the general partner of the Partnership (“Hallwood Realty”), and certain of its affiliates will sell all of their interests, including their units and the general partner interest in the Partnership to HRPT. Following the sale, a wholly-owned subsidiary of HRPT will be the general partner of the Partnership.

      The Board of Directors of Hallwood Realty carefully reviewed and considered the terms and conditions of the proposed merger and sale of the general partner interest and unanimously approved the merger agreement and the merger. In arriving at its decision, the Board of Directors gave careful consideration to a number of factors described in the accompanying proxy statement, including the opinion of its financial advisor, Morgan Stanley & Co. Incorporated, to the effect that, as of the date of its opinion, the consideration to be paid in the merger to the holders of the limited and general partner interests of the Partnership pursuant to the merger agreement and the purchase agreement is fair from a financial point of view to those holders. We have included a copy of Morgan Stanley’s written opinion as Appendix B to the accompanying proxy statement, and we urge you to read it in its entirety. In addition, the Board of Directors considered that the audit committee of the Board of Directors had, based among other things on an opinion of Lehman Brothers Inc., approved the allocation of the consideration to be paid pursuant to the merger agreement and the purchase agreement.

      The Board of Directors believes that the terms of the merger agreement and the merger are fair to, and in the best interests of, the Partnership and its unitholders and unanimously recommends that you vote FOR approval and adoption of the merger agreement and the merger.

      Completion of the merger is subject to a number of conditions, including approval by the holders of at least a majority of the outstanding units. Accordingly, it is important that your units be represented at the special meeting, either in person or by proxy. Please complete, date, sign and promptly return the enclosed proxy card. If you later decide to attend the special meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the special meeting, you may do so by any one of the methods described in the accompanying proxy statement and your proxy will have no further effect. If you do not vote, it will have the same effect as voting against the merger.

      The enclosed Notice of Special Meeting of Unitholders and proxy statement explain the proposed transactions and provide specific information about the special meeting. Please read these materials carefully. In addition, you may obtain information about us from documents that we have filed with the SEC.

      On behalf of the Board of Directors of Hallwood Realty, I thank you for your support and urge you to vote FOR approval and adoption of the merger agreement and the merger.

Sincerely,

ANTHONY J. GUMBINER
Chairman of the Board of Hallwood Realty, LLC

This proxy statement is first being mailed to unitholders on or about                     , 2004.

HALLWOOD REALTY PARTNERS, L.P.

3710 Rawlins, Suite 1500
Dallas, Texas 75219

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

DATE:	, 2004

TIME:	[10:00 a.m. CDT]

PLACE:	3710 Rawlins Suite 1500 Dallas, Texas 75219

ITEMS OF BUSINESS:	1) To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 16, 2004, as amended, by and among HRPT Properties Trust, Hallwood Realty Partners, L.P. and certain affiliates and the merger of a subsidiary of HRPT with Hallwood Realty Partners; and

2) To conduct other business properly brought before the special meeting or any adjournment or postponement of the meeting.

WHO MAY VOTE:	You can vote if you were a unitholder of record as of the close of business on , 2004.

By Order of the Board of Directors of
Hallwood Realty, LLC,

JOHN G. TUTHILL
Executive Vice President and Secretary

Dallas, Texas

                    , 2004

ii

iii

SUMMARY TERM SHEET

      This summary highlights selected information from the proxy statement but may not contain all of the information that is important to you. For additional information concerning the proposed merger, including the terms and conditions of the merger agreement, and to understand the proposed merger more fully, you should read this entire proxy statement, including the appendices and the other documents referred to in this proxy statement. The merger agreement, as amended, is described below and is included in this proxy statement as Appendix A.

The Parties (page           )

      The Partnership. Hallwood Realty Partners, L.P. is a publicly traded Delaware limited partnership. The Partnership’s activities include the acquisition, ownership and operation of its commercial real estate assets. Units representing limited partnership interests are traded on the American Stock Exchange under the symbol “HRY.” The Partnership’s address is 3710 Rawlins, Suite 1500, Dallas, Texas 75219 and its telephone number is (800) 225-0135.

      Hallwood Realty, LLC. Hallwood Realty, LLC, the general partner of the Partnership, is a Delaware limited liability company, and is responsible for asset management of the Partnership and its real estate properties, including decision making responsibility for financing, refinancing, acquiring and disposing of properties. In addition, the general partner provides general operating and administrative services to the Partnership. The Hallwood Group Incorporated (“Hallwood Group”) indirectly owns all of the interests in Hallwood Realty, LLC.

      HRPT. HRPT Properties Trust is a real estate investment trust, or REIT, formed in 1986 under the laws of the State of Maryland. Its primary business is the ownership and operation of real estate, including office buildings and leased industrial land. As of December 31, 2003, HRPT had total assets of $4 billion. The address of HRPT’s principal executive office is 400 Centre Street, Newton, Massachusetts 02458 and its telephone number is (617) 332-3990. HRPT’s securities are listed on the New York Stock Exchange under the symbol “HRP.” Additional information about HRPT may be found in the periodic filings with the SEC made by HRPT. Those filings are available from the SEC. See “Where You Can Find More Information.”

The Special Meeting (page      )

      Date, Time, Place and Matters to be Considered. The special meeting will be held at [10:00 a.m.], Central Daylight Time, on                     , 2004, at the offices of the Partnership at 3710 Rawlins, Suite 1500, Dallas, Texas 75219. At the special meeting, you will be asked to consider and vote upon the merger agreement and the merger.

      Vote Required. Holders of our units are entitled to one vote for each unit held by them at the close of business on the record date. The merger agreement and the merger must be approved by the affirmative vote of the holders of a majority of the outstanding units. HWG, LLC, a wholly-owned subsidiary of Hallwood Group, has agreed to vote all of the 330,432 units it owns (20.7% of the outstanding units) to approve the merger agreement and the merger.

      Record Date for Voting. The close of business on                     , 2004 is the record date for determining the holders of units entitled to vote at the special meeting. On the record date, there were 1,593,948 units outstanding.

The Merger (page           )

      What You Will Receive in the Merger. The amount to be paid to unitholders as a result of the merger will be determined by a formula that takes into account the possibility of certain adjustments. If there are no adjustments, each of you will be entitled to receive approximately $138.37 per unit in cash in exchange for each unit that you own. The amount of any negative adjustment to which unitholders will be subject is limited. The lowest amount that unitholders will be entitled to receive will be $135.61 per unit. The paying agent will deduct from the per unit price any amounts required to satisfy any withholding taxes. Also, because a putative class action lawsuit has been filed in the Delaware Court of Chancery and may be deemed to have conferred a benefit on the prospective members of the putative class, this amount also may be reduced by any attorneys’ fees or other amounts that the Court orders to be withheld from the amount paid to unitholders. The Court has not yet determined whether any amounts will be withheld or the extent of any such withholding. Hallwood Group has agreed to bear any costs that would have otherwise resulted in a greater negative adjustment and also to have the consideration payable to Hallwood Group pursuant to the purchase agreement with respect to its units reduced by its pro rata share of any attorneys’ fees or other amounts awarded by the Court to class counsel, even though Hallwood Group and its affiliates are not members of the putative class for whose purported benefit the litigation was commenced.

      Recommendation of the Board. The Board of Directors of Hallwood Realty, taking into account the opinion of its independent financial advisor, Morgan Stanley & Co. Incorporated regarding the total amount of consideration, and the recommendation of the audit committee of the Board, which has received the opinions of Lehman Brothers Inc. regarding the fairness of the consideration to be received by unitholders and the reasonableness of the allocation of the consideration, has unanimously determined that the merger is fair to, and in the best interests of, the Partnership and its unitholders, recommends the merger and recommends that you vote FOR approval and adoption of the merger proposal.

      Opinions of the Financial Advisors. Morgan Stanley delivered an opinion to the Board to the effect that, as of the date of its opinion, the consideration to be received by the holders of the limited and general partnership interests in the Partnership pursuant to the merger agreement and the purchase agreement is fair from a financial point of view to those holders. We have attached a copy of Morgan Stanley’s opinion as Appendix B to this proxy statement. The opinion of Morgan Stanley is addressed to the Board and does not constitute a recommendation as to how you should vote at the special meeting.

      Lehman Brothers, as financial advisor to the audit committee of the Board, delivered to the audit committee its opinions that, as of the date of its opinions (1) the consideration to be received pursuant to the merger agreement by the holders of units (other than the general partner and its affiliates), taking into account the consideration received by or otherwise allocated to the general partner or its affiliates, on the one hand, and the holders of the units (other than the general partner and its affiliates as holders of units), on the other hand, pursuant to the merger agreement and the purchase agreement, is fair, from a financial point of view, to the holders of units of the Partnership (other than the general partner and its affiliates), and (2) the allocation of the total consideration to be paid pursuant to the merger agreement and the purchase agreement between the general partner and its affiliates, on the one hand, and the holders of the units (other than the general partner and its affiliates as holders of units), on the other hand, is reasonable to the unitholders (other than the general partner and its affiliates). We have attached a copy of the Lehman Brothers opinions as Appendix C to this proxy. The opinions of Lehman Brothers are addressed to the audit committee of the Board and do not constitute a recommendation as to how you should vote at the special meeting.

      Interests in the Merger that Differ from Your Interests. In considering the Board’s recommendation that you vote in favor of the merger proposal, you should be aware that some of the directors and executive officers of the general partner, and the general partner and its affiliates, have interests in the merger that are different from your interests as a unitholder, including the following:

•	The general partner receives certain fees in connection with the ongoing management of the Partnership, including an asset management fee, acquisition fees and disposition fees.

•	Hallwood Commercial Real Estate, LLC (“HCRE”), a wholly-owned subsidiary of Hallwood Group, receives compensation in connection with the management of the Partnership’s properties, which includes a property management fee, lease commissions and construction supervision fees.

•	Under a separate purchase agreement, Hallwood Group and its subsidiaries will sell to HRPT all of their interests in the Partnership, including the general partner interest and all of the units held by a subsidiary of Hallwood Group, in exchange for a payment totaling $66,971,876, subject to adjustment. This payment is $21,250,000 greater than what it would have received under the merger agreement for its units alone.

•	Anthony J. Gumbiner and William L. Guzzetti are members of the Board of the general partner and executive officers of the general partner, HCRE and Hallwood Group. In addition, Mr. Gumbiner is a director of Hallwood Group and owns or has the right to acquire over 64% of Hallwood Group’s common stock. Messrs. Gumbiner and Guzzetti and the general partner’s and HCRE’s other executive officers and certain key employees receive compensation from the general partner and/or HCRE and have agreements under which they will be paid severance pay and bonuses upon completion of the merger. The Partnership reimburses the general partner and HCRE for these payments.

•	Pursuant to the purchase agreement, HWG, LLC, a wholly-owned subsidiary of Hallwood Group, has agreed to vote the 330,432 units it owns in favor of the merger proposal and to vote against any action or agreement that would result in a breach of any covenant, representation or warranty contained in the merger agreement and to vote against any action or agreement submitted to unitholders that would impede, interfere with, delay, postpone or attempt to discourage the merger.

      The Board and the audit committee were aware of these interests and considered them in making their recommendations.

      Limitation on Considering Other Acquisition Proposals. We have agreed not to participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any other proposal for a merger or similar transaction, unless the Board determines in good faith that the proposal may constitute or could reasonably be expected to lead to a transaction that is superior to the merger (this limitation is referred to in this proxy statement as the “non-solicitation covenant”).

      Termination Fees and Expenses. We are required to reimburse HRPT for certain expenses up to a maximum amount of $2 million, equal to amounts actually and reasonably paid by HRPT to third party professionals in connection with HRPT’s due diligence if the merger agreement is terminated because costs to remedy title or survey defects are reasonably expected to exceed $10 million, if we materially breach the merger agreement or under certain other circumstances. We are required to pay to HRPT a $10 million termination fee and a portion of its expenses up to $750,000 if the merger agreement is terminated because the Board approves or determines that the Partnership should enter into a merger or similar transaction with a party other than HRPT that the Board has determined constitutes a superior proposal, because someone other than HRPT acquires more than 50% of the outstanding units or because we breach the non-solicitation covenant or because we breach the merger agreement after another takeover proposal has been announced and within 12 months of termination, we complete or enter into an agreement with respect to a takeover proposal from a third party.

      No Dissenters’ Rights. Although unitholders may vote against the merger, unitholders do not have the right to dissent from the merger and obtain a judicial determination of the fair value of their units.

      Material Federal Income Tax Consequences. You will recognize gain or loss on the exchange of your units for cash pursuant to the merger in an amount equal to the difference between (1) your “amount realized,” and (2) your adjusted tax basis in the units sold. The “amount realized” will be equal to the sum of the amount of cash paid for your units plus the amount of Partnership liabilities allocable to the units (as determined under Section 752 of the Internal Revenue Code). Because the amount realized includes your share of the Partnership’s liabilities, your gain recognized on your units could result in a tax liability in excess of any cash you receive in the merger. You should consult your tax advisor regarding the federal income tax consequences of the merger, as well as any tax consequences under state, local or foreign laws.

      Conditions to the Merger. Each party’s obligation to complete the merger is subject to a number of conditions, including, among others, the following:

•	Approval by our unitholders of the merger agreement and merger at the special meeting; and

•	The obtaining of any consents from third parties necessary to complete the merger.

      Right to Terminate the Merger Agreement. The merger agreement may be terminated and the merger not completed in certain circumstances, including the following:

•	Mutual Agreement — by HRPT and us if agreed in writing;

•	Failure of Conditions — by HRPT or us if any of the conditions to completion of the merger have not been met by August 30, 2004;

•	Breach of Merger Agreement — by HRPT if we have breached any of our representations and warranties and the breach would reasonably be expected to result in a material adverse effect on our business, or by us if HRPT has breached any of its representations and warranties and the breach would reasonably be expected to result in a material adverse effect on the ability of HRPT to perform its obligations under the merger agreement or complete the merger;

•	Other Proposals — by HRPT if we solicit or negotiate a transaction other than the merger proposal, the Board recommends or approves another proposal or if any person acquires beneficial ownership of 50% or more of our outstanding units;

•	Superior Proposal — by us if the Board determines that another takeover proposal is superior to the merger proposal and HRPT does not make an offer that the Board determines is at least as favorable to the unitholders of the Partnership as the superior proposal; or

•	Remedy of Defects — by HRPT or us if the cost to remedy certain defects with respect to the Partnership’s properties is reasonably expected to exceed $10 million. In addition, if these costs are reasonably expected to exceed $10 million, Hallwood Group may terminate the purchase agreement, which would automatically terminate the merger agreement.

      Regulatory Requirements. We are not aware of any material government or regulatory approvals or actions that may be required for completion of the merger. If any governmental or regulatory approval or action is or becomes, required, we will seek the requisite approval or action.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to vote on the merger agreement, which provides for the merger of a subsidiary of HRPT with the Partnership.

Q:	What will I receive in the merger?

A:	The amount to be paid to unitholders as a result of the merger will be determined by a formula that takes into account the possibility of certain adjustments. If there are no adjustments, each of you will be entitled to receive approximately $138.37 per unit in cash in exchange for each unit that you own. The amount of any negative adjustment to which unitholders will be subject is limited. The lowest amount that unitholders will be entitled to receive will be $135.61 per unit. The paying agent will deduct from the per unit price any amounts required to satisfy withholding taxes. Also, because a putative class action lawsuit has been filed in the Delaware Court of Chancery and may be deemed to have conferred a benefit on the prospective members of the putative class, this amount also may be reduced by any attorneys’ fees or other amounts that the Court orders to be withheld from the amount paid to unitholders. The Court has not yet determined whether any amounts will be withheld or the extent of any such withholding.

Q:	What is the Board’s recommendation?

A:	The Board unanimously has:

• Determined that the terms of the merger agreement and the merger are fair to you and in your and the Partnership’s best interests;

• Approved the merger agreement and the merger; and

• Recommended that you vote FOR approval of the merger agreement and the merger.

Q:	What vote of unitholders is required to approve the merger?

A:	The merger agreement and the merger must be approved by the affirmative vote of the holders of a majority of the units outstanding as of the “record date” of , 2004. As of the record date, there were 1,593,948 units outstanding. HWG, LLC, a wholly-owned subsidiary of Hallwood Group, has agreed in the purchase agreement to vote all of the 330,432 units it owns (20.7% of the outstanding units) to approve the merger.

Q:	What do I need to do now?

A:	You should complete, date and sign your proxy card and mail it in the enclosed, postage-paid return envelope as soon as possible to ensure that your units will be represented at the special meeting, even if you plan to attend the meeting in person.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by sending in a later-dated, signed proxy card or a written revocation before the special meeting or by attending the special meeting and voting in person. If you have executed and delivered a proxy, your attendance at the special meeting will not in and of itself constitute a revocation of your proxy; you must also either affirmatively revoke your proxy or vote your units in person. If you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.

Q:	Should I send in my unit certificates now?

A:	No. After the merger is completed, you will receive detailed instructions for exchanging your unit certificates for the merger consideration.

Q.	May I vote in person?

A.	Yes. If your units are not held in “street name,” which means the units are held through a stockbroker, bank or other nominee, you may personally attend the special meeting and vote your units in person.

Q:	Will my broker vote my units held in “street name” for me?

A:	If your units are held in “street name,” you are likely not a unitholder of record and your broker will vote your units only if you provide instructions on how to vote. You should follow the procedures provided by your broker as to how to vote your units.

Q:	What happens if I abstain from voting or don’t instruct my broker how to vote?

A:	If you do not send in your proxy or do not instruct your broker to vote your units or if you abstain from voting, it will have the same effect as a vote against the merger.

Q:	What are the federal tax consequences of the merger?

A:	The merger will be a taxable transaction to you for federal income tax purposes. A brief summary of the possible federal tax consequences to you appears under the heading “Material Federal Income Tax Consequences” of this proxy statement. You should consult your tax advisor as to the tax effect of your particular circumstances.

Q:	What rights do I have to dissent from the merger?

A:	While you may vote against the merger, you do not have the right to dissent from the merger and obtain a judicial determination of the fair value of your units.

Q:	When will the merger be effective?

A:	The merger will be effective when a certificate of merger is filed with the Secretary of State of the State of Delaware. Subject to the satisfaction or waiver of the closing conditions, we plan to file the certificate of merger the day after the merger is approved by our unitholders at the special meeting.

Q:	What is the market value of my units?

A:	On , 2004, the last trading day before the mailing of this proxy statement, the closing price of the units on the American Stock Exchange was $ per unit. We advise you to obtain a recent quotation for our units.

Q.	What will happen to my units after the merger?

A:	Following completion of the merger, your units will be automatically canceled and will represent only the right to receive the cash merger consideration. Trading in our units on the American Stock Exchange will cease, price quotations for our units will no longer be available and we will cease filing periodic reports with the SEC under the Securities Exchange Act of 1934.

Q.	What happens if I sell my units before the special meeting?

A:	The record date for the unitholder vote at the special meeting has already passed. If you held your units on the record date but have transferred those units after the record date and before the merger, you will still have the right to vote at the special meeting but do not have the right to receive the merger consideration. The right to receive the merger consideration will pass to the person to whom you transferred your units.

Q:	Who can help answer my questions?

A:	If you would like additional copies of the proxy statement, you should contact Investor Relations at the Partnership, 3710 Rawlins, Suite 1500, Dallas, Texas 75219, (800) 225-0135. If you have additional questions about the merger, please contact [Information Agent] at .

RISK FACTORS RELATING TO THE MERGER

      By voting in favor of the merger agreement and the merger, you will be choosing to receive cash instead of continuing to hold units in the Partnership. If the merger is not approved, you will be subject to the risk factors discussed in Item 1 — Business — “Risks, Competition and Other Factors” contained in our Form 10-K for the year ended December 31, 2003. You should also consider the following risk factors carefully before deciding whether to vote to approve the merger agreement and the merger.

The price per unit in the merger is subject to adjustment and withholding.

      The per unit merger consideration is subject to adjustment, as more fully described on pages            —           . As a result, you may receive less than $138.37 per unit. For example, the amount per unit could decrease if the Partnership is required to spend amounts to remedy any defects identified by HRPT or if the Partnership’s cash flow from operations falls short of the amounts it anticipates through the closing date and, as a consequence, the Partnership has at least $2.5 million less net working capital than it has estimated. In addition, the paying agent will deduct withholding taxes and any amounts as the Delaware Court of Chancery may determine that holders of units must pay or have withheld in connection with the litigation described in this proxy statement.

The merger consideration may not represent the potential price of the units.

      The long-term value of the units may be higher than the merger consideration and it could be to your advantage to vote against the merger in the hope it is not approved by the unitholders and you can retain your units. For example, the merger consideration does not necessarily reflect the price that you would receive in the open market for your units currently or in the future if the merger does not occur. Furthermore, although the Board believes the merger is fair to our unitholders, if the merger is not completed it is possible that in the future another transaction could occur that would result in the holders of units at that time receiving a higher price. Similarly, although the Partnership has no current plans to liquidate, the actual proceeds obtained per unit from any liquidation of the Partnership could be higher or lower than the per unit merger consideration; accordingly, you might receive a larger amount if the unitholders do not approve the merger, you hold your units, and you receive proceeds from a liquidation of the Partnership than you would receive if the merger is approved and completed. The Partnership has made no definitive plans with respect to operations or strategic alternatives if the merger is not completed, and has no current plans to liquidate.

Failure to complete the merger could negatively impact the Partnership’s operations.

      If the merger is not completed, the Partnership may be subject to a number of material risks, including the following:

•	if the merger agreement is terminated under specific circumstances, the Partnership will be required to reimburse HRPT for certain expenses up to $2 million or pay HRPT a termination fee of $10 million, plus expenses of up to $750,000, depending on the reasons for the termination;

•	costs related to the merger that the Partnership has incurred, such as legal, accounting and fairness opinion fees must be paid by the Partnership even if the merger is not completed;

•	the market price of your units may decline to the extent that the current market price of your units reflects a market assumption that the merger will be completed; and

•	if the Board determines to seek another merger or business combination, it is not certain that it will be able to find another party willing to pay an equivalent or more attractive price than that which is proposed to be paid in the merger.

The allocation of the total consideration between Hallwood Group and the other unitholders was not based on negotiations with HRPT.

      In exchange for its general partner interest and certain other interests relating to the Partnership, excluding its units, Hallwood Group will receive 8.5% of the total consideration being paid by HRPT under the merger agreement and the purchase agreement. The Partnership’s partnership agreement does not address the amount the general partner is entitled to receive in exchange for its interest in a merger of the Partnership. The allocation of the total consideration between Hallwood Group and its affiliates, on the one hand, and the unitholders (other than Hallwood Group and its affiliates), on the other hand, resulted from negotiations between representatives of the audit committee and representatives of the Hallwood Group. HRPT did not participate in those negotiations. The audit committee received an opinion from Lehman Brothers as to the reasonableness of this allocation. If unitholders do not approve the merger, it is possible that they might receive a different portion of the total consideration if there were another merger transaction in the future involving the Partnership or if the Partnership were to liquidate. The Partnership’s partnership agreement provides that the general partner is entitled to 1% of proceeds upon liquidation. As noted above, the Partnership has no current plans to liquidate

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement contains certain forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the Partnership, the general partner and the members of the management of each of them, as well as the assumptions on which those statements are based. Those forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, and actual results may differ materially from those contemplated by the forward-looking statements. Important factors currently known to management of the Partnership and the general partner that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the risks discussed elsewhere in this proxy statement and identified in Item 1 — Business — “Risks, Competition and Other Factors” contained in our Form 10-K for the year ended December 31, 2003.

      The cautionary statements contained or referred to in this proxy statement should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

INFORMATION CONCERNING THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

      This proxy statement is furnished to you in connection with the solicitation of proxies by the general partner for the special meeting of unitholders to be held at [10:00 a.m.], Central Daylight Time, on                     , 2004, at the offices of the Partnership at 3710 Rawlins, Suite 1500, Dallas, Texas 75219, or any postponement or adjournment of the special meeting. This proxy statement, the Notice of Special Meeting of Unitholders and the accompanying form of proxy card are first being mailed to unitholders on or about                     , 2004.

Purpose of the Special Meeting

      At the special meeting, you will be asked:

•	To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 16, 2004, as amended, among HRPT, the Partnership and others, and the merger of the Partnership with a subsidiary of HRPT; and

•	To conduct other business properly brought before the special meeting or any adjournment or postponement of the meeting.

Record Date; Quorum; Outstanding Units Entitled To Vote

      All record holders of units at the close of business on                     , 2004 are entitled to notice of, and to vote at, the special meeting. The presence, in person or by proxy, of holders of a majority of the outstanding units is required to constitute a quorum for the transaction of business.

      At the close of business on                     , 2004, there were 1,593,948 units outstanding. HWG, LLC has agreed, pursuant to the purchase agreement, to vote all of the 330,432 units (20.7% of the outstanding units) it owns to approve the merger agreement and the merger.

Voting Rights

      Holders of units are entitled to one vote for each unit they held as of the close of business on the record date. The affirmative vote of the holders of a majority of our outstanding units is required to approve the merger. Accordingly, the Board urges each unitholder to complete, sign and date the enclosed proxy card and return it promptly in the enclosed, postage-paid envelope.

      Under Delaware law, in determining whether approval of the merger agreement and the merger have received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against approval of the merger.

Voting and Revocation of Proxies

      A form of proxy card for your use in connection with the special meeting accompanies this proxy statement. All properly executed proxies that are received prior to or at the special meeting and not revoked will be voted at the special meeting in the manner specified. If you execute and return a proxy and do not specify otherwise, the units represented by your proxy will be voted FOR approval of the merger proposal, in accordance with the recommendation of the Board.

      In addition, if you execute and return a proxy and do not specify otherwise, you will have given the persons named in the enclosed proxy card discretionary authority to vote the units represented by your proxy to act upon other matters relating to the conduct of the special meeting, including any adjournment or postponement of the special meeting.

      If you have returned a proxy prior to the special meeting pursuant to this proxy solicitation, you may nonetheless revoke it by attending the special meeting and voting your units in person. In addition, you may revoke any proxy you give at any time before the special meeting by delivering to the general partner’s Secretary a written statement revoking it or by delivering a later-dated, signed proxy card before the special meeting. If you have executed and delivered a proxy, your attendance at the special meeting will not in and of itself constitute a revocation of your proxy; you must also either affirmatively revoke your proxy or vote your units in person. If you do not send in your proxy or do not instruct your broker to vote your units or if you abstain from voting, it will have the same effect as a vote against the merger.

Solicitation of Proxies

      The Partnership will pay fees and expenses incurred in connection with printing and filing the proxy statement. We will solicit proxies initially by mail. Further solicitation may be made by the general partner’s directors, officers and employees personally, by telephone, electronic mail, or facsimile transmission, but such individuals will not be specifically compensated for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the units they hold of record.

      [We have retained                     to assist us in the solicitation of proxies. We will pay                     a fee of $                    , plus reimbursement of out-of-pocket expenses.]

Other Matters

      We do not know of any matters, other than those described in this proxy statement, that may come before the special meeting. If any other matters are properly presented at the special meeting for action, we intend that the persons named in the enclosed form of proxy card will have the discretionary authority to vote in accordance with their best judgment.

      Please return your executed and marked proxy card promptly so your units can be represented, even if you plan to attend the special meeting in person.

      You should not send any certificates representing units with your proxy card. If we complete the merger, the procedure for the exchange of certificates representing your units will be as described under “The Merger Agreement — Exchange of Certificates.”

THE MERGER

Description of the Merger

      The merger agreement provides that, following the satisfaction or waiver of the conditions to the merger, including the approval of the merger by our unitholders, a subsidiary of HRPT will be merged with the Partnership, and the Partnership will be the surviving entity in the merger. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, which we expect to occur the day after the unitholders approve the merger.

      Immediately before the effectiveness of the merger, Hallwood Group and its subsidiaries will sell to HRPT all of their interests in the Partnership, including the general partner interest and all of the units held by a subsidiary of Hallwood Group. HRPT will pay Hallwood Group an amount equal to the per unit merger consideration paid in the merger multiplied by the 330,432 units held by a subsidiary of Hallwood Group, plus 8.5% of $250 million, subject to adjustment. If there are no adjustments, Hallwood Group will receive a total of $66,971,876 for all of its interests in the Partnership.

Effect on Units and the General Partner Interest

      Under the merger agreement, at the effective time of the merger, each issued and outstanding unit will be converted into the right to receive the merger consideration, without interest, less any required withholding taxes, and such amounts as may be required to be deducted or withheld from or paid by unitholders upon the order of the Delaware Court of Chancery in connection with the litigation discussed on pages      , upon surrender and exchange of the certificate representing the units. The units will no longer be outstanding and will automatically be canceled and retired, and each holder of a certificate representing any units will cease to have any rights with respect to the units, except the right to receive the merger consideration, without interest.

      The per unit merger consideration that each unit will be converted into is an amount in cash equal to the quotient that results by dividing:

(1) the sum of (1) 91.5% of the “gross merger consideration,” plus (2) the aggregate exercise price of all unit options outstanding as of April 16, 2004, by

(2) the sum of (1) the total number of units outstanding immediately prior to the effective time, plus (2) the total number of units for which unit options outstanding immediately prior to the effective time would be exercisable.

      For purposes of this calculation, the term “gross merger consideration” means $250 million, increased or decreased by the working capital adjustment, but the gross merger consideration will not be decreased to less than $245 million. Any working capital adjustment that otherwise would result in a decrease in the gross merger consideration to less than $245 million will be borne by Hallwood Group pursuant to the purchase agreement.

      “Working capital adjustment” means (1) if “net indebtedness” is greater than $165,185,000, the negative amount which results by subtracting net indebtedness from $165,185,000, or (2) if net indebtedness is less than $160,185,000, the positive amount which results by subtracting net indebtedness from $160,185,000. The working capital adjustment will be determined as of the close of business on the business day immediately preceding the closing date of the merger.

      In the definition of working capital adjustment, “net indebtedness” means an amount determined by subtracting “net working capital” from the aggregate unpaid principal amount and accrued interest of certain indebtedness of the Partnership. “Net working capital” means the amount equal to:

(1) the amount by which

(a) “cash and cash equivalents,” “accounts receivable,” “receivable from affiliate, net,” “escrow deposits held by lenders,” “prepaid expenses and other assets,” and “effective rent receivable,” (but any “accounts receivable” in excess of 30 days past due are excluded) exceed

(b) “accounts payable and accrued expenses,” “payable to affiliates,” and “prepaid rent, security deposits and other,” all as reflected on the Partnership’s consolidated balance sheet and determined in accordance with GAAP by a national, independent accounting firm to be agreed upon by the Partnership and HRPT as of the close of business on the last day of the calendar month immediately preceding the closing date of the merger, minus

(2) the sum of

(a) the Partnership’s costs of completing the merger and related transactions,

(b) estimated taxes payable by the Partnership after the closing of the merger,

(c) $4,573,472, representing unaccrued real estate brokerage fees, “tenant inducements,” “free rent” and other amounts due from the landlord under any Partnership lease,

(d) the estimated cost required to remedy or remove any defects identified by HRPT, to the extent the Partnership has not then remedied or removed those defects and paid all costs in connection with them, and

(e) the aggregate exercise price of all unit options exercised after April 16, 2004.

      In each case unless reflected on the books of the Partnership on or prior to the date the working capital adjustment is determined as “accounts payable and accrued expenses” or “payable to affiliates.”

      In determining net working capital, certain real estate brokerage fees, “tenant inducements,” “free rent” and other amounts due from the landlord under any Partnership lease entered into after the date of the merger agreement with the prior written consent of HRPT are excluded. The Partnership’s indebtedness is estimated to be approximately $162,685,000 at June 30, 2004, without taking into account any costs under clause (d) above.

      The following formula shows how the calculation is made:

Price per unit =	(91.5% × ($250,000,000± working capital adjustment)) + $769,500
-------------------------------------------
1,593,948 + units issuable upon exercise of

options outstanding immediately prior to the

effective time of the merger

      If no working capital adjustment is required and there is no change in the number of outstanding units or options, then each unit would be entitled to receive approximately $138.37. The amount of any negative adjustment to which unitholders will be subject is limited. The lowest amount that unitholders will be entitled to receive will be $135.61 per unit. However, the paying agent will deduct from the per unit price any amounts required to satisfy any withholding taxes. Also, because a putative class action lawsuit has been filed in the Delaware Court of Chancery and may be deemed to have conferred a benefit on the prospective members of the putative class, this amount also may be reduced by any attorneys’ fees or other amounts that the Court orders to be withheld from the amount paid to unitholders. The Court has not yet determined whether any amounts will be withheld or the extent of any such withholding. Hallwood Group has agreed to bear any costs that would have otherwise resulted in a greater negative adjustment and also to have the consideration payable to Hallwood Group pursuant to the purchase agreement with respect to its units reduced by its pro rata share of any attorneys’ fees or other amounts awarded by the Court to class counsel, even though Hallwood Group and its affiliates are not members of the putative class for whose benefit the litigation was purportedly commenced.

Background of the Merger

      In March 2003, High River Limited Partnership, an affiliate of Carl Icahn, purchased 235,000 units of the Partnership from Gotham Partners for $80 per unit, plus certain additional consideration if High River sells those units during a three-year period for consideration in excess of a specified amount. In May 2003, High River commenced a tender offer for the Partnership’s units, offering a price of $100 per unit. In response to the tender offer, the Board engaged Morgan Stanley in May 2003 to act as the Partnership’s financial advisor and to assist the Board with respect to its evaluation of the tender offer and to provide financial advice and assistance in connection with the tender offer.

      At a Board meeting held on May 13, 2003, Morgan Stanley presented to the Board its financial analyses of the tender offer and rendered its opinion that, as of that date, and subject to and based on the assumptions and other considerations set forth in its written opinion, the consideration offered in the High River tender offer was inadequate from a financial point of view to the holders of the units (other than High River and its affiliates). After discussion with the Partnership’s senior management and its outside legal and financial advisors, the Board unanimously determined, among other things, that the offer was inadequate and not in the best interests of unitholders and recommended that the unitholders reject the tender offer.

      In connection with making the tender offer, High River filed a lawsuit in the Delaware Court of Chancery challenging the Partnership’s unit purchase rights agreement (the “rights agreement”). High River claimed in the suit that the Partnership had wrongfully utilized the rights agreement to prevent High River and other third parties from purchasing 15% or more of the units of the Partnership, while at the same time exempting the general partner and its affiliates and subsidiaries from the provisions of the rights agreement. High River asserted that if the defendants made additional purchases of units, they could render removal of the general partner pursuant to the two-thirds removal provision of the partnership agreement impossible, thereby impeding or preventing the High River tender offer. High River also claimed that the defendants wrongfully refused to redeem the rights and thereby frustrated High River’s tender offer. The High River complaint, as amended, seeks as relief an order redeeming the rights, preventing defendants from treating the general partner as exempt from or otherwise not subject to the definition of acquiring person under the rights agreement, or, alternatively, preventing defendants from treating High River as an acquiring person under the rights agreement or applying the rights agreement to the High River tender offer.

      On April 28, 2003, a putative class action lawsuit was filed by several purported unitholders in the Delaware Court of Chancery against the general partner, its directors and the Partnership as nominal defendant. The action asserts that in allegedly refusing to consider the High River tender offer, the defendants are not acting in good faith and are deriving an improper personal benefit in impeding a potential removal of the general partner or a sale of control of the Partnership, in breach of their fiduciary duties and their duties under the partnership agreement. The action further asserts that the Partnership’s Schedule 14D-9 issued in response to the High River tender offer fails to disclose material information relating to the general partner’s recommendation regarding the offer. The plaintiffs in the class action lawsuit sought as relief an order requiring the general partner to consider the High River tender offer, an order preventing the general partner or its affiliates from acquiring units or otherwise improperly entrenching the general partner or impeding a transaction that would maximize value for the public unitholders, an order directing the defendants to use the rights agreement fairly and disclose all material information in connection with the tender offer and the general partner’s recommendations and conclusions with respect thereto, and damages. The putative class action was coordinated with High River’s action for discovery and trial purposes. A preliminary injunction hearing was held in connection with the coordinated actions before the Court of Chancery on June 24, 2003. Following the hearing, the Court declined to enter a preliminary injunction because of disputed issues of fact and scheduled a trial for August 4, 2003. The trial was subsequently postponed. Discovery in the Delaware actions proceeded through the summer and fall.

      In July, the Partnership sent a letter to Mr. Icahn indicating that the Partnership would discuss High River’s offer further if certain conditions were met, including High River’s making an adequate offer for the units and stating its intention with respect to the treatment of non-tendering unitholders. Although High River sent a letter in response to the letter from the Partnership, at a meeting on July 9, 2003, the Board determined that High River’s letter did not address the Partnership’s concerns and that there was no basis to conduct negotiations with High River at that time, but that the Board would be open to discussions with High River should High River address the Board’s concerns. At that meeting, the Board also authorized management to pursue discussions with representatives of Morgan Stanley regarding its advice concerning possible alternatives to the tender offer.

      On July 14, 2003, Morgan Stanley made a presentation to the Board regarding alternatives to the tender offer. The Board authorized Morgan Stanley to continue its evaluation of potential alternatives to the tender offer and to initiate discussions with parties that Morgan Stanley believed might be interested in participating in transactions that would be in the best interest of the unitholders. On July 21, 2003, the Partnership disclosed that it had authorized Morgan Stanley to continue its evaluation of potential alternatives to the tender offer, including initiating discussions with prospective parties interested in participating in a transaction with the Partnership.

      On July 22, 2003, to provide employees with an incentive to continue employment on behalf of the Partnership through the completion of any transaction, the audit committee of the Board approved a severance policy for nonmanagement employees of the general partner and HCRE who perform services for the Partnership, and determined to consider further whether to enter into severance arrangements with the management employees of those entities.

      On July 29, 2003, High River announced a purported proposal to purchase the Partnership in a merger transaction for an aggregate purchase price of $222 million, subject to existing debt, which High River stated would result in a value of approximately $132.50 per unit to the holders, assuming an allocation of 1% of the proceeds to the general partner. The purported merger offer was expressly subject to several conditions, including there being no severance or termination arrangements in place. High River’s press release also noted that the proposal was being made without the benefit of due diligence and was subject to negotiation of a merger agreement. On August 1, 2003, the Board met to discuss High River’s press release of July 29, 2003. The Board was advised by its outside advisers that High River had not provided sufficient details of the purported merger proposal to permit the Board to take any action with respect to the proposal. In the absence of such details, based on the advice of its outside advisers, the Board determined that it would be appropriate to respond to High River’s announcement by inviting High River to participate in the marketing process being conducted by the Partnership, with the assistance of Morgan Stanley, so long as High River would participate on confidentiality and standstill terms similar to those agreed to by other potential bidders. After a review and discussion of the marketing process, the Board authorized, and the Partnership subsequently sent, a letter to Mr. Icahn indicating that the Partnership had engaged Morgan Stanley to initiate discussions with parties interested in participating in a transaction with the Partnership and informed Mr. Icahn that if he was interested in participating in that process, he should contact Morgan Stanley.

      On August 19, 2003, High River issued a press release announcing that it was increasing the purchase price of the units in the tender offer to $120 per unit and adding additional conditions, including a condition that a sufficient number of units be tendered so that High River, upon completion of its tender offer, would own at least two-thirds of the outstanding units and a condition that there be no severance or termination arrangements in place. On August 22, 2003, High River sent a letter to Morgan Stanley indicating that the terms of a proposed confidentiality agreement Morgan Stanley had sent to High River were not acceptable to High River. High River’s letter indicated that it was unwilling to participate in the marketing process unless the Partnership committed to be sold by a date certain to the highest bidder.

      The Board met on August 22, 2003 to discuss High River’s latest offer and the status of the marketing process. Morgan Stanley advised the Board that Morgan Stanley had identified more than 80 potential bidders that might be interested in pursuing a transaction with the Partnership and, after preliminary discussions, had invited approximately 40 of those entities to receive additional information concerning the Partnership after signing confidentiality agreements. At that time approximately 15 of those potential bidders had then signed and returned confidentiality agreements and received additional information about the Partnership. Morgan Stanley also advised the Board on the status of the correspondence with High River concerning High River’s participation in the marketing process, stating that High River had thus far declined to participate in the process on terms similar to those on which other potential bidders were participating.

      The Board met again on August 28, 2003 to consider and make a recommendation to the unitholders with respect to High River’s latest tender offer to purchase units at a price of $120 per unit. Outside counsel advised the Board concerning certain legal aspects of the amended offer and Morgan Stanley presented its financial analyses and rendered its opinion that, as of August 28, 2003 and subject to and based on the assumptions and other considerations set forth in its written opinion, that the consideration to be received by the holders of units pursuant to the amended offer was inadequate from a financial point of view to such holders (other than High River and its affiliates). After further discussion with the Partnership’s senior management and its outside legal and financial advisors, the Board unanimously determined, among other things, that High River’s offer was inadequate and not in the best interests of unitholders and recommended that the unitholders reject the amended tender offer.

      On October 2, 2003, the Board held a meeting by telephone to receive an update on the status of discussions with potential acquirers identified by Morgan Stanley. Potential bidders had been requested to submit initial proposals by September 30, 2003. Four proposals had been received as of the date of the meeting, including a proposal from HRPT and the tender offer by High River. Representatives of Morgan Stanley reviewed with the Board in detail each of the proposals that had been received in response to Morgan Stanley’s request. Morgan Stanley noted that each of the proposals reviewed at the meeting, other than the High River tender offer, was for a price for the units that was in excess of the purported price stated in High River’s announcement of a merger proposal, of which the Board had previously been informed. Representatives of Morgan Stanley stated that Morgan Stanley had also been in communication with other potential bidders who had indicated that they intended to submit proposals in the next few days. Representatives of Morgan Stanley recommended that the Partnership encourage the potential bidders who had not yet submitted proposals to do so and then review in detail all of the proposals received to determine how to obtain the maximum value for the Partnership, which would depend on the identity of the bidders and the nature of the proposals received.

      At the October 2, 2003 meeting, the Board also discussed the issue that, to the extent that any of the proposals created a potential conflict of interest between the general partner and its affiliates on the one hand, and the unitholders (other than Hallwood Group and its affiliates), on the other hand, the audit committee, consisting of Alan Crisp, William Forsyth, Hamilton Schrauff and Edward Story, all of whom are outside directors of the Board, should be involved in the resolution of any potential conflicts. It was noted that, as requested by the letter from Morgan Stanley to potential bidders, certain of the bidders had indicated a proposed allocation of the transaction consideration between the general partner and the unitholders. The Board also discussed that the audit committee should consider engaging an investment banker as an advisor, in addition to the outside legal counsel that the audit committee had previously retained, to advise the audit committee with respect to such an allocation.

      On October 7 and 8, 2003, a trial in the two coordinated actions discussed above was held in the Delaware Court of Chancery. Following trial, the Delaware Court of Chancery deferred decision, and discovery in both actions continued. The Court has since held several status conferences relating to these matters.

      On October 23, 2003, the audit committee engaged Lehman Brothers as its financial advisor to assist it in negotiations with Hallwood Group with respect to the audit committee’s determination of an appropriate allocation of the transaction consideration between the general partner and its affiliates on the one hand, and the unitholders, other than Hallwood Group and its affiliates, on the other hand. On October 24, 2003, the Board held a meeting by telephone to consider and approve resolutions specifying the relative responsibilities of the Board and the audit committee of the Board in connection with the consideration of alternatives for the Partnership. The Board authorized the audit committee to negotiate with representatives of Hallwood Group with respect to the allocation of the consideration to be paid between the general partner and its affiliates, on the one hand, and the unitholders, including Hallwood Group and its affiliates, on the other hand, and authorized and ratified the audit committee’s prior engagement of financial advisors and outside legal counsel, at the expense of the Partnership, to advise it in connection with its functions, to have access to the officers, employees and records of the general partner, the Partnership and its affiliates as the audit committee deemed relevant and to expend funds of the Partnership as it deemed necessary to perform its duties.

      Thereafter, members of the audit committee, its counsel and Lehman Brothers met frequently among themselves and from time to time with representatives of and outside counsel to Hallwood Group to negotiate the allocation of any transaction consideration between the unitholders (other than Hallwood Group and its affiliates), on the one hand, and the various interests in the Partnership held by Hallwood Group, including the general partner interest, on the other hand. The members of the audit committee and their advisors also were updated regularly and discussed frequently the status of the marketing process. Between October 23, 2003 and April 15, 2004, when it made its recommendation to the Board, the audit committee held 17 meetings with its independent counsel and Lehman Brothers. In those meetings the audit committee members received updates on the status of efforts to sell the Partnership. They also received information that would assist them in negotiating with Hallwood Group’s representatives and planned their negotiating strategy.

      The efforts to sell the Partnership proceeded on a parallel track with the negotiations over the allocation of consideration. At a November 14, 2003 Board meeting, representatives of Morgan Stanley provided an update on the status of the second round of bid proposals received. The Morgan Stanley representatives noted that each of the remaining bidders had reduced its bid for the Partnership and discussed with the directors the reasons Morgan Stanley believed the bidders had provided for these reductions. Morgan Stanley also noted that each of the bids might be subject to further reduction for various reasons, which were explained to the directors. The directors and their advisors then discussed the alternatives available to the Partnership. The Board directed Morgan Stanley to communicate with two of the bidders, including HRPT, and to request that they reconsider their bids and submit revised proposals at higher prices. In addition, it was the consensus of the Board that Morgan Stanley should again approach High River and encourage it to participate in the bidding, subject to High River agreeing to enter into a confidentiality agreement that would be revised to further reduce the length of the proposed standstill period that would apply to High River. Based upon the approval and recommendation of the audit committee, and in order to provide an incentive to management to remain with the general partner and HCRE (which provide necessary services to the Partnership) through the completion of a transaction, the Board also approved the Executive Incentive and Retention Plan providing that certain individuals would be entitled to receive one year’s compensation and payments intended to be equal to the costs of their continued medical and other insurance premiums for 18 months after completion of a transaction.

      During November and December 2003, representatives of Morgan Stanley corresponded and then met in person with Mr. Icahn and his representatives concerning whether Mr. Icahn was interested in participating in the bidding process. Mr. Icahn responded that he was not willing to enter into a confidentiality and standstill agreement on the terms that were proposed by Morgan Stanley, but would be willing to enter into a merger agreement upon the terms contained in High River’s merger proposal that would be subject to High River being satisfied with due diligence and that would require the Partnership to pay a termination fee if the Partnership decided to accept a superior offer. Mr. Icahn also suggested that, alternatively, he would consider entering into a confidentiality and standstill agreement if the Partnership’s rights agreement were to be terminated or if the Partnership would effectively commit to a sale of the Partnership to the highest bidder by a particular date.

      The Board met again on December 2, 2003, at which time Morgan Stanley updated the Board on the meeting with Mr. Icahn and his representatives. The Board did not feel it was advisable to, and Morgan Stanley also advised that, in its view, it would not be advisable for the Board, to enter into a merger agreement on the terms proposed by Mr. Icahn or to commit to sell the Partnership by a date certain on unknown terms, as had been requested by Mr. Icahn. Morgan Stanley also stated that Mr. Icahn had acknowledged during the meeting that he had not done any particular due diligence and that he was behind other bidders in that regard. Morgan Stanley also provided an update on the status of discussions with the two bidders that had been requested to reconsider their bids. Morgan Stanley noted that it had been engaged in ongoing discussions with the two bidders, including efforts to encourage them to improve the terms of their proposals. Morgan Stanley then discussed at length Morgan Stanley’s quantitative comparison of the two proposals and changes that had been made to those proposals since November 14, 2003. Morgan Stanley recommended postponing any definitive decision on which proposal to accept pending further discussions with one of the bidders.

      On December 13, 2003, the Board met to discuss the status of the negotiations. Representatives of Morgan Stanley provided an update on the status of discussions with the two primary bidders. Morgan Stanley noted that certain terms in one of the bids had been improved, thereby making that revised bid economically superior to the bid by HRPT, which was the other bid under consideration. The revised bid from the other bidder proposed the acquisition of all of the interests in the Partnership at an aggregate price of $248 million, subject to adjustment. Morgan Stanley advised the Board of its prior discussions with the party making the superior bid regarding certain other changes to its offer that the Board had directed Morgan Stanley to address. Morgan Stanley informed the Board that the bidder had agreed in principle to all of those points. Morgan Stanley then made a presentation analyzing the differences between the competing bids and discussed certain factors that Morgan Stanley believed made it more likely that the party making the superior offer would be motivated to consummate a transaction. Based on the discussions with Morgan Stanley and the Partnership’s legal advisors, the Board authorized the Partnership to enter into an agreement in which the Partnership would agree to negotiate exclusively with that bidder for a 30 business-day period.

      The Partnership and that bidder signed an exclusivity letter effective January 5, 2004. The exclusivity letter provided for a 30 business-day period in which the Partnership would negotiate exclusively with the other bidder, but would have permitted the Partnership to furnish information and enter into negotiations in response to a bona fide takeover proposal if the Board determined, after consultation with its outside counsel and independent financial advisers, that such action was required by applicable law. Pursuant to the exclusivity letter, the Partnership agreed to reimburse the other bidder for 75% of its out-of-pocket expenses incurred by it in connection with its due diligence, up to $875,000, if the parties did not enter into a definitive acquisition agreement. From early January through the first two weeks of March, management, its advisors and the bidder and its advisors exchanged drafts of a merger agreement and purchase agreement and discussed various issues concerning the agreements in an attempt to reach a definitive agreement. In addition during this period, the bidder and its counsel conducted an extensive review of the Partnership and its assets and liabilities. In the course of these discussions the Board agreed to extend the exclusivity period to March 15, 2004.

      On February 10, 2004, plaintiffs in the putative class action moved to amend their complaint to add claims challenging the potential allocation of consideration between Hallwood Group and its affiliates on the one hand, and the public unitholders on the other, that would result upon the sale or merger of the Partnership, by alleging that Hallwood Group and its principal shareholder had breached their fiduciary duties by demanding more than 1% of the merger consideration. On February 11, 2004, the Court granted class plaintiffs’ motion to amend their complaint to add these claims

      During the latter half of March, after the exclusivity period had expired, the bidder advised the Partnership that the bidder believed that a number of factors should be taken into account that would have the effect of lowering the purchase price to $228 million. The factors cited by the bidder included the bidder’s belief that the income of the Partnership would not be as much as budgeted, that the costs of completing the merger would be more than budgeted, that certain structural repairs to the Partnership’s properties were required, and that the bidder disagreed with the Partnership’s position as to certain components included in the proposed $248 million purchase price. With the concurrence of the Board and the audit committee, management informed the bidder that the proposed adjustments were not acceptable and, over the course of several discussions, the bidder indicated that it would be willing to pay an aggregate of $236.5 million and requested that the Partnership again extend the period during which it would agree to negotiate exclusively with that bidder. In light of these developments, Lehman Brothers advised the audit committee that further consideration of the allocation be deferred until a more definitive and satisfactory bid was obtained.

      Also, in light of these developments, representatives of Morgan Stanley contacted HRPT to determine if HRPT would be interested in continuing discussions regarding a transaction on terms that the parties had previously discussed. HRPT expressed an interest in resuming discussions and informed Morgan Stanley that, based on the current real estate market, HRPT believed that it might be prepared to offer a purchase price of approximately $250 million, subject to due diligence and to adjustment for certain items. At a meeting on March 29, 2004, the Board authorized management to continue to engage in discussions with both HRPT and the other bidding party, but not to grant exclusivity to any party. On April 6, 2004, the Board met again and received another update on the status of discussions with both HRPT and the other bidder. In a meeting with management on April 1, 2004, the other bidder had indicated that the maximum price that it would be able to offer would be $238 million. Management informed the bidder that management would convey that offer to the Board, but could not recommend a transaction at that price. The Board was also informed that discussions with HRPT had continued and that HRPT had indicated that it still believed it could offer a price of

$250 million. Because HRPT had not had an extended period to complete its review of the Partnership, the price offered by HRPT would be subject to adjustment in the event that the Partnership’s working capital position (net of debt) differed from that budgeted or if unexpected repairs were required to be made to the Partnership’s properties.

      Concurrently with the efforts to find a buyer for the Partnership, the audit committee and Hallwood Group negotiated the allocation, between the unitholders (other than the general partner and its affiliates), on the one hand, and the general partner and its affiliates, on the other hand, of the total consideration to be paid for the Partnership. Between November 5, 2003 and April 14, 2004, Lehman Brothers, its counsel and the audit committee’s counsel had five negotiating sessions with representatives and principals of Hallwood Group regarding the allocation of the total consideration to be paid for the Partnership. Members of the audit committee were active participants in some of those negotiations. In the initial negotiating sessions, Hallwood Group’s representatives presented a framework for valuation of the general partner’s interest, with examples of transactions they believed were comparable, that implied a valuation of $34 million to $48 million for the general partner’s interest. Lehman Brothers, on behalf of the audit committee, took the position that it was premature to reach any agreement on allocation or a valuation framework, but indicated its belief that the value of the general partner’s interest was substantially less than the suggested range.

      Two subsequent negotiation sessions and other discussions of the valuation framework and principles for allocation of the total consideration resulted in Hallwood Group’s representatives proposing an allocation that would have resulted in payments of approximately $125 per unit for public unitholders and $30.9 million total consideration for the general partner’s interest, representing 13% of the adjusted equity value of the then anticipated total consideration for the Partnership. At that point, in mid-December 2003, based on the recommendation of Lehman Brothers, the audit committee decided that further negotiations of the allocation would not be fruitful until Hallwood Group showed a willingness to offer a higher level of consideration to the unitholders and to accept a lower percentage of the total consideration.

      In an effort to rekindle negotiations of the allocation, the audit committee authorized Lehman Brothers to make a proposal to Hallwood Group in mid-January 2004. At a negotiation session in New York on January 13, 2004, Lehman Brothers proposed, on behalf of the audit committee, a minimum allocation of $135.00 per unit to the public unitholders, which implied an allocation of $14.3 million for the general partner’s interest (representing 6% of the adjusted equity value of the then anticipated total consideration), with the parties to share any increases in the total consideration as the result of further marketing efforts. Hallwood Group did not respond to this counteroffer.

      After several weeks without further discussions, the parties decided that it might be useful for one or two members of the audit committee to have direct discussions with principals of the Hallwood Group. On February 10, 2004, a negotiating session was held in London, England, in which the only participants were audit committee members Alan Crisp and Edward Story, on behalf of the audit committee, and Anthony Gumbiner, Chairman and CEO of Hallwood Group. Mr. Gumbiner initially took the position that Hallwood Group would not be willing to accept an allocation for the general partner interest that was less than 9% of the total consideration. After a lengthy discussion, Mr. Gumbiner stated that Hallwood Group would be willing to accept an allocation of 8.5% of the total consideration. Messrs. Crisp and Story stated that they would present this proposal to the audit committee, but indicated that the committee’s willingness to accept the proposal would likely be subject to the overall consideration being sufficient to result in public unitholders receiving at least $135 per unit and receipt of fairness and reasonableness opinions from Lehman Brothers. They also indicated that final agreement on the allocation would have to await more definitive results from the efforts to sell the Partnership.

      On April 14, 2004, a telephonic negotiating session with respect to the allocation took place among counsel for Hallwood Group, counsel for the audit committee, representatives of Lehman Brothers and Lehman Brothers’ counsel. Hallwood Group’s representatives also advised the audit committee that as a result of recent developments in the negotiation of the merger agreement, Hallwood Group’s representatives had been requested to bear the cost of certain post-transaction activities that were estimated to be approximately $550,000. Hallwood Group requested that these costs be borne by the Partnership rather than by Hallwood

Group. In the ensuing negotiations, the audit committee’s representatives sought to have Hallwood Group agree to assume the potential obligation to bear the full cost of any negative adjustments in the price in excess of $550,000 being paid under the merger agreement.

      On April 15, 2004, the audit committee again met to discuss Hallwood Group’s position with respect to the allocation of the consideration between the unitholders, including Hallwood Group and its affiliates on the one hand, and the general partner and its affiliates, on the other hand. As a result of the previous negotiations, the audit committee and Hallwood Group had agreed in principle that the aggregate price to be received in the transaction would be allocated 91.5% to the unitholders, including Hallwood Group’s subsidiary as a unitholder, and 8.5% to Hallwood Group in consideration for Hallwood Group’s transfer of its general partner interest and other interests in the Partnership, subject to definitive agreement on a satisfactory aggregate sale price and to receipt of Lehman Brothers’ opinion. During the course of this April 15 meeting, the audit committee, in consultation with Lehman Brothers, determined to repeat its request that Hallwood Group bear the full amount of any negative adjustment in the aggregate purchase price in excess of $550,000.

      Representatives of Lehman Brothers made a presentation to the audit committee discussing their analysis of the proposed allocation and orally delivered Lehman Brothers’ opinion, that (1) the consideration to be received pursuant to the merger agreement by the holders of units (other than the general partner and its affiliates), taking into account the consideration received by or otherwise allocated to the general partner or its affiliates, on the one hand, and the holders of the units (other than the general partner and its affiliates as holders of units), on the other hand, is fair, from a financial point of view, to the holders of units of the Partnership (other than the general partner and its affiliates), and (2) the allocation of the total consideration between the general partner and its affiliates, on the one hand, and the unitholders (other than the general partner and its affiliates as holders of units), on the other hand, pursuant to the merger agreement and the purchase agreement was reasonable to the unitholders (other than the general partner and its affiliates). Based on Lehman Brothers’ opinion, and conditioned on Hallwood Group agreeing to be responsible for some level of purchase price reductions, the audit committee approved the allocation and the consideration as described above and recommended the merger agreement and the purchase agreement to the Board for approval. Lehman Brothers later delivered its written opinion confirming the matters it had discussed in the April 15, 2004 audit committee meeting.

      In addition, the audit committee approved an amendment and restatement of the Partnership’s Executive Retention and Incentive Plan, and approved and recommended to the Board the amendment of the Partnership’s rights agreement in connection with the merger, the cancellation of the outstanding options pursuant to option cancellation agreements with certain officers of the general partner and HCRE (as required by the merger agreement) and the extension of the termination date of the management agreements described below.

      After the audit committee meeting, members of the audit committee and its advisors held several discussions by telephone with representatives of the Hallwood Group and its advisors to discuss the proposed allocation and related matters. The audit committee discussed with Hallwood Group its request that Hallwood Group bear the full amount of any negative adjustment in the aggregate purchase price in excess of $550,000. The members of the audit committee, Hallwood Group and their representatives also discussed the manner in which attorneys’ fees and expenses of the plaintiffs in the putative class action would be paid. After further negotiation, Hallwood Group agreed to bear the full amount of any negative adjustment greater than $5 million, and that Hallwood Group would also be responsible for a share of the attorneys’ fees and expenses of the putative class in proportion to Hallwood Group’s unit ownership, even though Hallwood Group and its affiliates are not members of the putative class for whose purported benefit the litigation was commenced. Following the discussions with Hallwood Group and its advisors, the audit committee reconvened and after further discussion, re-adopted the resolutions it had approved earlier that day concerning the allocation and its recommendation of the merger agreement and purchase agreement to the Board for approval, subject to the understanding that the merger agreement and the purchase agreement would be revised to reflect the agreements reached with the Hallwood Group. The audit committee also re-adopted the resolutions it had approved earlier that day concerning the incentive plan, the rights agreement, and the unit options.

      Also on April 15, 2004, the Board met to discuss the HRPT offer on the terms described above and the terms of the proposed merger agreement and the purchase agreement. Representatives of Morgan Stanley summarized for the Board the marketing efforts that had been undertaken by Morgan Stanley, including that Morgan Stanley had contacted 88 potential bidders regarding their interest in the Partnership, had sent confidentiality letters to 55 potential bidders, of which 32 were signed and returned, had distributed an offering memorandum to 31 potential bidders, had sent initial bid instructions to 26 of those potential bidders, and had received initial indications of interest from six bidders. Further information was provided to four of the bidders, three of which had conducted reviews of the Partnership’s properties. The Morgan Stanley representatives also presented to the Board a summary of Morgan Stanley’s financial analyses relating to the proposed transaction and expressed Morgan Stanley’s opinion that, as of the date of its opinion, the consideration to be paid to holders of the limited and general partnership interests of the Partnership pursuant to the merger agreement and the purchase agreement and the merger was fair from a financial point of view to those holders. Morgan Stanley later delivered a written opinion confirming the oral statements made at the Board meeting. The meeting was adjourned twice in order to facilitate the discussions between the audit committee and representatives of the Hallwood Group described above. Following discussions between the audit committee and Hallwood Group and the audit committee’s action to re-adopt the resolutions it had approved earlier in the day, the Board meeting reconvened and the audit committee reported that it had approved the terms of the allocation of consideration. Also reported that it had approved the terms of the allocation of consideration. Following a continued discussion of the terms of the merger agreement and the purchase agreement, the Board unanimously determined that the merger agreement and the purchase agreement were fair to the unitholders of the Partnership, approved the terms of the merger agreement and purchase agreement and resolved to recommend that the unitholders approve and adopt the merger agreement and the merger.

      The Board also approved an amendment to the rights agreement, to provide that HRPT would not become an “acquiring person” and no “distribution date” would occur under the rights agreement as a result of executing the merger agreement or the purchase agreement and that the rights agreement would terminate on the effective date of the merger.

      After approval by the Board of the merger agreement and the purchase agreement, the Partnership and the general partner entered into the merger agreement with HRPT and a subsidiary of HRPT. Concurrently with the execution of the merger agreement, HRPT, the general partner, Hallwood Group and the real estate subsidiaries of Hallwood Group entered into a purchase agreement. The merger agreement, the purchase agreement and the amendment to the rights agreement were executed and publicly announced on April 16, 2004.

      On May 11, 2004, the parties amended the merger agreement and the purchase agreement to correct inadvertent inconsistencies in the provisions of the agreements relating to the calculation of the merger consideration and to make other technical changes. In addition, the merger agreement was revised to reflect that certain costs for leases entered into by the Partnership with the consent of HRPT will not affect the purchase price.

Recommendations of the Board; Reasons for the Merger

      As discussed above under “— Background of the Merger,” the Board unanimously approved the merger agreement and the merger and determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, our unitholders. The Board recommends that you vote FOR the approval of the merger proposal.

      In reaching its conclusions, the Board consulted with our management and the financial and legal advisors to the Board, drew on its knowledge of our business, operations, properties, assets, financial condition, operating results, historical public unit trading prices and prospects and considered the following factors, each of which, in the opinion of the Board, supported the approval and recommendation that the unitholders approve the merger:

•	Morgan Stanley’s opinion to the Board to the effect that the consideration to be received by holders of the limited and general partnership interests of the Partnership pursuant to the merger agreement and the purchase agreement is fair from a financial point of view to those holders;

•	The recommendation of the audit committee, based, among other things, on the opinion of Lehman Brothers to the effect that (1) the consideration to be received pursuant to the merger agreement by the holders of units (other than the general partner and its affiliates), taking into account the consideration received by or otherwise allocated to the general partner or its affiliates, on the one hand, and the holders of the units (other than the general partner and its affiliates as holders of units), on the other hand, pursuant to the merger agreement and the purchase agreement is fair, from a financial point of view, to the holders of units of the Partnership (other than the general partner and its affiliates), and (2) the allocation of the total consideration between the general partner and its affiliates, on the one hand, and the holders of the units (other than the general partner and its affiliates as holders of units), on the other hand, is reasonable to the holders of units (other than the general partner and its affiliates);

•	The facts that (1) the Partnership had publicly announced in July 2003 that Morgan Stanley had been authorized to initiate discussions with parties it believed might be interested in pursuing a transaction with the Partnership, (2) the Partnership, with the assistance of Morgan Stanley, conducted an active market exploration process lasting several months, (3) several prospective acquirors conducted due diligence and submitted expressions of interest or bids for an acquisition of the Partnership, and (4) the Board had concluded that the written expressions of interest considered by the Board and the subsequent substantial negotiations with HRPT and another bidder demonstrate that the final proposal by HRPT is the best offer received, taking into account both price and the likelihood of completing the transaction;

•	The terms and conditions of the merger agreement, particularly the provisions giving the Board the right, subject to certain conditions, to modify or withdraw its recommendation and to terminate the merger agreement and pursue a superior takeover proposal, if available;

•	The consideration to be received by the holders of our units in the merger, which represents a premium of approximately 14% over the trading price of the units immediately before the announcement of the merger agreement and 15% over the $120 per unit price announced in High River’s tender offer; and

•	The fact that the merger is subject to the approval of our unitholders and our unitholders have the option to reject the merger.

      The Board considered whether other alternatives, including continuing to operate the Partnership, liquidating the Partnership, or recommending that unitholders accept the High River tender offer, might be more attractive to the Partnership’s partners, but based in part on Morgan Stanley’s opinion to the Board, determined that the merger was likely to lead to a more desirable result than other alternatives.

      In addition, the Board considered the following factors, which it considered negative:

•	The merger consideration does not necessarily reflect the price that unitholders would receive in the open market for their units currently or in the future. Those prices could be higher than the per unit merger consideration. The long-term value of the units may be higher than the per unit merger consideration and it could be to the unitholders’ advantage to retain the units;

•	Although the Board believes the merger is fair to our unitholders, it is possible that another transaction could be accomplished that would result in the holders of units at that time receiving a higher price. For example, although the Partnership has no current plans to liquidate, the actual proceeds per unit that may be obtained from any liquidation of the Partnership could be higher or lower than the per unit merger consideration; accordingly, the unitholders might receive a larger amount if the merger is not approved and they hold their units and receive proceeds from a liquidation of the Partnership;

•	The sale of units for cash will be a taxable sale, with the result that unitholders will recognize taxable gain or loss measured by the difference between the amount realized on the sale and the adjusted tax basis in the units;

•	The Partnership has been and will be required to expend the funds and management time necessary to negotiate the merger agreement, solicit proxies for the special meeting and comply with information requests from HRPT, whether or not the transactions are completed. Furthermore, if the merger agreement is terminated, the Partnership may be required to reimburse HRPT for expenses of up to $2 million or pay HRPT a termination fee of $10 million, plus up to $750,000 of HRPT’s expenses, under certain circumstances; and

•	The agreement to pay $875,000 to the other bidder as a reimbursement of its expenses incurred in connection with reviewing the Partnership.

      In addition, the Board believes that sufficient procedural safeguards to ensure fairness of the transaction and to permit our Board to effectively represent the interests of our unitholders were present, including:

•	The experience of the members of the Board;

•	The retention of Morgan Stanley to provide a fairness opinion with respect to the fairness from a financial point of view of the aggregate consideration to be paid pursuant to the merger agreement and the purchase agreement;

•	The fact that the audit committee, consisting of Alan Crisp, William Forsyth, Hamilton Schrauff and Edward Story, all of whom are outside members of the Board, actively negotiated with Hallwood Group the allocation of the consideration to be received by the general partner and its affiliates, on the one hand, and the unitholders (other than Hallwood Group and its affiliates), on the other hand, and recommended the allocation to the Board;

•	The retention of Lehman Brothers by the audit committee, to provide a fairness opinion with respect to the consideration to be received pursuant to the merger agreement by our unitholders (other than the general partner and its affiliates), on the one hand, and the general partner and its affiliates, on the other hand, and an opinion with respect to the reasonableness of the allocation of the total consideration paid pursuant to the merger agreement and the purchase agreement between the unitholders (other than the general partner and its affiliates), on the one hand, and the general partner and its affiliates, on the other hand;

•	The retention of independent legal counsel to advise the audit committee of the Board and assist the audit committee in evaluating the transactions; and

•	The fact that the merger consideration and other terms and conditions of the merger agreement resulted from good faith, arm’s-length negotiations between the Board and HRPT.

      After considering these factors, the Board determined that the merger, which will allow all of our unitholders to convert their investment to cash, represented the best strategic alternative for our unitholders.

      The above discussion of the information and factors considered by our Board is not meant to be all-inclusive, but includes all material factors considered by our Board as part of the determination that the merger agreement and the merger are fair to, and in the best interests of, the Partnership and our unitholders and the recommendation that our unitholders approve and adopt the merger agreement and the merger. While the Board relied upon and adopted the analysis and conclusions of Morgan Stanley, and the audit committee relied upon and adopted the analysis and conclusions of Lehman Brothers, as described in “— Opinions of the Financial Advisors,” the Board also considered the factors listed above in making the determination that the merger agreement and the merger are fair to, and in the best interests of, the Partnership and our unitholders. The Board did not assign relative weights or quantifiable values to those positive and negative factors. Rather, the decision of our Board was based on the subjective analysis by its members of those factors, including the analysis and conclusions of Morgan Stanley and the recommendation of the audit committee. The Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it.

Opinions of the Financial Advisors

Opinion of Morgan Stanley & Co. Incorporated

      The Board retained Morgan Stanley to render a financial opinion in connection with the merger. The general partner selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation. On April 15, 2004, Morgan Stanley delivered an oral opinion, subsequently confirmed in writing as of the same date, to the Board that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by the holders of the limited and general partnership interests of the Partnership pursuant to the merger agreement and the purchase agreement is fair, from a financial point of view, to such holders.

      THE FULL TEXT OF MORGAN STANLEY’S WRITTEN OPINION, DATED AS OF APRIL 15, 2004 WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN RENDERING THE OPINION, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. THE HOLDERS OF THE PARTNERSHIP’S UNITS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY’S OPINION IS DIRECTED TO THE BOARD, ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF THE PARTNERSHIP’S LIMITED AND GENERAL PARTNER INTERESTS IN THE MERGER AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY UNITHOLDER OF THE PARTNERSHIP AS TO HOW TO VOTE AT THE SPECIAL MEETING. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

      In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of the Partnership;

•	reviewed due diligence materials including internal materials related to the historical and expected future financial performance of the Partnership, the leasing profile and physical characteristics of the assets and other financial and operating data concerning the Partnership prepared by the management of the Partnership;

•	reviewed certain financial projections prepared by the management of the Partnership, including Argus models;

•	compiled and reviewed third-party market information for all of the Partnership’s markets;

•	discussed the past and current operations, financial condition and prospects of the Partnership, including information relating to future strategic, financial and operational plans, with senior executives of the Partnership;

•	reviewed information related to the Partnership’s legal structure and other key documents including the Partnership’s limited partnership agreement and form of management agreement;

•	reviewed the reported prices and trading activity for the units;

•	compared the financial performance of the Partnership and the prices and trading activity of the units with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	reviewed the merger agreement, the purchase agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

      Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by the Partnership or its representatives for the purposes of its opinion. Morgan Stanley has further relied on the assurances of management that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. With respect to the financial projections, Morgan Stanley has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Partnership. Morgan Stanley did not undertake an independent verification of any of such information, and Morgan Stanley does not assume any responsibility or liability for the accuracy or completeness thereof. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Partnership, nor had Morgan Stanley been furnished with any such appraisals. Morgan Stanley’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, April 15, 2004.

      Morgan Stanley expressed no opinion as to the relative fairness of any portion of the consideration to holders of the limited and general partnership interests of the Partnership, or the relative fairness of the merger consideration or the consideration received pursuant to the purchase agreement.

      The following is a summary of certain factors considered and analyses performed by Morgan Stanley in connection with the preparation of its written opinion letter dated April 15, 2004. The summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Historical Unit Price

      Morgan Stanley noted that the closing price for units on the American Stock Exchange, over a 12-month period ending April 12, 2004 was between $81.00 and $130.50. Morgan Stanley did not consider this factor to be a valuation methodology, but included it in its presentation to provide context for the value estimates presented. For informational purposes. Morgan Stanley noted that this range would equal total equity of $135 million and $218 million, respectively, assuming 1.669 million fully-diluted aggregate units outstanding using the treasury method.

Comparable Companies Analysis

      Using publicly available information, Morgan Stanley performed an analysis of selected publicly traded companies that share some of the same characteristics of the Partnership. Morgan Stanley noted that the Partnership would need to take a number of steps to make it more comparable to these selected public companies, including regular cash distributions, structural changes and raising its Wall Street profile. Morgan Stanley focused on the following companies:

•	AmeriVest Properties Inc.

•	Bedford Property Investors, Inc.

•	Brandywine Realty Trust

•	Corporate Office Properties Trust Corporation

•	EastGroup Properties, Inc.

•	Glenborough Realty Trust Incorporated

•	Great Lakes REIT

•	HRPT Properties Trust

•	Koger Equity, Inc.

•	Mission West Properties, Inc.

•	Monmouth Real Estate Investment

•	Parkway Properties, Inc.

•	PS Business Parks, Inc.

•	Mission West Properties, Inc.

•	Monmouth Real Estate Investment

•	Parkway Properties, Inc.

•	PS Business Parks, Inc.

      Morgan Stanley reviewed financial information including the ratios of: (1) trading price to calendar year 2003 and forecasted 2004 funds from operations (“FFO”) multiples, (2) aggregate value to calendar year 2003 and forecasted 2004 earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples, (3) trading price to forecasted 2004 FFO to the sum of long-term FFO growth plus dividend yield (“total return”) multiples, and (4) trading premiums and discounts to net asset value (“NAV”). For the comparable companies, the forecasted FFO and EBITDA for 2004 and long-term FFO growth were based on a compilation of projections by securities research analysts. The tables below summarize these analyses as of April 12, 2004:

Comparable Companies	Low		High		Mean		Median

Price to 2003 FFO	7.6	x	16.9	x	11.2	x	11.0	x
Price to Forecasted 2004 FFO	7.9	x	13.3	x	10.7	x	10.5	x
Aggregate Value to 2003 EBITDA	11.3	x	15.9	x	13.3	x	13.2	x
Aggregate Value to Forecasted 2004 EBITDA	11.4	x	14.2	x	12.9	x	12.9	x
Price to Forecasted 2004 FFO to Total Return	0.60	x	1.30	x	0.89	x	0.86	x
Premium/ (Discount) to NAV	(8.5)%		50.6%		13.2%		10.9%

      Based upon Morgan Stanley’s review of the multiples of the comparable companies, as well as the comparability of their assets and businesses to those of the Partnership, and basing the Partnership’s forecasted FFO and EBITDA for 2004 as well as long-term FFO growth on management projections with additional assumptions of dividend distribution and the continuation of development of new properties with excess cash flow post dividend distribution (the “Dividend Case”), Morgan Stanley applied a range of multiples to the Partnership’s corresponding financial statistics to arrive at a range of total equity values for the Partnership.

			Implied Total
			Equity Value
			($MM)

	Selected Range		Low	High

Price to 2003 FFO	10.00x - 11.50	x	180.3	207.3
Price to Forecasted 2004 FFO	9.50x - 11.00	x	211.4	244.8
Aggregate Value to 2003 EBITDA	12.00x - 13.00	x	217.6	253.1
Aggregate Value to Forecasted 2004 EBITDA	11.50x - 12.50	x	219.2	256.5
Price to Forecasted 2004 FFO to Total Return	0.75x - 0.90	x	238.7	286.4
Premium/ (Discount) to NAV	0.0% - 15.0%		249.7	287.2
Average	—		219.5	255.9

      Using this methodology, Morgan Stanley observed that the implied total equity value of the Partnership ranged from $220 million to $256 million. No company considered in the foregoing analysis is identical to the Partnership. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Partnership, such as the impact of competition on the Partnership and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Partnership or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable Partnership data.

Discounted Cash Flow Analysis

      Morgan Stanley performed a discounted cash flow analysis for the Partnership based upon the Dividend Case financial projections as well as on management projections with additional assumptions of no dividend distribution and the continuation of development of new properties with 100% of the excess cash flow (the “No Dividend Case”) and calculated levered free cash flows through 2008. In the Dividend Case, the levered free cash flow from 2004 to 2008 is defined as the dividend distribution in those years. In the No Dividend

Case, there is no levered free cash flow from 2004 to 2008 as all excess free cash flow is assumed to be used to develop new properties. Morgan Stanley calculated terminal values by applying a range of FFO multiples from 9.5x to 11.0x next 12 months FFO. This range of multiples was derived from a review of historical trading multiples for certain public office and industrial companies. The cash flow streams and terminal values were then discounted back to January 1, 2004 using an estimated range of the weighted average cost of capital for the Partnership of 14.0% to 16.0%. This range of discount rates was based on a number of factors, including a review of the weighted average cost of capital of comparable companies. Morgan Stanley performed its analysis without including any assumed operational benefits from the transaction. The results of this analysis, estimated as of January 1, 2004, are summarized in the table below.

Dividend Case

	Terminal Next 12 Months
	FFO Multiple

Estimated Total Equity Value ($MM)	9.5x	10.0x	10.5x	11.0x

Assuming 14.0% Discount Rate	244.4	253.6	262.7	271.9
Assuming 15.0% Discount Rate	235.5	244.3	253.1	261.9
Assuming 16.0% Discount Rate	227.1	235.5	243.9	252.3

No Dividend Case

	Terminal Next 12 Months
	FFO Multiple

Estimated Total Equity Value ($MM)	9.5x	10.0x	10.5x	11.0x

Assuming 14.0% Discount Rate	218.4	229.9	241.4	252.8
Assuming 15.0% Discount Rate	209.0	220.0	231.0	242.0
Assuming 16.0% Discount Rate	200.2	210.7	221.3	231.8

      Using this methodology, Morgan Stanley observed that the implied equity value of the Partnership ranged from $227 million to $272 million in the Dividend Case and $200 million to $253 million in the No Dividend Case.

Net Asset Value Analysis

      Morgan Stanley performed an NAV analysis by assigning a current value to all assets and liabilities in place at the Partnership. The individual stabilized office and industrial properties, except for the Allfirst Building, were valued using selected net operating income (“NOI”) capitalization rate ranges applied to forecasted 2004 NOI based on management projections. The Allfirst Building was valued using M&T Bank’s option to purchase the building from the Partnership for $28.0 million in 2004 or 2006 as the low valuation and approximately a 10% increase above that, or $31.0 million, as the high valuation. The Partnership’s development assets (Executive Park 3 and 5) were valued assuming the midpoint of the land value as estimated by management as the low valuation and a capitalization rate of 8% applied to the property’s stabilized NOI discounted back to January 1, 2004 at a discount rate of 12% less cost to achieve as the high valuation. Morgan Stanley then deducted the cost of an estimated $1.6 million of specified capital projects from the sum of the property valuations of the Partnership’s stabilized and development assets. The selected NOI capitalization rate ranges, as well as the implied property valuations, are set forth in the table below.

	Selected NOI Cap Range (%)			Implied Valuation ($MM)

Property	Low	Mid	High	Low	Mid	High

Airport Plaza	10.5	9.8	9.1	4.5	4.8	5.2
Allfirst Building	13.4	12.7	12.1	28.0	29.5	31.0
Bellevue Corporate Plaza	10.6	9.9	9.2	32.5	34.9	37.6
Corporate Square	10.7	10.0	9.3	63.8	68.5	73.8
Executive Park (excluding 3 & 5)	10.7	10.0	9.3	102.2	109.8	118.2

	Selected NOI Cap Range (%)			Implied Valuation ($MM)

Property	Low	Mid	High	Low	Mid	High

Fountain View	10.5	9.8	9.1	6.2	6.7	7.2
Montrose Office Center	10.6	9.9	9.1	23.7	25.5	27.5
Parklane Towers	10.8	10.0	9.3	39.1	41.9	45.2
Riverbank Plaza	10.5	9.8	9.1	5.7	6.1	6.6
Andover Executive Park	10.3	9.6	8.9	13.8	14.8	16.0
Bradshaw Business Parks	10.5	9.8	9.0	22.3	23.9	25.8
Fairlane Commerce Park	10.8	10.0	9.3	34.3	36.9	39.7
Gulley Road Industrial Park	10.8	10.0	9.3	7.9	8.5	9.1
Raintree Industrial Park	11.2	10.5	9.7	18.5	19.9	21.4
West Valley Industrial Park	10.3	9.6	8.9	5.6	6.0	6.5
Executive Park 3 and 5	—	—	—	2.2	4.7	7.1
Less: Specified Capital Projects	—	—	—	(1.6)	(1.6)	(1.6)
Total Real Estate Asset Value	—	—	—	408.8	440.8	476.2

      Morgan Stanley adjusted the real estate asset value by other balance sheet items including cash and cash equivalents, transaction costs including consent fees, escrow deposits held by lenders, other net working capital assets, unaccrued lease obligations, intangible assets and mortgage notes and other debt to derive a net asset value for an entity transaction. The other balance sheet adjustments and implied valuation impact are outlined in the table below.

		Implied Valuation ($MM)

	Methodology	Low	Mid	High

Total Real Estate Asset Value	Cap Rate Analysis	408.8	440.8	476.2
Other Balance Sheet Item
Cash and Cash Equivalents	At book value	41.1	41.1	41.1
Transaction Costs (including Consent Fees)	100% of estimated value	(8.2)	(8.2)	(8.2)
Escrow Deposits Held by Lenders	At book value	11.5	11.5	11.5
Other Net Working Capital Assets	90% - 100% of book value	(4.3)	(4.3)	(4.3)
Unaccrued Lease Obligations	100% of estimated value	(4.2)	(4.2)	(4.2)
Intangible Assets	0% of intangible asset value	0.0	0.0	0.0
Mortgage Notes and Other Debt	Marked-to-market as of 3/31/04	(226.7)	(226.7)	(226.7)
Net Asset Value — Entity Transaction		217.9	249.7	284.9

      Using this methodology, Morgan Stanley observed that the implied equity value of the Partnership ranged from $218 million to $285 million.

Liquidation Value Analysis

      Morgan Stanley performed a liquidation analysis by adjusting the NAV by 100% of the incremental estimated debt prepayment penalty of $5.3 million. Using this methodology, Morgan Stanley observed that the implied equity value of the Partnership ranged from $213 million to $280 million.

Precedent Transaction Analysis

      Using publicly available information, Morgan Stanley examined the terms of certain transactions involving acquisitions of assets similar to the assets of the Partnership as well as companies in businesses that were similar in some characteristics to the business of the Partnership. These transactions included the following office and industrial sector transactions:

Selected Office and Industrial Portfolio Transactions

Acquiree	Acquiror

Reckson Properties — Long Island Industrial Portfolio	Rechler Family
Oregon PERS — suburban San Diego office portfolio	DRA Advisors/ Landmark Asset Management
Southrail Business Park	Westcore Industrial Properties
Keystone Property Trust — McBride New Jersey office portfolio	Kushner Cos.
Wood-Ridge Business Complex	Wood-Ridge Industrial Associates
Slough Estates Canada — Light industrial/flex portfolio	GWL Realty Advisors, Inc.
Slough Estates Canada — Light industrial/flex portfolio	Summit REIT
Koger Equity — 81 building office portfolio	AREIF Realty Trust, Inc.
TIAA — Boca Industrial Park	Undisclosed buyer
First Industrial — Louisiana portfolio	Sealy Cos.
Duke Realty — Jacksonville International Tradeport	Sealy Cos.
WisPerk Industrial Portfolio	CalEast Industrial Investors/ Centerpoint Properties Trust
Keystone Property Trust — New Jersey industrial portfolio	CalEast Industrial Investors/ Keystone Property Trust
San Diego Tech Center	CalWest Industrial Properties

      Morgan Stanley analyzed each of the portfolio transactions to determine the NOI capitalization rates paid by the acquiror for the assets. Based on this analysis, Morgan Stanley selected a range of NOI capitalization rates of 9.375% to 10.500% for purposes of determining an asset valuation for the Partnership. Applying this range of NOI capitalization rates to the forecasted 2004 NOI based on management estimates for the Partnership’s in-place portfolio and deducting the outstanding debt balance as of December 31, 2003 of $209.6 million produced a total equity value for the Partnership between $214 million and $265 million.

Selected Smaller Public Real Estate Companies Change of Control Transactions

Acquiree	Acquiror

Mid-America Realty Investments, Inc.	Bradley Real Estate
American Industrial Properties REIT	Developers Diversified Realty
Continental Mortgage & Equity Trust	Transcontinental Realty Investors
Storage Trust Realty	Public Storage Inc.
RealFund Trust	RioCan Real Estate Investment Trust
Price Enterprises, Inc.	Excel Legacy Corp.
Lexford Residential Trust	Equity Residential Properties
Franklin Select Realty Trust	Lend Lease Value Enhancement Fund III
Pacific Gateway Properties Inc.	Mission Orchard Statutory Trust
Grove Properties Trust	Equity Residential Properties
Western Properties Trust	Pan Pacific Properties
First Washington Realty Trust, Inc.	CalPERS & U.S. Retail Partners, LLC
American Industrial Properties REIT	Developers Diversified Realty Corp.
G&L Realty Corp.	Management-led investor group
Milestone Properties, Inc.	Concord Assets Group Inc.
United Investors Realty Trust	Equity One, Inc.
Captec Net Lease Realty, Inc.	Commercial Net Lease Realty Trust
Cabot Industrial Trust	CalWest (CalPERS & RREEF)
IRT Property Co.	Equity One, Inc.

Acquiree	Acquiror

Center Trust, Inc.	Pan Pacific Retail Properties
Aegis Realty Inc.	Phillips Edison Ltd.
Merry Land Properties, Inc.	Cornerstone Realty Income Trust
RFS Hotel Investors	CNL Hospitality Inc.
Mid-Atlantic Realty Trust	Kimco Realty Corp.
Prime Retail Inc.	Lightstone Group
Great Lakes REIT	Aslan Realty Partners II, LP

Selected Partnership Change of Control Transactions

Acquiree	Acquiror

Capital Realty Inv. Tax Exempt Fund III	Capital Apartment REIT
Capital Realty Inv. Tax Exempt Fund II	Capital Apartment REIT
Capital Realty Inv. Tax Exempt Fund I	Capital Apartment REIT
Balcor/ Colonial Storage Income 86	Storage Realty Trust
Pru-Bache/ Watson & Taylor 1-4	Public Storage Inc.
IDS/ Shurgard Income Growth III	Shurgard Storage Centers
IDS/ Shurgard Income Growth I	Shurgard Storage Centers
IDS/ Shurgard Income Growth II	Shurgard Storage Centers
NHP Inc.	Apartment & Investment Mgmt.

      Morgan Stanley analyzed each of the above change of control transactions to determine the premium offered by the acquiror to the acquiree’s stockholders relative to the average closing share price for the ten trading days ending five days prior to the announcement date. Based on this analysis, Morgan Stanley selected a range of premiums of 25% to 65% for purposes of determining a valuation for the aggregate units of the Partnership. Applying this range to an unaffected closing price for the Partnership, assumed to be the average closing price of the units for the ten trading days ending five days prior to High River’s purchase of the units held by Gotham Partners, L.P. on March 3, 2003 of $71.69, produced an implied equity value for the Partnership between $149 million and $191 million, calculated based on a fully diluted number of units using the treasury method.

      No transaction utilized in the analysis of selected precedent transactions is identical to the acquisition asset type or business model, in timing or size, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of the Partnership and other factors that would affect the acquisition value of companies to which it is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Partnership and HRPT, such as the impact of competition on the Partnership and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Partnership or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using selected transaction data.

      In connection with the review of the merger, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that the summary set forth and the analyses described above must be considered as a whole and that selecting portions thereof, without considering all its analyses, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley’s view of the actual value of the Partnership.

      In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Partnership or HRPT. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as a part of Morgan Stanley’s analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of the limited and general partnership interests of the Partnership pursuant to the merger agreement and the purchase agreement and were conducted in connection with the delivery of Morgan Stanley’s opinion dated April 15, 2004 to the Board. Morgan Stanley’s analyses do not purport to be appraisals or to reflect the prices at which the units might actually trade.

      In addition, as described above, Morgan Stanley’s opinion and presentation to the Board was one of many factors taken into consideration by the Board in making its determination to recommend adoption of the merger agreement and purchase agreement. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Board or the view of the management of the Partnership with respect to the value of the Partnership or of whether the Board would have been willing to agree to different consideration.

      Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Furthermore, Morgan Stanley may in the future provide financial advisory and financing services to the Partnership and HRPT, for which it expects to receive customary fees for the rendering of these services. In the ordinary course of business, Morgan Stanley may from time to time trade in the securities of or indebtedness of the Partnership for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities or indebtedness.

      Pursuant to an engagement letter between the Partnership and Morgan Stanley, the Partnership has agreed to pay to Morgan Stanley a usual and customary fee and to reimburse Morgan Stanley for its expenses incurred in performing its services.

      Furthermore, the Partnership has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions.

      Pursuant to the terms of Morgan Stanley’s engagement, the Partnership paid Morgan Stanley a retainer of $750,000 and has agreed to pay a financial advisory fee of $2.25 million promptly upon termination of the tender offer, whether or not High River acquires any units. If, before November 6, 2004 the Board approves a transaction for which it is customary to engage a financial advisor, the Partnership will pay Morgan Stanley an additional fee of $1 million upon the completion of the transaction.

Opinions of Lehman Brothers

      On April 15, 2004, as part of its role as financial advisor to the audit committee, Lehman Brothers rendered its oral fairness and reasonableness opinions (subsequently confirmed in writing) to the audit committee that as of such date and, based upon and subject to certain matters stated therein, (1) from a financial point of view, the cash consideration to be received by the unitholders (other than the general partner and its affiliates) pursuant to the merger agreement is fair to such unitholders, taking into account the consideration to be received by or allocated to the general partner and its affiliates, on the one hand, and the unitholders (other than the general partner and its affiliates) pursuant to the merger agreement and the purchase agreement, on the other hand, and (2) the allocation of the total consideration to be paid by HRPT pursuant to the merger agreement and the purchase agreement between the general partners and its affiliates, on the one hand, and the unitholders (other than the general partner and its affiliates), on the other hand, is reasonable to the unitholders (other than the general partner and its affiliates).

      The full text of Lehman Brothers’ written fairness and reasonableness opinions, dated April 15, 2004 is attached as Appendix C to this proxy statement. Holders of units should read the Lehman Brothers opinions for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinions. This summary of the Lehman Brothers opinions is qualified in its entirety by reference to the full text of such opinions.

      No limitations were imposed by the audit committee on the scope of Lehman Brothers’ investigation or the procedures to be followed by Lehman Brothers in rendering its opinions, except that the audit committee did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, proposals from third parties with respect to the purchase of any or all of the Partnership’s business. The form and amount of the total consideration to be received by the Partnership’s unitholders and the general partner and its affiliates were determined through negotiations between the Board and HRPT. In arriving at its opinions, Lehman Brothers did not ascribe a single specific range of value to the Partnership or to the general partner interest and other assets to be purchased by HRPT under the purchase agreement, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be received by the unitholders and as to the reasonableness of the allocation of the total consideration on the basis of the multiple financial and comparative analyses described below. Lehman Brothers’ advisory services and opinions were provided for the information and assistance of the audit committee in connection with its consideration of the merger. The Lehman Brothers opinions are not intended to be and do not constitute a recommendation to any unitholder as to whether such unitholder should vote for or against the merger. Lehman Brothers was not requested to opine as to, and the Lehman Brothers opinions do not address, the Partnership’s underlying business decision to proceed with or effect the merger.

      In arriving at its fairness and reasonableness opinions, Lehman Brothers reviewed and analyzed:

•	the merger agreement, the purchase agreement and the specific terms of the merger and related transactions;

•	such publicly available information concerning the Partnership that Lehman Brothers believed to be relevant to its analysis, including, without limitation, its annual report on Form 10-K for the fiscal year ended December 31, 2003;

•	the Amended and Restated Agreement of Limited Partnership of the Partnership;

•	financial and operating information with respect to the business, operations and prospects of the Partnership furnished to Lehman Brothers by the Partnership, including financial projections of the Partnership prepared by the Partnership’s management;

•	a history of the distributions of the Partnership to its unitholders from January 1, 1999 to April 14, 2004;

•	a trading history of the units from January 1, 1999 to the April 14, 2004 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of both the Partnership and the management company for the Partnership with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the proposed merger and related transactions with the financial terms of certain other transactions that Lehman Brothers deemed relevant; and

•	the results of the efforts by Morgan Stanley to solicit indications of interest from third parties with respect to a potential acquisition of, or business combination with, the Partnership;

      Additionally, in arriving at its reasonableness opinion, Lehman Brothers also reviewed and analyzed:

•	the management agreements between the Partnership and the affiliates of the general partner that provide property management services to the Partnership’s properties (the “Management Company”); and

•	the historical and projected value of the fees earned by the Management Company for the provision of property management and other services to the Partnership.

      Furthermore, in arriving at its reasonableness opinion, Lehman Brothers also considered:

•	the Partnership’s partnership agreement, including the provisions thereof that provide that the general partner, in resolving conflicts of interest between the limited partners and itself, should consider both the interests of the limited partners and its own interests; and

•	certain opinions delivered by the Delaware Court of Chancery in the litigation brought by Gotham Partners, L.P. against the Partnership, in which the Court found that removal of the general partner by the unitholders is a “practical impossibility” because of the controlling ownership interest in the Partnership held by the general partner and its affiliates, who collectively own approximately 25% of the units.

      In addition, Lehman Brothers had discussions with the management of the Partnership concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

      In arriving at its fairness and reasonableness opinions, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of the Partnership that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Partnership, upon advice of the Partnership Lehman Brothers assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Partnership as to the future financial performance of the Partnership and that the Partnership will perform substantially in accordance with such projections. In arriving at its fairness and reasonableness opinions, Lehman Brothers conducted only a limited physical inspection of the properties and facilities of the Partnership and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Partnership. The Lehman Brothers opinions were necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinions.

      In connection with the preparation and delivery of its fairness and reasonableness opinions, Lehman Brothers performed certain financial, comparative and other analyses as described below. The preparation of a fairness or reasonableness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such opinions are not readily susceptible to summary description. Furthermore, in arriving at its fairness and reasonableness opinions, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinions.

      In arriving at its reasonableness opinion, Lehman Brothers considered the fairness from a financial point of view of the consideration that the unitholders (other than the general partner and its affiliates) are to receive in the merger. Lehman Brothers also performed various financial analyses, described more fully below, to arrive at a range of values for the general partner’s interest in the Partnership and compared those values to the consideration to be received by the general partner and its affiliates under the purchase agreement in exchange for the general partner interest and other related interests in the Partnership (excluding the units).

Lehman Brothers compared the allocation of total consideration to be paid by HRPT under the merger agreement and the purchase agreement between the unitholders (other than the general partner and its affiliates), on the one hand, and the general partner and its affiliates, on the other hand, with the allocation of total consideration in certain other transactions that Lehman Brothers believe are comparable. Lehman Brothers also considered a number of additional factors in arriving at its reasonableness opinion. Lehman Brothers noted that the Partnership’s structure (general partner/ limited partners) creates a dynamic where the consideration paid by HRPT in the merger must be allocated between the general partner and the unitholders. Lehman Brothers also noted that the partnership agreement is silent with respect to the allocation between the general partner and the unitholders of the consideration from a merger. Lehman Brothers took into account the ownership position of the general partner and its affiliates and the effect of that position on the ability of the general partner and its affiliates to continue to provide management services to the Partnership. In addition, Lehman Brothers considered the effects of the pending litigation described elsewhere in this proxy statement. On the basis of the foregoing analyses and other factors, Lehman Brothers concluded that the allocation of the total consideration to be paid by HRPT in the merger between the general partners and its affiliates, on the one hand, and the unitholders (other than the general partner and its affiliates), on the other hand, is reasonable to the unitholders (other than the general partner and its affiliates).

      In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Partnership. None of the Partnership, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of the Partnership’s assets do not purport to be appraisals or to reflect the prices at which the Partnership’s assets actually may be sold.

      The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its fairness opinion to the audit committee. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Rather, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers fairness and reasonableness opinions.

Analyses Used to Derive the Valuation Ranges of the Partnership’s Units

      In determining the ranges of value of the Partnership’s units, Lehman Brothers used methodologies assuming the Partnership would (1) continue to operate as a “going concern,” (2) liquidate in an orderly manner, or (3) be sold as a result of a conventional marketing process, under non-hostile circumstances. Going concern valuation methodologies included an historical trading analysis, comparable company analysis, discounted cash flow analysis and net asset value analysis. The liquidation and sale valuation methodologies utilized a liquidation value analysis and comparable transactions analysis, respectively. Each of these methodologies was used to generate a reference equity value range, in either aggregate dollars or on a per unit basis. In analyses where an aggregate dollar figure was calculated, the equity value range (in aggregate dollars) was divided by the number of fully diluted units of the Partnership that are outstanding, which is comprised of outstanding units and the dilutive effect of outstanding options to purchase units, to derive an equity value per unit range. For all analyses other than the historical trading analysis, the equity value per unit ranges assumed a 1.0% allocation to the general partner. All of the equity value per unit ranges derived using the various valuation methodologies described above support Lehman Brothers’ fairness opinion.

      The various valuation methodologies noted above and the implied equity value per unit ranges derived from these methodologies are included in the following table. This table should be read together with the more detailed descriptions set forth below. In particular, in applying the various valuation methodologies to the particular businesses, operations and prospects of the Partnership, and the particular circumstances of the merger, Lehman Brothers made qualitative judgments as to the significance and relevance of each analysis. In addition, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Partnership. Accordingly, the methodologies and the implied equity value per unit ranges derived from these methodologies set forth in the table must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses. Considering the implied equity value per unit ranges set forth in the table without considering the full narrative description of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Lehman Brothers’ fairness opinion.

Valuation Methodology	Implied Equity Value Range(1)

52-Week Trading Range	$ 81.00 - $130.50
Comparable Company Analysis	$120.54 - $158.69
Discounted Cash Flow Analysis:
Assuming Distributions	$122.32 - $160.16
Assuming No Distributions	$118.36 - $159.04
Net Asset Value Analysis	$128.34 - $150.06
Liquidation Value Analysis	$118.31 - $139.45
Comparable Transaction Analysis:
Premiums Paid	$ 74.86 - $138.76
FFO Multiple	$116.31 - $154.45
Cash Consideration to Unitholders in the Merger(2)	$138.37

(1)	Per limited partnership unit.

(2)	Subject to certain closing adjustments.

      Lehman Brothers did not attempt to combine these six analyses into one composite valuation range, nor did Lehman Brothers assign any quantitative weight to any of the analyses or other factors considered. To the contrary, Lehman Brothers arrived at its opinion by considering these analyses and such other factors as a whole and making qualitative judgments as to the significance and relevance of the various analyses and factors in light of one another. Lehman Brothers believes that its analyses must be considered as a whole and that considering any single analysis, without considering all analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Lehman Brothers’ fairness opinion.

      Each of Lehman Brothers’ analyses is described in more detail below.

Historical Trading Analysis

      Lehman Brothers reviewed the daily historical closing prices of the Partnership’s units for the period from April 7, 2003 to April 6, 2004. During that period the closing price for the Partnership’s units ranged from $81.00 to $130.50. Lehman Brothers also noted that the highest closing price for the Partnership’s units in the last five years was $130.50 (on August 13, 2003). As of the date of the Lehman Brothers’ opinions, the consideration to be paid by HRPT to the unitholders in the merger falls above this range.

Comparable Company Analysis

      In order to assess how the public market values unit or shares of similar publicly traded companies, Lehman Brothers reviewed and compared specific financial and operating data relating to the Partnership with selected companies that Lehman Brothers deemed comparable to the Partnership. These comparable companies included publicly traded real estate investment trusts (“REITs”) and publicly traded master limited partnerships (“MLPs”).

      Lehman Brothers reviewed the following publicly traded REITs (the “REIT Peer Group”), which Lehman Brothers selected because each company (1) had a total market capitalization of under $5.0 billion (calculated as the sum of a company’s common equity market value, preferred equity liquidation value and long-term debt), and (2) was focused on owning both office and industrial/ flex-industrial properties throughout the United States:

•	Amerivest Properties, Inc.

•	Bedford Property Investors, Inc.

•	Corporate Office Properties Trust

•	Highwoods Properties

•	HRPT Properties Trust

•	Kilroy Realty

•	Koger Equity, Inc.

•	PS Business Parks, Inc.

      Lehman Brothers also reviewed the following publicly traded master limited partnerships (the “MLP Peer Group”), which Lehman Brothers selected because each company (i) had a total market capitalization of under $1.5 billion (calculated as the sum of a company’s common equity market value, preferred equity liquidation value, and short and long-term debt), and (ii) was focused on owning real estate throughout the United States:

•	America First Real Estate Partners, LP

•	American Real Estate Partners, LP

•	Heartland Partners, LP

•	New England Realty Assoc., LP

      Using publicly available information, Lehman Brothers calculated and analyzed the ratio of each REIT’s current stock price to its historical and projected funds from operations (“FFO”) per share and adjusted funds from operations (“AFFO”) per share, and the ratio of each REIT’s and MLP’s enterprise value to earnings before interest, taxes, depreciation and amortization (“EBITDA”). FFO is defined as net income, excluding gains or losses from sales of property, plus real estate depreciation. AFFO is defined as FFO less recurring real estate capital expenditures and any effects from a company’s “straight-lining” of rent. The enterprise value of each company was obtained by adding its short and long term debt to the sum of the market value of its common equity, the value of any preferred equity (at liquidation value), and subtracting its cash and cash equivalents. As of April 6, 2004, the REIT Peer Group’s range of the ratio of (i) current stock price to 2004 projected FFO was 8.5x to 13.6x with a mean of 11.2x and a median of 11.3x, based on FFO per unit data from First Call; (ii) current stock price to 2004 projected AFFO was 11.5x to 17.2x with a mean of 14.4x and a median of 13.9x, based on per unit data from Realty Stock Review; and (iii) enterprise value to actual latest 12 months (“LTM”) EBITDA was 10.7x to 18.4x with a mean of 13.4x and a median of 13.0x. As of the same date, the MLP Peer Group’s range of enterprise value to actual LTM EBITDA was 5.2x to 28.9x with a mean of 12.8x and a median of 8.5x.

      The comparable companies valuation methodology yielded an implied equity value range for the Partnership’s units of $120.54 to $158.69. Lehman Brothers noted that the $138.37 per unit (excluding any adjustments prior to closing) offered in the merger falls within this range.

      However, because of the inherent differences between the business, operations and prospects of the Partnership and the business, operations and prospects of the REIT Peer Group and the MLP Peer Group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Partnership and the REIT Peer Group and the MLP Peer Group that would affect the public trading values of each.

Discounted Cash Flow Analysis

      As part of its analysis, Lehman Brothers prepared two discounted cash flow models for the years 2004 through 2009 utilizing identical financial operating projections prepared by the management of the Partnership. The first discounted cash flow model prepared by Lehman Brothers assumed that the Partnership would commence annual distributions of $10.50 per unit starting in 2004, growing at 5.0% annually thereafter (the “Distribution Scenario”). The second discounted cash flow model assumed that the Partnership would continue with its current policy of not making distributions to the unitholders (the “Status Quo Scenario”). Lehman Brothers used levered discount rates (implied cost of equity) of 15.0% to 17.0% and terminal value multiples for 2009 projected FFO of 8.5x to 11.2x. The discount rates were based on the average 10-year annual total returns of the REIT Peer Group and MLP Peer Group. The terminal value FFO multiples were selected based on the FFO trading multiples of the REIT Peer Group.

      The discounted cash flow valuation methodology yielded implied equity value ranges for the Partnership’s units of $122.32 to $160.16 and $118.36 to $159.04 for the Distribution Scenario and the Status Quo Scenario, respectively. Lehman Brothers noted that the $138.37 per unit (excluding any adjustments prior to closing) offered in the merger falls within each of these ranges.

Net Asset Value Analysis

      Lehman Brothers performed a net asset value analysis of the Partnership by adding to the estimated market value of the Partnership’s real estate portfolio the book value (as of December 31, 2003) of the Partnership’s tangible, non-real estate assets (including construction in progress, cash/ cash equivalents, accounts receivable, escrow and other current assets), and subtracting all of the Partnership’s tangible liabilities (market value of mortgages, accounts payable and other current liabilities). In its estimate of the market value of the Partnership’s real estate assets, Lehman Brothers assumed blended real estate portfolio capitalization rates ranging from 10.45% to 11.46%. The blended real estate portfolio capitalization rates were based on real estate sale transactions in the Partnership’s markets involving assets similar to those owned by the Partnership. Roll-forward adjustments to the Partnership’s net asset value as of December 31, 2003 were required to estimate the Partnership’s net asset value as of June 30, 2004. These adjustments included projected changes in the book value of tangible, non-real estate assets and liabilities from December 31, 2003 to June 30, 2004, as prepared by the Partnership’s management.

      The net asset value valuation methodology yielded an implied equity value range for the Partnership’s units of $128.34 to $150.06. Lehman Brothers noted that the $138.37 per unit (excluding any adjustments prior to closing) offered in the merger falls within this range.

Liquidation Analysis

      Lehman Brothers analyzed the value of the Partnership under a liquidation scenario. Assuming an orderly liquidation, the value of the Partnership was calculated as the Partnership’s net asset value (projected as of June 30, 2004, based on the methodology described in the preceding section) less all estimated transaction costs that would be incurred in connection with such liquidation. These estimated transaction costs included all fees associated with selling/ brokers, severance, legal, accounting, advisory and debt prepayment.

      The liquidation valuation methodology yielded an implied equity value range for the Partnership’s units of $118.31 to $139.45. Lehman Brothers noted that the $138.37 per unit (excluding any adjustments prior to closing) offered in the merger falls within this range.

Comparable Transaction Analysis

      Lehman Brothers conducted a comparable transactions analysis to assess how similar transactions were valued. Lehman Brothers reviewed certain publicly available information related to comparable transactions to calculate the amount of the premiums paid by the acquirers to the acquired companies’ stockholders. Lehman

Brothers selected and analyzed the following corporate level transactions (the “Comparable Transactions — Premiums Paid”) which were announced from March 1998 to January 2004:

Comparable Transactions — Premiums Paid

Acquirer	Target

Apartment Investment & Mgmt. Co.	Insignia Properties Trust
Bradley Real Estate	Mid-America Realty Investments
Transcontinental Realty Investors	Continental Mortgage & Equity Trust
Public Storage Inc.	Storage Trust Realty
ProLogis Trust	Meridian Industrial
RioCan Real Estate Investment Trust	RealFund Trust
Excel Legacy Corp.	Price Enterprises, Inc.
Equity Residential Properties	Lexford Residential Trust
Lend Lease Value Enhancement Fund III	Franklin Select Realty Trust
Mission Orchard Statutory Trust	Pacific Gateway Properties, Inc.
Equity Residential Properties	Grove Properties Trust
Pan Pacific Properties	Western Properties Trust
CalPERS & U.S. Retail Partners, LLC	First Washington Realty Trust, Inc.
Developers Diversified Realty Corp.	American Industrial Properties REIT
Management-led Investor Group	G&L Property Corp.
Concord Assets Group Inc.	Milestone Properties, Inc.
Equity One, Inc.	United Investors Realty Trust
Commercial Net Lease Realty Trust	Captec Net Lease Realty, Inc.
CalWest (CalPERS & RREEF)	Cabot Industrial Trust
General Growth Properties Inc.	JP Realty Inc.
Developers Diversified Realty Corp.	JDN Realty Corporation
Equity One, Inc.	IRT Property Co.
Pan Pacific Retail Properties	Center Trust, Inc.
Phillips Edison Ltd.	Aegis Realty Inc.
Cornerstone Realty Income Trust	Merry Land Properties, Inc.
CNL Hospitality Inc.	RFS Hotel Investors
Kimco Realty Corp.	Mid-Atlantic Realty Trust
Lightstone Group	Prime Retail Inc.
Lennar Corporation/ LNR Property	Newhall Land
Transwestern Investment Company, LLC	Great Lakes REIT

      For each of the transactions included in the previous table, Lehman Brothers calculated the premiums paid by the acquirer by comparing the per share purchase price in each transaction to the historical stock price of the acquired company as of one calendar month prior to the announcement date. The range of premiums was (8.3%) to 70.0%, with a mean of 17.7% and a median of 10.9%.

      Four of the transactions included in the previous table were further analyzed to determine the equity purchase price per share divided by the forward year projected FFO (the “Comparable Transactions — FFO Multiple”). These transactions were singled out because they involved companies whose assets closely resemble the Partnership’s portfolio or they represented transactions involving an MLP. These transactions include:

Comparable Transactions — FFO Multiple

Acquirer	Target

ProLogis Trust	Meridian Industrial
Developers Diversified Realty Corp.	American Industrial Properties REIT
CalWest (CalPERS & RREEF)	Cabot Industrial Trust
Lennar Corporation/ LNR Property	Newhall Land

      For certain of the four transactions included in the previous table, Lehman Brothers calculated the equity purchase price per share divided by the forward year projected FFO. The range of the ratio of equity purchase price to projected FFO was 8.2x to 10.9x with a mean and median of 9.6x.

      The comparable transaction valuation methodology yielded implied equity value ranges for the Partnership’s units of $74.86 to $138.76 and $116.31 to $154.05 for the Comparable Transactions — Premiums Paid and the Select Comparable Transactions — FFO Multiple, respectively. Lehman Brothers noted that the $138.37 per unit (excluding any adjustments prior to closing) offered in the merger falls within each of these ranges.

      Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the Partnership and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the acquisition values of the Partnership and such acquired companies.

Analyses Used to Derive the Valuation of the General Partner’s Interest in the Partnership

      In estimating the value of the general partner’s interest in the Partnership, Lehman Brothers used the following methodologies: comparable company analysis, discounted cash flow analysis and comparable transactions analysis. Each of these methodologies was used to generate a reference general partner interest value range, in aggregate dollars. The general partner value ranges derived using the various valuation methodologies listed above all support the Lehman Brothers’ conclusion that the allocation of the total consideration to be paid by HRPT in the merger between the general partner and its affiliates, on the one hand, and the unitholders (other than the general partner and its affiliates), on the other hand, is reasonable to the unitholders (other than the general partner and its affiliates).

      The various valuation methodologies noted above and the implied general partner value ranges derived from these methodologies are included in the following table. This table should be read together with the more detailed descriptions set forth below. In particular, in applying the various valuation methodologies to the particular businesses, operations and prospects of the general partner, and the particular circumstances of the merger, Lehman Brothers made qualitative judgments as to the significance and relevance of each analysis. In addition, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the general partner. Accordingly, the methodologies and the implied general partner value ranges derived from these methodologies set forth in the table must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses. Considering the implied general partner value ranges set forth in the table without considering the full narrative description of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Lehman Brothers’ reasonableness opinion.

Valuation Methodology	Implied General Partner Value Range(1)

Comparable Company Analysis	$21.4 - $39.7
Discounted Cash Flow Analysis	$20.2 - $24.8
Comparable Transaction Analysis:
Internalization of External REIT Management	$33.1 - $34.0
Property Management Companies	$10.7 - $36.4
General Partnership Sales:
Implied Premium to Common Units	$9.6 - $12.9
Implied % of Total Consideration	$18.0 - $23.0
Cash Consideration to GP for GP Interest under the Purchase Agreement(2)	$21.3

(1)	In millions.

(2)	Subject to certain closing adjustments; excludes consideration to affiliates of the general partner for their limited partnership units.

      Lehman Brothers did not attempt to combine these three analyses into one composite valuation range, nor did Lehman Brothers assign any quantitative weight to any of the analyses or other factors considered. To the contrary, Lehman Brothers arrived at its opinion by considering these analyses and such other factors as a whole and making qualitative judgments as to the significance and relevance of the various analyses and factors in light of one another. Lehman Brothers believes that its analyses must be considered as a whole and that considering any single analysis, without considering all analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Lehman Brothers’ reasonableness opinion.

      Each of Lehman Brothers’ analyses is described in more detail below.

Comparable Company Analysis

      In order to assess how the public market values similar publicly traded companies, Lehman Brothers reviewed and compared specific financial and operating data relating to the general partner with selected companies that Lehman Brothers deemed comparable to the general partner (the “Advisory Comparables”). These comparable companies included the following publicly traded companies that serve as real estate property managers, advisors and asset managers:

•	Grubb & Ellis

•	Jones Lang LaSalle

•	Trammell Crow Company

      Using publicly available information, Lehman Brothers calculated and analyzed the ratio of each of the Advisory Comparables’ enterprise value to earnings before interest, taxes, depreciation and amortization (“EBITDA”). The enterprise value of each company was obtained by adding its short and long term debt to the sum of the market value of its common equity, the value of any preferred equity (at liquidation value), and subtracting its cash and cash equivalents. As of April 6, 2004, the Advisory Comparable’s range of the ratio of enterprise value to actual LTM EBITDA was 6.1x to 11.3x with a mean of 9.1x and a median of 9.9x.

      The comparable companies valuation methodology yielded an implied general partner value range of $21.4 million to $39.7 million. Lehman Brothers noted that the $21.3 million allocation to the general partner for its general partner interest in the Partnership offered in the merger falls (excluding adjustments prior to the closing) below this range.

      However, because of the inherent differences between the business, operations and prospects of the general partner and the business, operations and prospects of the Advisory Comparables, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the general partner and the Advisory Comparables that would affect the public trading values of each.

Discounted Cash Flow Analysis

      As part of its analysis, Lehman Brothers prepared a cash flow model for the years 2004 through 2009 utilizing financial operating projections prepared by the management of the general partner. Lehman Brothers used levered discount rates (implied cost of equity) of 14.0% to 16.0% and terminal value multiples for 2009 projected EBITDA of 4.0x to 6.0x. The discount rates were based on Lehman Brothers’ review of the financial terms of similar transactions in the real estate advisory sector. The terminal value EBITDA multiples were selected based on the EBITDA trading multiples of the Advisory Comparables.

      The discounted cash flow valuation methodology yielded an implied general partner value range of $20.2 million to $24.8 million. Lehman Brothers noted that the $21.3 million allocation to the general partner for its general partner interest in the Partnership offered in the merger (excluding adjustments prior to the closing) falls within this range.

Comparable Transaction Analysis

      Lehman Brothers conducted a comparable transactions analysis to assess how similar transactions were valued. Lehman Brothers reviewed certain publicly available information related to comparable transactions involving the acquisition of (1) external real estate advisors by publicly traded REITs (“Internalization Transactions”), (2) private real estate advisors/ management companies (“Management Company Transactions”), and (3) general partnership interests of natural gas/ propane MLPs (“GP Transactions”). For the Internalization Transactions and the Management Company Transactions Lehman Brothers calculated the transaction consideration as a multiple of forward year projected EBITDA. For the GP Transactions Lehman Brothers calculated the implied premiums paid by the acquirer for the general partner interest by comparing the purchase price of the general partner interest to the historical common unit price 1 day prior to the announcement date, and the implied percent of the total equity consideration allocated to the general partner interest. Lehman Brothers selected and analyzed the following Internalization Transactions and GP Transactions. A list of the Management Company Transactions is not included because the analysis of these transactions was based on internal Lehman Brothers data that Lehman Brothers is not permitted to make publicly available.

Internalization of External REIT Management Analysis

Acquirer	Target

Charter Municipal Mortgage Acceptance Co.	Related Capital Company
Carey Diversified	W.P. Carey & Co. Mgmt.
Starwood Financial Trust	Starwood Financial Advisors
Security Capital Atlantic, Inc.	Security Capital Group Affiliate
Security Capital Industrial Trust	Security Capital Group Affiliate
Security Capital Pacific Trust	Security Capital Group Affiliate
Pima Realty GP, Inc.
ASR Investments Corporation	Pima Mortgage LP
Health Care REIT	First Toledo Mgmt. Partnership
Realty Income Corp	R.I.C. GP, Inc.
CRIIMI MAE	C.R.I., Inc.
Shurgard Storage Centers, Inc.	Shurgard, Inc.

Acquirer	Target

Boddie-Noell Restaurant Properties, Inc.	BT Venture Corporation
Franchise Finance Corporation of America	FFCA Management Partnership

General Partnership Sale Transactions Analysis

Acquirer	Target

Columbia Energy Group	National Propane Partners
Kinder Morgan	Santa Fe Pacific Pipeline
U.S. Propane	Heritage Holdings, Inc.
Salomon Smith Barney	Howell Corp.
Suburban Energy Services, Inc.	Millenium Petrochemicals
Ferrell Cos ESOP	Jim Ferrell
Kinder Morgan	Enron Liquids
BMC Acquisition Co.	American Financial Group, Inc.

      For the Internalization Transactions the range of the transaction consideration to the forward year projected EBITDA was 3.7x to 12.5x, with a mean of 7.9x and a median of 7.7x. For the Management Company Transactions the range of the transaction consideration to the forward year projected EBITDA was 2.5x to 8.5x, with a mean of 4.9x and a median of 5.0x. For the GP Transactions the range of implied premiums paid by the acquirer for the general partner interest was (50.4%) to 1218.1%, with a mean of 417.1% and a median of 281.5%. Additionally, for the GP Transactions the range of the implied percentages of total equity consideration allocated to the general partner interest was 1.1% to 21.2%, with a mean of 9.2% and a median of 7.2%.

      The comparable transactions valuation methodology yielded implied general partner value ranges of $33.1 million to $34.0 million and $10.7 million to $36.4 million for the Internalization Transactions and the Management Company Transactions, respectively. Lehman Brothers noted that the $21.3 million allocation to the general partner for its general partner interest in the Partnership offered in the merger falls below the Internalization Transactions range and within the Management Company Transactions range.

      The comparable transactions valuation methodology yielded an implied general partner value range of $9.6 million to $23.0 million for the GP Transactions. Lehman Brothers noted that the $21.3 million allocation to the general partner for its general partner interest in the Partnership offered in the merger (excluding adjustments prior to the closing) falls within this range.

      Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the general partner and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the acquisition values of the general partner and such acquired companies.

      Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The audit committee selected Lehman Brothers because of its expertise and reputation and because its investment banking professionals have substantial experience in transactions comparable to the merger.

      Pursuant to the terms of an engagement letter agreement, dated October 23, 2003, between Lehman Brothers and the Partnership, the Partnership paid Lehman Brothers an initial advisory fee of $750,000 and paid and additional fee of $1,250,000 upon Lehman Brothers’ notification to the audit committee that was prepared to deliver an opinion. In addition, the Partnership has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by the Partnership and the rendering of the Lehman Brothers opinions.

      In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of the Partnership and HRPT for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests In The Merger That Differ From Your Interests

      In considering the recommendations of the Board with respect to the merger, you should be aware that some of the directors and executive officers of the general partner, as well as the general partner and its affiliates, have interests in the merger that are different from your interests as a unitholder. Both the Board and the audit committee were aware of these actual and potential conflicts of interest.

Compensation of Certain Affiliates

      Messrs. Gumbiner and Guzzetti, who are members of the Board, are also officers of the general partner and receive compensation in those capacities. Mr. Gumbiner is also a director and Chairman of the Board and President of Hallwood Group and Mr. Guzzetti is an Executive Vice President of Hallwood Group. Mr. Gumbiner owns or has the right to acquire over 64% of Hallwood Group’s common stock. Pursuant to a separate purchase agreement, Hallwood Group and its subsidiaries will sell to HRPT all of their interests in the Partnership, including the general partner interest and all of the units held by a subsidiary of Hallwood Group in exchange for a payment totaling $66,971,876, subject to adjustment. This payment is $21,250,000 greater than what it would have received under the merger agreement for its units alone.

      The general partner is a wholly-owned subsidiary of Hallwood Group and receives certain fees in connection with the ongoing management of the Partnership, including an asset management fee, acquisition fees and disposition fees. Specifically, the general partner is entitled to receive an asset management fee equal to 1% of net aggregate base rents of the Partnership’s properties, acquisition fees equal to 1% of the purchase price of newly acquired properties, and disposition fees with respect to real estate investments, other than the properties owned at the time of the Partnership’s formation in 1990, equal to 10% of the amount by which the sales price of a property exceeds the purchase price of such property.

      HCRE, also a wholly-owned subsidiary of Hallwood Group, receives compensation in connection with the management of the Partnership’s properties, which includes a property management fee, lease commissions and construction supervision fees. The management contracts originally would have expired on June 30, 2004; however in connection with approving the merger, the audit committee and the Board approved extending the expiration dates of the management contracts to the later of the date of the closing of the merger or six months following the termination of the merger agreement. The management agreements provide for basic compensation from a property management fee in an amount equal to 2.85% of cash receipts collected from the properties’ tenants, lease commissions equal to the current commission market rate as applied to the net aggregate rent (none exceeding 6% of the net aggregate rent), and construction supervision fees for administering all construction projects equal to 5% of the total contracted costs of each capital expenditure or tenant improvement project. The management contracts will be terminated in connection with the merger.

      The Partnership compensates the general partner and HCRE for services provided to it and its properties as described above and the Partnership reimburses the general partner and HCRE, at cost, for certain costs and expenses. In particular, since the Partnership does not directly employ any individuals, the compensation and other costs related to approximately 90 employees rendering services on behalf of the Partnership and its properties are reimbursed to the general partner and HCRE by the Partnership. The following table sets forth such compensation and reimbursements paid by the Partnership (in thousands):

	Entity Paid or
	Reimbursed	2003	2002	2001

Asset management fee	General Partner	$605	$618	$609
Acquisition fee	General Partner	—	—	—
Disposition fee	General Partner	—	—	120
Reimbursement of costs(a)	General Partner	3,908	3,477	3,161
Property management fee	HCRE	1,987	2,022	2,005
Lease commissions(b)	HCRE	1,556	2,151	2,158
Construction fees	HCRE	698	582	1,204
Reimbursement of costs(c)	HCRE	3,932	3,916	3,826

(a)	These expenses are recorded as general and administrative expenses and represent reimbursement to the general partner for administrative level employee and director compensation, officer and director liability insurance, and allocated overhead costs. The Partnership pays its account balance with the general partner on a monthly basis.

(b)	As of December 31, 2002, $567,000 of the 2002 lease commissions accrued were related to the development project at the Partnership’s Executive Park property and were paid in 2003.

(c)	These costs are recorded as property operating expenses and represent reimbursement to HCRE for property-level employee compensation and related expenses.

Agreements with the General Partner and Certain Affiliates

      HWG LLC, a wholly-owned subsidiary of Hallwood Group, the sole owner of the general partner, has agreed, pursuant to the purchase agreement, to vote all of the 330,432 units it owns (20.7% of the outstanding units) to approve the merger proposal.

Options

      The executive officers of the general partner and HCRE as a group owned, as of                     , 2004, an aggregate of 100 units and options to purchase 64,800 units. Each holder of options has entered into an option cancellation agreement with the Partnership, as required by the merger agreement. Pursuant to the option cancellation agreements, each option to purchase units will be canceled at the effective time of the merger and thereafter will represent only the right to receive a per unit price equal to the excess of the per unit merger consideration over the $11.875 exercise price of the unit options, or approximately $126.49 per unit, subject to adjustment. In addition, the Partnership’s option plan will be terminated at the effective time of the merger.

Indemnification of Directors and Officers; Insurance Arrangements

      Prior to the date of the merger, the Partnership will obtain a “single premium tail insurance policy” of directors’ and officers’ insurance and fiduciary liability insurance for a period of six years following the merger for the benefit of the directors and officers of the general partner and its affiliates that is at least equal to the coverage currently in place for those persons.

Payments to Officers in Connection with the Merger

      Messrs. Gumbiner and Guzzetti are members of the Board and are executive officers of the general partner. Messrs. Gumbiner and Guzzetti and certain officers and key employees of the general partner and HCRE are entitled to compensation upon completion of a transaction, such as the merger, involving the Partnership. The executives and key employees are entitled to receive a lump sum cash payment equal to the executive’s then current annual salary plus the bonus and commission paid such individual with respect to 2002. The amounts to be received by the four highest paid executive officers are as follows:

William L. Guzzetti	$377,333
John Tuthill	$275,625
Udo Walther	$275,265
Jeffrey Gent	$181,154

      In addition to the indicated payments, on the closing date of the transaction the Partnership will pay to each individual a lump sum intended to be equal to the costs of their continued medical and other insurance premiums for 18 months after the closing date of a transaction. Management estimates the cost of the health insurance and related benefits to be approximately $10,000 per year per individual. The actual cost will vary depending on the individual circumstance (e.g., level of benefits obtained, the age of the individual, whether the individual is married, etc.).

Payments to Directors

      In recognition of the devotion of extra time by the outside directors of the general partner throughout the tender offer by High River and the marketing process and negotiations with bidders, including HRPT, in addition to their regular annual fees of $40,000, the Partnership paid the outside directors an additional fee of $2,000 for each extraordinary Board or audit committee meeting they attended. For each director these additional fees totaled up to $56,000 for 2003 and up to $                     for 2004.

The Purchase Agreement

      In connection with the merger, pursuant to a purchase agreement between HRPT, the general partner, HCRE, HWG, LLC, and Hallwood Group and its real estate subsidiaries, those parties made a number of agreements, which are described below.

Voting Agreement

      HWG, LLC has agreed to vote the 330,432 units it owns in favor of the merger proposal and to vote against any action or agreement that would result in a breach of any covenant, representation or warranty contained in the merger agreement and to vote against any action or agreement submitted to unitholders that would impede, interfere with, delay, postpone or attempt to discourage the merger. HWG, LLC’s units represent approximately 20.7% of the Partnership’s outstanding units. HWG, LLC has granted an irrevocable proxy to HRPT in order that HRPT may vote HWG, LLC’s units in accordance with the purchase agreement.

Sale of General Partner Interest; Units

      Immediately prior to the effective time of the merger, the general partner and other subsidiaries of Hallwood Group will transfer to HRPT the general partner interest in the Partnership and interests in other entities related to the Partnership, and HWG, LLC will sell the 330,432 units it owns to HRPT. Following completion of the transfer of the general partner interest, a subsidiary of HRPT will be the general partner of the Partnership.

Consideration

      In consideration of the sale by Hallwood Group of the interests described above, HRPT will pay Hallwood Group approximately $66,971,876, subject to adjustment. Pursuant to the purchase agreement, Hallwood Group will be paid 8.5% of the gross merger consideration plus the same per unit consideration received by other unitholders for the 330,432 units held by a subsidiary of Hallwood Group. This amount will be further reduced if the gross merger consideration is reduced below $245 million because Hallwood Group has agreed to bear the full cost of any reduction of the gross merger consideration below that amount.

Termination of Management Agreements

      HCRE and its subsidiary manage the properties owned by the Partnership pursuant to management agreements. Pursuant to the purchase agreement, the management agreements will be terminated and the parties will be released from their obligations under the management agreements.

Indemnification

      Each of the general partner, HCRE, HWG, LLC and Hallwood Group and its real estate subsidiaries have agreed to indemnify HRPT, its affiliates and their respective officers, trustees, employees and agents, against any and all losses and expenses including reasonable attorneys’ fees and expenses, asserted against them in connection with: (1) any breach by any of the indemnifying parties of any of their representations or warranties in the purchase agreement; (2) the transactions contemplated by the merger agreement, including the approval of the payment of the purchase price for the general partner by the audit committee of the board of directors of the general partner or the payment of the purchase price pursuant to the purchase agreement, (3) the litigation instituted by High River and I.G. Holdings, Inc. and others and (4) any actions incident to any of the above. Hallwood Group has also agreed that $18.5 million of the purchase price it is to receive will be paid to an escrow agent to be held until the later to occur of 12 months from the closing of the transactions, the final determination of any claims for indemnity by HRPT or under certain other circumstances.

Termination of the Purchase Agreement

      The purchase agreement may be terminated (1) by mutual agreement of the parties, (2) on the date the merger agreement terminates by its terms, or (3) by Hallwood Group and affiliates under the same circumstances as the merger agreement may be terminated by the Partnership or HRPT because the cost to remedy any title or survey defect is reasonably expected to exceed $10 million, in which case the merger agreement would automatically terminate. If the merger agreement is terminated for any reason, including if the Board accepts a superior proposal, the purchase agreement also will terminate.

Fees and Expenses in Connection With the Merger

      We estimate that the Partnership will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of filing fees, fees and expenses of the financial advisers, attorneys and accountants, other related charges and the costs associated with obtaining lender consents, totaling approximately $           million, assuming the merger and the other transactions contemplated by the merger agreement are completed. This amount consists of the following estimated fees and expenses:

Financial advisor fees	$
Legal, tax, accounting and other fees and expenses
Lender consents
Printing and mailing costs
Solicitation costs

$

Accounting Treatment

      The merger will be accounted for as a purchase under generally accepted accounting principles.

No Dissenters’ Rights

      Although entitled to vote against the merger, unitholders will have no rights to dissent from the merger and obtain a judicial determination of the fair value of their units.

Conduct of the Partnership’s Business if the Merger is Not Completed

      If the merger is not completed, management anticipates that the Partnership will continue to operate substantially as it has in the past. The Partnership, however, has not made such a determination and has not made definite plans with respect to its operation if the merger is not completed.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      The following discussion describes the material United States federal income tax consequences to a unitholder that exchanges his, her or its units for cash pursuant to the merger. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary, and proposed Treasury Regulations thereunder, reports of congressional committees, judicial decisions, and current administrative rulings. Any of these authorities could be repealed, overruled or modified at any time after the date hereof. Any such change could be retroactive and, accordingly, could modify the tax consequences discussed herein. This summary is also based on the assumption that the Partnership is operated according to its organizational documents including its certificate of limited partnership and the partnership agreement.

      This summary is for general information only and does not purport to discuss all aspects of federal income taxation that may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, insurance companies, estates, trusts, broker-dealers, grantor trusts, persons that received, or held, the units in connection with the performance of services, persons that hold, or held, units as part of a hedging, straddle or conversion transaction or otherwise as part of a holding with any other position, persons that are or have been deemed to sell units under the constructive sale provisions of the Code, persons that are subject to special passive loss rules governing persons who materially participate in a real property business, persons whose functional currency is not or was not the United States dollar, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes). In addition, except as otherwise expressly indicated, this summary does not address or describe tax considerations under the alternative minimum tax, any federal tax other than the federal income tax, or any aspect of state, local, foreign or other tax laws. This summary assumes that the units constitute capital assets in the hands of the limited partners (generally, property held for investment) within the meaning of Section 1221 of the Code. No advance ruling from the Internal Revenue Service with respect to the matters discussed in this proxy statement has been requested, and there is no assurance that the Internal Revenue Service would agree with the conclusions set forth in this discussion. In addition, no tax opinion has been requested or received by the Partnership with respect to the federal income tax consequences of the merger and this discussion does not constitute the provision of legal advice.

      The United States federal income tax treatment of a unitholder’s participating in the merger depends in some instances on determinations of fact and interpretations of complex provisions of United States federal income tax law for which no clear precedent or authority may be available. Accordingly, you should consult your tax advisor regarding the United States federal, state, local and foreign tax consequences of the merger.

      Publicly Traded Partnership. Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes interest, dividends, real property rents, and gain from the sale or disposition of real property. The Partnership has determined that 90% or more of the Partnership’s gross income for every taxable year consisted of qualifying income. Based on this determination, the Partnership will continue to treat the Partnership as a partnership and not as a corporation for federal income tax purposes and will treat your exchange of your units for cash as the disposition of a partnership interest. This summary assumes that the Partnership will be treated as a partnership and not as a corporation for federal income tax purposes.

      Tax Consequences. You will recognize gain or loss on the exchange of your units for cash pursuant to the merger in an amount equal to the difference between (1) your “amount realized,” and (2) your adjusted tax basis in the units sold. Your “amount realized” will be equal to the sum of the amount of cash paid for your units plus the amount of Partnership liabilities allocable to your units (as determined under Section 752 of the Code). Because the amount realized includes your share of the Partnership’s liabilities, your gain recognized on your units could result in a tax liability in excess of any cash you receive in the merger.

      Adjusted Tax Basis. If you acquired your units for cash, your initial tax basis in your units was generally equal to your cash investment in the Partnership increased by your share of Partnership liabilities (as determined under Section 752 of the Code) at the time you acquired your units. Your initial tax basis generally has been increased by (1) your share of Partnership income and gains, and (2) any increases in your share of Partnership liabilities, and has been decreased (but not below zero) by (1) your share of Partnership cash distributions, (2) any decreases in your share of Partnership liabilities, (3) your share of Partnership losses, and (4) your share of nondeductible Partnership expenditures that are not chargeable to your capital account. For purposes of determining your adjusted tax basis in your units immediately prior to a disposition of your units, your adjusted tax basis in your units will include your share of Partnership income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of Partnership liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your units), your gain recognized will exceed the cash proceeds paid to you in the merger.

      Character of Gain or Loss Recognized as a Result of the Merger. Subject to Code Section 751 (discussed below), the gain or loss recognized by you as a result of the merger generally will be treated as a long-term capital gain or loss if you held the units for more than one year. If you acquired your units at different times, you generally will have different holding periods for each set of acquired units. In that case, any capital gain or loss recognized will be divided between long-term and short-term capital gain or loss in the same proportions that the holding period of your units is divided between the portion of your units held for more than one year and the portion of the interest held for one year or less.

      Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum United States federal income tax rate of 15%. Gains with respect to units held one year or less will be taxed at ordinary income rates, up to a maximum rate of 35%. In addition, to the extent the net long-term capital gains are attributable to depreciation recapture of previously deducted straight-line depreciation with respect to real property, a maximum United States federal income tax rate of 25% is imposed for noncorporate taxpayers (assuming the gain is otherwise eligible for long-term capital gain treatment). Capital losses are deductible only to the extent of capital gains, except that noncorporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation’s capital loss carry forward is five years and noncorporate taxpayers can carry forward such capital losses indefinitely). In addition, corporations (but not noncorporate taxpayers) are generally permitted to carry back excess capital losses to the three preceding taxable years.

      A portion of your gain or loss from the merger may be treated as ordinary income or loss. That portion will be determined by allocating your amount realized for a unit between amounts received in exchange for all or a part of your unit’s interest in the Partnership attributable to “Section 751 items” and non-Section 751 items. Section 751 items include “inventory items” and “unrealized receivables” (including depreciation recapture) as defined in Section 751 of the Code. The difference between the portion of your amount realized that is allocable to Section 751 items and the portion of your adjusted tax basis in your sold units that is so allocable will be treated as ordinary income or loss. The difference between your remaining amount realized and your remaining adjusted tax basis will be treated as capital gain or loss assuming the units were held by you as a capital asset. Ordinary income attributable to unrealized receivables (including depreciation recapture) may exceed net taxable gain realized as a result of the merger and will be recognized even if there is a net taxable loss realized on your units. Thus, you may recognize both ordinary income and a capital loss as a result of the merger.

      Passive Activity Losses. The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as your units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive losses that are disallowed for a particular tax year are “suspended” and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor’s entire interest in such activity to an unrelated party.

      Accordingly, if your investment in your units is treated as a passive activity, you may be able to offset gain with passive losses in the manner described below. You will generally be entitled to use your current and “suspended” passive activity losses, if any, from the Partnership to offset that gain. In general, if you recognize a loss as a result of the merger, you will be entitled to deduct currently that loss (subject to other applicable limitations) against the sum of your passive activity income from the Partnership for that year, if any. The balance of any “suspended” losses from the Partnership that were not otherwise utilized against passive activity income as described in the two preceding sentences will generally no longer be suspended and will generally therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. We urge you to consult your tax advisor concerning whether, and the extent to which, you have available “suspended” passive activity losses from the Partnership or other investment that may be used to reduce gain as a result of the merger.

      Unrelated Trade or Business Income. A tax-exempt unitholder (other than an organization described in Code Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its units pursuant to the merger, assuming that such unitholder does not hold its units as a “dealer” and has not acquired such units with debt financed proceeds.

      Information Reporting, Backup Withholding and FIRPTA. You must report the income, gain or loss on your United States federal income tax return for the year the merger is completed. If you sell your units, then you will be required to file information statements with your federal income tax return for the year of the sale that provide certain information as to the date of the sale or exchange, the amount of any capital gain or loss, Code Section 1250 gain, or collectible gain and any Code Section 751 gain or loss that you recognized on the sale. To prevent the possible application of back-up United States federal income tax withholding of 28% with respect to the payment of the merger consideration, you are generally required to provide a substitute W-9 which includes your correct taxpayer identification number and other certification necessary to avoid backup withholding. Any amounts improperly withheld are allowed as a credit in the taxable year for which income is received. Under Section 6050K of the Code, partnerships are required to file a return if an exchange described in Section 751(a) of the Code occurs in any calendar year. The Partnership is not required to file the return until after it receives notice of the transfer. We will undertake to send any required notices to the Internal Revenue Service.

      Gain realized by a foreign person on units as a result of the merger will be subject to federal income tax under the Foreign Investment in Real Property Tax Act of 1980. Under these provisions of the Code, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold 10% of the amount realized on the disposition. Because the amount realized includes the outstanding amount of liabilities assumed by the transferee or to which the U.S. real property interest is subject immediately before and after the transfer, 10% of the amount realized likely will exceed 10% of the cash received for the foreign person’s units. Amounts withheld would be creditable against the foreign person’s United States federal income tax liability and, if in excess of the tax liability, a refund could be claimed from the Internal Revenue Service by filing a request for a refund as required under the Treasury Regulations.

THE MERGER AGREEMENT

      The following is a brief summary of the material provisions of the merger agreement, as amended. The following summary is qualified in its entirety by reference to the merger agreement, which we have attached as Appendix A to this proxy statement and which we incorporate by reference into this proxy statement. We urge you to read the merger agreement and the amendment to the merger agreement in their entirety.

Consideration to be Paid

      The amount to be paid to unitholders as a result of the merger will be determined by a formula that takes into account the possibility of certain adjustments. If there are no adjustments, each of you will be entitled to receive approximately $138.37 per unit in cash in exchange for each unit that you own. The amount of any negative adjustment to which unitholders will be subject is limited. The lowest amount that unitholders will be entitled to receive will be $135.61 per unit. However, the paying agent will deduct from the per unit price any amounts required to satisfy any withholding taxes. Also, because a putative class action lawsuit has been filed in the Delaware Court of Chancery and may be deemed to have conferred a benefit on the prospective members of the putative class, this amount also may be reduced by any attorneys’ fees or other amounts that the Court orders to be withheld from the amount paid to unitholders. The Court has not yet determined whether any amounts will be withheld or the extent of any such withholding. Hallwood Group has agreed to bear any costs that would have otherwise resulted in a greater negative adjustment and also to have the consideration payable to Hallwood Group pursuant to the purchase agreement with respect to its units reduced by its pro rata share of any attorneys’ fees or other amounts awarded by the Court to class counsel, even though Hallwood Group and its affiliates are not members of the putative class for whose purported benefit the litigation was commenced.

Exchange of Certificates

      Before the effective time of the merger, HRPT will appoint a bank or trust company to act as paying agent and, as soon as possible after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions for use to you. The letter of transmittal will tell you how to surrender your certificates in exchange for the merger consideration, less withholding taxes and any amounts required to be deducted or withheld from or paid by unitholders upon the order of the Delaware Court of Chancery, if applicable.

      Unitholders whose certificates have been lost, stolen or destroyed will be required to provide an affidavit identifying the certificate or certificates as lost, stolen or destroyed and may be required to post a bond in an amount as we may reasonably require to indemnify us against any claim that may be made against us with respect to that certificate.

      Any merger consideration not validly distributed to our unitholders six months after the effective time of the merger, and any interest and other income received by the paying agent, will be delivered to the surviving entity, at its option, and any holders of units who have not complied with the terms and conditions for the exchange of certificates set forth in the merger agreement and the letter of transmittal may thereafter look only to the surviving entity for the payment of their claim to the merger consideration. .

Options

      The executive officers of the general partner and HCRE as a group owned, as of                     , 2004, an aggregate of 100 units and options to purchase 64,800 units. Each holder of options has entered into an option cancellation agreement with the Partnership, as required by the merger agreement. Pursuant to the option cancellation agreements, each option to purchase units will be canceled at the effective time of the merger and thereafter will represent only the right to receive a per unit price equal to the excess of the per unit merger consideration over the $11.875 exercise price of the unit options, or approximately $126.49 per unit, subject to adjustment. In addition, the Partnership’s option plan will be terminated at the effective time of the merger.

Representations and Warranties

Representations and Warranties of the Partnership

      The merger agreement contains customary representations and warranties by us relating to, among other things:

•	Our and our subsidiaries’ respective organization and qualification and similar corporate matters;

•	Our capital structure and the capital structure of our subsidiaries;

•	Our authorization, execution and delivery of the merger agreement and its binding effect on us;

•	The absence of violation of or conflicts with, by our entering into the merger agreement, any organizational documents, law or contracts;

•	Our making the required regulatory and statutory filings and approvals;

•	The accuracy of the information contained in the reports and financial statements that we filed with the SEC as of their respective dates and the information contained in this proxy statement;

•	The absence of undisclosed material adverse changes and certain other changes;

•	The accuracy and timeliness of our tax filings and other tax matters;

•	Our employee benefit plans;

•	Litigation matters;

•	Compliance with applicable laws;

•	Environmental matters;

•	Our material contracts;

•	The absence of undisclosed brokers’ fees;

•	The receipt of opinions from the financial advisors;

•	The ownership of our real property, liens on our real property, condemnations, defaults with respect to leasehold interests, and other real property matters;

•	The leases under which the Partnership leases its property to third parties, including enforceability, defaults under the leases, rents, tenant improvements, commissions and other matters;

•	Our intellectual property;

•	Indemnification obligations; and

•	Our insurance coverage.

Representations and Warranties of HRPT

      The merger agreement contains customary representations and warranties by HRPT and its subsidiary relating to, among other things:

•	Their organization, qualification and similar corporate matters;

•	Their authorization, execution and delivery of the merger agreement and its binding effect on each of them;

•	The absence of violation of, or conflicts with, by their entering into the merger agreement, organizational documents, law or contracts;

•	The accuracy of information supplied for inclusion in this proxy statement;

•	The absence of undisclosed brokers’ fees;

•	Their ability to pay the merger consideration;

•	The absence of litigation that could have a material adverse effect or could materially impair their ability to consummate the merger; and

•	Their lack of ownership of any of our units.

      The above representations and warranties are subject, in some cases, to specified exceptions and qualifications. The representations and warranties of each of the parties will expire upon completion of the merger.

Covenants Under the Merger Agreement

      We have agreed under the merger agreement that, from the date of the merger agreement until the effective time of the merger or its earlier termination, we will conduct our operations according to our usual, regular and ordinary course in substantially the same manner as previously conducted. We will use commercially reasonable efforts to preserve intact our business organizations and assets, to keep available the services of our officers and employees, and to keep our relationships with our customers, suppliers, and other persons doing business with us so that our ongoing business is unimpaired and maintain our properties and keep our insurance coverage in force. In addition, we have agreed that, without the consent of HRPT, we will not:

•	Amend our certificate of limited partnership or the partnership agreement, or the organizational documents of any subsidiary;

•	Purchase, redeem or acquire any units or any rights, warrants or options to acquire our securities;

•	Declare or make any distribution with respect to the units, split combine or reclassify the units or issue any other securities in respect of the units;

•	Issue, deliver, sell, grant, pledge, transfer or otherwise encumber or dispose of or subject to any lien (1) any units, (2) any securities convertible into or exchangeable for, or any options, warrants, commitments or rights of any kind to acquire, any units, voting securities or convertible or exchangeable securities, or (3) any “phantom” unit rights, unit appreciation rights or unit-based performance units, other than the issuance of units upon the exercise of unit options outstanding on April 16, 2004, and in accordance with terms as in effect on the date of the merger agreement;

•	Acquire or agree to acquire (1) by merging or consolidating with, or by purchasing a substantial equity interest in or all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof, or (2) any assets except purchases in the ordinary course of business that are not in excess of $100,000 individually or $3 million in the aggregate;

•	Enter into any employment agreement, any collective bargaining agreement, other labor union agreement, benefit plan or pension plan or, amend, or consent to the amendment of, any benefit plan, or pension plan or take any action to accelerate any rights or benefits, fund or in any way secure the payment of compensation or benefits under any benefit plan, pension plan or other agreement or amend any agreement with HWG, LLC or any third party relating to employees providing services to the Partnership;

•	Change any accounting methods, principles or practices affecting our assets unless required by generally accepted accounting principles;

•	Encumber, sell, lease, transfer, assign, license, convey or otherwise dispose of, or create a lien on, or dispose of any material contract, real property or assets;

•	Incur, assume or prepay any debt or guarantee, endorse or become responsible for any debt of another person or issue or sell any debt securities or warrants, other than short-term borrowings in the ordinary course not to exceed $2 million under our credit facility, or make or forgive any loans, advances or capital contributions to or investments in, any other person;

•	Make or agree to make any capital expenditures, except those that are not in excess of $100,000 individually or $3 million in the aggregate and are in the ordinary course of business;

•	Make or change any material tax election or settle any material tax liability or refund;

•	Pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, except in the ordinary course of business consistent with past practice or cancel any debt or waive any claims or rights of substantial value;

•	Adopt a plan or agreement providing for the complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization of the Partnership;

•	Enter into any material contract or terminate or materially modify any material contract or waive any material rights; or

•	Permit any insurance policy to lapse or be canceled or expire unless a new policy with substantially identical coverage is in effect.

      In addition, after the date that the working capital adjustment is determined, the Partnership has agreed that, without the consent of HRPT, it will not:

•	Acquire or agree to acquire (1) by merging or consolidating with, or by purchasing a substantial equity interest in or all or a substantial portion of the assets of any business or any entity, organization or division thereof, or (2) any assets;

•	Encumber, sell, lease (as lessor), transfer, assign, license, convey or otherwise dispose of or subject to any lien, any material contract or any of the partnership’s real property, or amend or terminate any lease or license;

•	(1) Incur, assume or prepay any indebtedness for borrowed money or guarantee, endorse or otherwise become liable or responsible for any indebtedness or obligation of another person or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Partnership or any subsidiary, or (2) make or forgive any loans, advances or capital contributions to, or investments in, any other person;

•	Make or agree to make any capital expenditure;

•	Make or change any tax election or settle or compromise any tax liability or refund; or

•	Except as required by the merger agreement and to the extent taken into account in determining the working capital adjustment, (1) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, other than in the ordinary course of business or as otherwise permitted by the merger agreement, or (2) cancel any indebtedness or waive any claims or rights.

      These covenants are subject to exceptions and qualifications. In addition, these covenants generally apply to our subsidiaries as well as to the Partnership.

Limitations on Considering Other Takeover Proposals

      Pursuant to the non-solicitation covenant, we have agreed not to (1) continue any discussions or negotiations with any other parties, if any, undertaken prior to executing the merger agreement, (2) solicit, initiate or knowingly encourage any inquiries relating to any takeover proposal, or (3) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any takeover proposal, unless the Board determines in good faith that the takeover proposal may constitute or could reasonably be expected to lead to a takeover proposal that is superior to the merger.

      Prior to the time the merger becomes effective, we have agreed to limitations on our ability to take action with respect to any acquisition proposal. In particular, and as more fully described in the merger agreement, we cannot solicit, facilitate, initiate or knowingly encourage any acquisition proposal other than the merger. We can, however, furnish information to, or enter into negotiations with, another party with respect to another unsolicited bona fide takeover proposal if:

•	The Board determines, in good faith, after consultation with its outside legal counsel and independent financial advisors, that the takeover proposal may constitute or could reasonably be expected to lead to a superior proposal; and

•	We give HRPT written notice to the effect that we are furnishing information to, or entering into negotiations with, another party and use reasonable efforts to keep HRPT informed in all material respects of the status and terms of any such discussions or negotiations, including the identity of the other party.

      As more fully described in the merger agreement:

•	The term “takeover proposal” means any inquiry, proposal or offer relating to, or that could reasonably be expected to lead to:

•	a merger, consolidation, share exchange, dissolution, recapitalization, liquidation or other business combination;

•	the acquisition by any person in any manner, directly or indirectly, of any class of equity securities of the Partnership equal to or greater than 15% or more of the outstanding units; or

•	the acquisition in any manner, directly or indirectly, in a single transaction or a series of transactions of assets of the Partnership that generate or constitute 20% or more of the net revenues income or assets of the Partnership.

•	The term “superior proposal” means any bona fide written takeover proposal by a third party to acquire a majority of the Partnership’s equity securities or the assets of the Partnership as an entirety which the Board determines in good faith (after consultation with its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the persons making the proposal, (1) would (other than the general partner and its affiliates) if consummated, be more favorable from a financial point of view to our unitholders than the merger, (2) is made by a party with a good faith intent to proceed with negotiations, and (3) is reasonably capable of being consummated.

Other Agreements

      The merger agreement also includes the following agreements made by us and HRPT:

•	HRPT deposited $10 million with an escrow agent, to be applied to the merger consideration or, if the merger is not completed, returned to HRPT;

•	The Partnership agreed to give HRPT and its representatives access to its real properties for an inspection period of thirty to forty-five days (and HRPT has elected to use the full forty-five days). HRPT agreed to notify the Partnership of any structural, environmental or other defects affecting the property;

•	The Partnership agreed to obtain ALTA surveys for each of the real properties at HRPT’s cost;

•	The Partnership agreed to use commercially reasonable efforts to remedy any defects discovered during the inspection period or shown on the title policies or surveys, up to a cost of $10 million. If the cost to remedy any such defects is reasonably expected to exceed $10 million, the Partnership or HRPT may terminate the merger agreement, and Hallwood Group may terminate the purchase agreement (which would automatically terminate the merger agreement);

•	We agreed to call the special meeting of unitholders as promptly as possible following the SEC’s final review of this proxy statement;

•	We will give HRPT and its employees, accountants, counsel, financial advisers, and other representatives reasonable access to our properties, premises, books, contracts, commitments, personnel and records;

•	Each of the parties will use commercially reasonable efforts to assist and cooperate with the other to complete the merger;

•	Each holder of unit options has agreed that the outstanding unit options will be canceled automatically at the effective time of the merger and we will terminate the unit option plan at the effective time of the merger;

•	All rights to indemnification, expense advancement, and exculpation existing in favor of any of the general partner, its affiliates and the former officers, directors or employees of the general partner and its affiliates provided in the partnership agreement will survive the merger with respect to acts and omissions occurring prior to the effective time of the merger;

•	The Partnership will be required to maintain in effect for six years from the date of the merger, policies of directors’ and officers’ insurance and fiduciary liability insurance for the benefit of the directors and officers of the general partner and HCRE that is at least equal to the coverage currently in place for those persons;

•	We will consult with each other before issuing any public statements with respect to the merger;

•	HRPT or an affiliate will permit the employees of the general partner and HCRE who are participants in Hallwood’s 401(k) plan to “roll over” their account balances into HRPT’s or an affiliate’s plan and permit employees of the general partner and HCRE to participate in HRPT’s or a subsidiary’s benefit plans on the same terms applicable to similarly situated employees of HRPT or such affiliate;

•	HRPT will cause all the subsidiaries of the surviving partnership to change their names so as not to include the word “Hallwood” or any derivative thereof;

•	The general partner will prepare any required tax returns relating to tax periods prior to the effective time of the merger, and HRPT and the surviving entity will cooperate with the general partner for this purpose;

•	At the time the working capital adjustment is determined, the general partner will notify HRPT if it wishes to purchase any accounts receivable that are over 30 days past due but less than 60 days past due and pay a subsidiary of HRPT for those receivables;

•	The Partnership will use commercially reasonable efforts to convert certain subsidiaries into Delaware limited liability companies; and

•	The Partnership will deliver copies of any SEC filings it makes and will supplement or amend information that it delivered to HRPT, if necessary.

Fees and Expenses

      We are required to pay a termination fee of $10 million to HRPT, plus an amount equal to 50% of HRPT’s expenses incurred in connection with the transactions with the Partnership, up to a maximum amount of $750,000, if the merger agreement is terminated for any of the following reasons:

•	By the Partnership if (1) the Board determines, in good faith, after consultation with outside financial advisors and outside counsel to the Partnership, that a takeover proposal constitutes a superior proposal, (2) the Partnership has not breached the non-solicitation covenant, (3) the Partnership, at the direction of the Board notifies HRPT in writing that it intends to enter into an agreement with respect to such superior proposal, and (4) HRPT does not make, within three business days of receipt of the Partnership’s written notification of its intention to enter into a binding agreement for a superior proposal, an offer that the Board determines, in good faith after consultation with its financial and legal advisors, is at least as favorable to the unitholders of the Partnership as such superior proposal;

•	By HRPT if the Board recommends or approves another takeover proposal;

•	By HRPT if any person other than HRPT or any of its affiliates, acquires beneficial ownership of 50% or more of the outstanding units;

•	By HRPT if the Partnership has materially breached the non-solicitation covenant; or

•	By HRPT if (1) we breach the merger agreement and such breach may not be cured within a certain time and would reasonably be expected to have a material adverse effect on our business, (2) prior to the termination of the merger agreement a takeover proposal has been announced and not withdrawn (excluding the High River tender offer), (3) HRPT is not in material breach of the merger agreement at the time of termination, and (4) within 12 months after termination we consummate or enter into an agreement with respect to a takeover proposal or a third party acquires 50% or more of our units.

      We will be required to reimburse HRPT for certain expenses up to $2 million equal to amounts actually and reasonably paid by HRPT to third party professionals in connection with HRPT’s due diligence if:

•	We have breached any of our representations and warranties and the breach would reasonably be expected to result in a material adverse effect on our business, and HRPT has not materially breached the merger agreement;

•	The cost to remedy any title or survey default is reasonably expected to exceed $10 million and HRPT elects to terminate the merger agreement or the Hallwood Group elects to terminate the purchase agreement as a result;

•	If a statute, code or regulation has been enacted or promulgated prohibiting the transactions contemplated by the merger agreement or if any governmental authority has issued an order permanently restraining, enjoining or otherwise prohibiting completion of the merger and such order has become final and nonappealable;

•	The unitholders fail to approve the merger by August 30, 2004;

•	A temporary restraining order or preliminary or permanent injunction or other order by a court of competent jurisdiction is in effect or a statute, code or regulation is enacted or promulgated by any governmental authority prohibiting the merger and is still in effect on August 30, 2004;

•	We fail to obtain the consents necessary to complete the merger or required by the merger agreement by August 30, 2004; or

•	The transactions under the purchase agreement are not completed by August 30, 2004.

Conditions to the Merger

      Each party’s obligation to complete the merger is subject to a number of conditions, including, among others, the following:

•	Approval by our unitholders of the merger proposal at the special meeting;

•	The obtaining of any consents necessary to complete the merger or required by the merger agreement;

•	The absence of any temporary restraining order, preliminary or permanent injunction or other order by any court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger;

•	No statute, code or regulation has been enacted or promulgated by any governmental authority that prohibits completion of the merger; and

•	The transactions contemplated by the purchase agreement shall have been completed.

      The parties to the merger agreement have the ability to waive any conditions to their respective obligations. Whether or not a party would waive the condition that representations and warranties in the merger agreement made by another party is accurate or the condition that the other party has performed its obligations under the merger agreement in all material respects will depend upon the nature of the breach or default and whether or not the party having the power to waive such a condition considers the breach or default to be material.

Termination of the Merger Agreement

      The parties to the merger agreement can mutually agree to terminate the merger agreement at any time, whether before or after receiving unitholder approval, without completing the merger. The merger agreement may also be terminated under the following circumstances:

•	Mutual Agreement — if HRPT and the Partnership agree in writing;

•	Legal Impediments — by either HRPT or the Partnership if a statute, rule or executive order has been enacted or promulgated prohibiting the transactions contemplated by the merger agreement or if any governmental authority has issued an order, decree or ruling permanently enjoining, restraining or prohibiting completion of the merger and such order, decree or ruling has become final and non-appealable;

•	Failure of Conditions — by HRPT or the Partnership if:

•	the unitholders fail to approve the merger agreement and the merger by August 30, 2004;

•	a temporary restraining order or permanent or preliminary injunction or other order by a court of competent jurisdiction is in effect or a statute, code or regulation is enacted or promulgated by any governmental authority prohibiting the merger and is still in effect on August 30, 2004;

•	we fail to obtain the consents necessary to complete the merger or required by the merger agreement by August 30, 2004;

•	the transactions under the purchase agreement are not completed by August 30, 2004;

•	Takeover Proposal — by HRPT if the Board recommends or approves a takeover proposal;

•	Acquisition of Units — by HRPT, if any person, other than HRPT or any of its affiliates, acquires beneficial ownership of 50% or more of our outstanding units;

•	Breach of Non-Solicitation Covenant — by HRPT if we solicit or negotiate a transaction other than the merger proposal in material breach of the non-solicitation covenant;

•	Breach of Merger Agreement — by HRPT if we have breached any of our representations and warranties and the breach would reasonably be expected to result in a material adverse effect on our business or, if we materially breach any covenant or agreement contained in the merger agreement, in each case if the breach is not capable of being cured, or is capable of being cured but is not cured within a specified time, or by us if HRPT has breached any of its representations and warranties and the breach would reasonably be expected to result in a material adverse effect on the ability of HRPT to perform its obligations under the merger agreement or consummate the merger or, if HRPT materially breaches any covenant or agreement contained in the merger agreement, in each case if the breach is not capable of being cured, or is capable of being cured but is not cured within a specified time; neither party may terminate the merger agreement by reason of a material breach by the other party if the party seeking to terminate is then in material breach of the merger agreement;

•	Superior Proposal — by the Partnership if (1) the Board determines, in good faith, after consultation with independent financial advisors and outside counsel to the Partnership, that a takeover proposal constitutes a superior proposal, (2) the Partnership has complied with the non-solicitation covenant, (3) the Partnership, at the direction of the Board, notifies HRPT in writing that it intends to enter into an agreement with respect to such superior proposal, and (4) HRPT does not make, within three business days of receipt of the Partnership’s written notification of its intention to enter into a binding agreement for a superior proposal, an offer that the Board determines, in good faith after consultation with its financial and legal advisors, is at least as favorable to the unitholders of the Partnership as such superior proposal; or

•	Remedy of Defects — by HRPT or the Partnership if the cost to remedy certain defects with respect to the Partnership’s properties is reasonably expected to exceed $10 million, and if the costs are reasonably expected to exceed $10 million, Hallwood Group may terminate the purchase agreement, which will automatically cause the merger agreement to terminate.

Specific Performance

      Each party to the merger agreement has acknowledged and agreed that it would be irreparably damaged if the merger agreement were not performed in accordance with its terms. Consequently, each party to the merger agreement is entitled to specifically enforce the terms of the merger agreement, in addition to any other remedy the parties may have.

Amendment; Extension; Waiver

      The merger agreement may be amended by mutual agreement of the parties prior to approval by our unitholders. However, after unitholder approval of the merger agreement, no amendment may be made that requires approval of our unitholders without obtaining that approval. If the merger agreement is to be amended after this proxy statement has been mailed to our unitholders and prior to the special meeting, or after unitholder approval has been obtained, we will again solicit proxies from our unitholders for approval of the amendment if approval is required by law.

      At any time prior to the effective time of the merger, (1) the parties may extend the time for the performance of any of the obligations or other acts of the other parties, (2) each party may waive any inaccuracies in the representations and warranties of another party contained in the merger agreement or in any document delivered pursuant to the merger agreement, or (3) each party may waive compliance with any of the agreements or conditions of another party contained in the merger agreement.

Regulatory Matters

      We do not believe that any material federal or state regulatory approvals, filings or notices are required by the Partnership or HRPT in connection with the merger other than such approvals, filings or notices required under federal securities laws, and the filing of the certificate of merger with the Secretary of State of the State of Delaware.

THE PARTIES

The Partnership

General

      The Partnership is a publicly traded Delaware limited partnership. The Partnership’s activities include the acquisition, ownership and operation of its commercial real estate assets. Units representing limited partnership interests are traded on the American Stock Exchange under the symbol “HRY.” As of the record date there were 1,593,948 units outstanding.

      The general partner is a Delaware limited liability company and an indirectly wholly owned subsidiary of Hallwood Group, and is responsible for asset management of the Partnership and its real estate properties, including decision-making responsibility for financing, refinancing, acquiring and disposing of properties. In addition, the general partner provides general operating and administrative services to the Partnership. HCRE, another indirectly wholly-owned subsidiary of Hallwood Group, provides property management, leasing and construction supervision services for the Partnership’s real estate properties.

      Additional information about the Partnership may be found in its filings with the SEC, which are available on the Partnership’s website at www.hallwood.com/hrp, or on the SEC’s website. See “Where You

Can Find More Information.” All references to the Partnership’s website in this proxy statement are included as a textual reference only and the information included on the website is not incorporated by reference into this document.

Litigation Involving the Partnership

      On April 23, 2003, an action was filed against the general partner, its directors and the Partnership as nominal defendant by High River, which is indirectly wholly owned by Carl C. Icahn, in the Court of Chancery of the State of Delaware, styled High River Limited Partnership v. Hallwood Realty, LLC, et al. (C.A. No. 20276). The action challenges the unit purchase rights agreement dated November 30, 1990, between the Partnership and Equiserve Trust Company, N.A., as rights agent. High River claims in the suit that defendants have wrongfully utilized the rights agreement to prevent High River and other third parties from purchasing 15% or more of the units of the Partnership, while at the same time exempting the general partner and its affiliates and subsidiaries from the provisions of the rights agreement. High River asserts that if defendants make additional purchases of units, they could render removal of the general partner pursuant to the two-thirds removal provision of the partnership agreement impossible, thereby impeding or preventing the High River tender offer. High River also claims that defendants wrongfully refused to redeem the rights and thereby frustrated High River’s tender offer. The complaint, as amended, seeks as relief an order redeeming the rights, preventing defendants from treating the general partner as exempt from or otherwise not subject to the definition of “Acquiring Person” under the rights agreement, or, alternatively, preventing defendants from treating High River as an Acquiring Person under the rights agreement or applying the rights agreement to the High River tender offer.

      On April 28, 2003, a putative class action lawsuit was filed against the general partner, its directors and the Partnership as nominal defendant by several purported unitholders of the Partnership in the Court of Chancery of the State of Delaware, styled I.G. Holdings, Inc., et al. v. Hallwood Realty LLC, et al. (C.A. No. 20283). The action asserts that in allegedly refusing to consider the High River tender offer, the defendants are not acting in good faith and are deriving an improper personal benefit in impeding a potential removal of the general partner or a sale of control of the Partnership, in breach of their fiduciary duties under the partnership agreement. The action further asserts that the Partnership’s Schedule 14D-9 issued in response to the High River tender offer fails to disclose material information relating to the general partner’s recommendation regarding the offer. The complaint seeks as relief an order requiring the general partner to consider the High River tender offer, an order preventing the general partner or its affiliates from acquiring units or otherwise improperly entrenching the general partner or impeding a transaction that would maximize value for the public unitholders, an order directing the defendants to use the rights agreement fairly and disclose all material information in connection with the tender offer and the General Partner’s recommendations and conclusions with respect thereto, and damages. This matter was coordinated with the High River case for purposes of discovery and trial. On October 7 and 8, 2003, a trial in the two coordinated actions was held in the Delaware Court of Chancery. Subsequent to the trial, the Delaware Court of Chancery held several status conferences relating to these matters. On February 10, 2004, plaintiffs in C.A. No. 20283 moved to amend their complaint to add claims challenging the potential allocation of consideration between Hallwood Group and its affiliates on one hand, and the public unitholders on the other, that would result upon the sale or merger of the Partnership, by alleging that Hallwood Group and its principal shareholder have breached their fiduciary duties by demanding more than 1% of the merger consideration. On February 11, 2004, the Court granted class plaintiffs’ motion to amend their complaint to add these claims. At a status conference held with the Court on April 2, 2004, the Court ruled that a trial in the coordinated actions would be continued, commencing on May 17, 2004. At a status conference on May 3, 2004, the Court postponed trial at the request of plaintiffs in the coordinated actions.

Rights Agreement

      The Partnership has a rights agreement that provides for the issuance of one right to be associated with each outstanding unit. The rights will not trade separately from the units until, and will become exercisable only in the event, with certain exceptions, an acquiring party accumulates 15% or more of the outstanding units, or if a party commences or announces an intent to commence a tender offer or exchange offer to acquire 30% or more of such units. Each right will entitle the holder to buy one additional unit at a price of $250. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either units or shares in an “acquiring entity” at half of market value. Unless and until a triggering event under the rights agreement occurs, there is one right for each outstanding unit, the rights do not trade separately from the units, and the rights are not currently exercisable. The rights currently trade automatically with the units representing limited partner interests, are not evidenced by separate certificates and are not exercisable until the occurrence of events specified in the rights agreement.

      Under the rights agreement, the tender offer by High River would have permitted the rights to trade separately, unless the Board elected to defer that separate trading. The Board determined that it would not be in the best interests of the unitholders for the rights to trade separately and has determined to defer that event until a later date. In connection with the execution of the merger agreement, the Partnership amended the rights agreement to provide that the rights will not trade separately or become exercisable solely as a result of the execution, delivery or performance of the merger agreement or the purchase agreement and that the rights agreement will terminate upon the effectiveness of the merger.

HRPT

      HRPT is a real estate investment trust, or REIT, formed in 1986 under the laws of the State of Maryland. Its primary business is the ownership and operation of real estate, including office buildings and leased industrial land. As of December 31, 2003, HRPT had total assets of $4 billion. Additional information about HRPT may be found in the periodic filings with the SEC made by HRPT. Such filings are available from the SEC. See “Where You Can Find More Information.”

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as of                     , 2004, concerning the number of units owned beneficially by (1) the persons who, to the knowledge of the management, beneficially owned more than 5% of the units outstanding on such date, (2) each director, and (3) the present directors and executive officers of the general partner as a group:

	Amount		Percent
Name and Address of Beneficial Owner	Beneficially Owned(a)		of Class

The Hallwood Group Incorporated	330,432		20.7
3710 Rawlins, Suite 1500
Dallas, TX 75219
High River Limited Partnership	235,000		14.7
c/o Icahn Associates
767 Fifth Avenue, 47th Floor
New York, NY
Interstate Properties	155,200		9.7
Park 80 West, Plaza II
Saddle Brook, NJ 07662
Alan G. Crisp(b)	—
William F. Forsyth(b)	—
Anthony J. Gumbiner(b)	25,800	(c)	1.6
William L. Guzzetti(b)	15,100	(d)	0.9
Edward T. Story(b)	—
Hamilton P. Schrauff(b)	—		—
All directors and executive officers as a group (8 persons)	60,900	(e)	3.7

(a)	Unless otherwise indicated, each of the persons named has sole voting and investment power.

(b)	Represented by the following address: c/o Hallwood Realty, LLC, 3710 Rawlins, Suite 1500, Dallas, Texas 75219.

(c)	Comprised of currently exercisable options to purchase 25,800 units.

(d)	Includes currently exercisable options to purchase 15,000 units.

(e)	Includes currently exercisable options to purchase 60,800 units.

WHERE YOU CAN FIND MORE INFORMATION

      As required by law, we file reports, proxy statements and other information with the SEC.

      The reports, proxy statements and other information that we file with the SEC contain additional information about us. You may read and copy this information at the SEC’s Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, DC 20549.

      For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330. You may obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may also access some of this information via the World Wide Web through the SEC’s internet address at www.sec.gov.

      Copies of our reports, proxy statements and all other information we file with the SEC are also available on our website at www.hallwood.com/hrp.

SUBMISSION OF UNITHOLDER PROPOSALS

      The Partnership does not hold annual meetings of unitholders. Management is not aware of any other matters to be brought before the special meeting.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 16, 2004
BY AND AMONG
HRPT PROPERTIES TRUST,
HWP LP ACQUISITION LLC,
HALLWOOD REALTY, LLC
AND
HALLWOOD REALTY PARTNERS, L.P.

INDEX OF DEFINED TERMS

Term	Section

affiliate	9.03
Agreement	Preamble
business day	9.03
Certificate of Merger	1.03
Certificates	2.02(b)
Closing	1.02
Closing Date	1.02
Code	2.02(g)
Confidentiality Agreement	6.05(f)
Consent	3.05(b)
Contingent Liabilities	9.03
Continuing Employees	6.13(b)
Contract	3.03(b)
Declaration	9.13
Defect	6.02
Deposit	6.01
Determination Date	9.03
DRULPA	1.01
DLLCA	1.01
Effective Time	1.03
Encumbrances	3.18(c)
Environmental Claim	3.14
Environmental Laws	3.14
ERISA	3.11(e)
ERISA Affiliate	3.11(e)
Exchange Act	3.05(b)(i)
Exchange Fund	2.02(a)
1st Odyssey	3.08(d)
GAAP	3.06(c)
General Partner	Preamble
Governmental Entity	3.05(b)
Gross Merger Consideration	2.01(b)(i)(x)
Group	Recitals
Hazardous Substance	3.14
HCRE	Recitals
HWG95	Recitals
HWG98	Recitals
HWG Realty	Recitals
HWG, LLC	Recitals
HWG Parties	Recitals
in the ordinary course of business	9.03
Indemnification Obligations	3.21

A-i

Term	Section

Indemnified Party	6.06(a)
Indemnitees	6.08(a)
Inspection Period	6.02
Intellectual Property	3.20(a)
Judgment	3.05(a)(iii)
Law	3.05(a)(iii)
Legal Requirements	3.18(d)
Lehman Brothers	3.16
Liens	3.05(a)(ii)
Litigation	9.03
Material Contracts	3.15(a)
Merger	Recitals
Merger Price	2.01(b)(i)
Morgan Stanley	3.16
Mortgage Document	9.03
MREIT	9.03
Net Indebtedness	9.03
Net Working Capital	9.03
Other Transactions	Recitals
Parent	Preamble
Parent Material Adverse Effect	4.04(a)
Partnership	Preamble
Partnership Agreement	1.05(b)
Partnership Benefit Agreements	3.11(a)(ii)
Partnership Benefit Plans	3.11(a)(i)
Partnership Certificate	3.01(c)
Partnership Disclosure Letter	3.01(a)
Partnership Employees	6.13(b)
Partnership Leased Property	3.18(a)(ii)
Partnership Leases	3.19(a)
Partnership Material Adverse Effect	9.03
Partnership Owned Property	3.18(a)(i)
Partnership Pension Plans	3.11(a)
Partnership Real Property	3.18(a)(ii)
Partnership SEC Documents	3.06(a)
Partnership Takeover Proposal	5.02(b)(i)
Paying Agent	2.02(a)
Permits	3.13(c)
Permitted Encumbrances	3.18(c)
Permitted Investments	2.02(f)
person	9.03
Post Closing Employer	6.13(a)
Prepaid Debt	9.03
Proxy Statement	3.05(b)(i)

A-ii

Term	Section

Purchase Agreement	Recitals
Purchaser	Preamble
Rent Defect	6.03(c)(ii)
Representatives	5.02(a)
Rights Agent	3.03(a)
Rights Agreement	3.03(a)
Sarbanes-Oxley Act	3.06(b)
SEC	3.05(b)(i)
Securities Act	3.06(b)
Subsidiary	3.01(a)
subsidiary	9.03
Subsidiary Corporation	6.15(d)
Subsidiary Organizational Documents	3.01(c)
Subsidiary Partnership	3.09(a)
Subsidiary Resulting LLC	6.15(d)
Successor GP	Recitals
Superior Partnership Proposal	5.02(b)(ii)
Surveys	6.03(b)
Survey Defect	6.03(b)
Survivor	1.01
Tax Authority	3.09(p)
Tax Return	3.09(p)
Taxes	3.09(p)
Tenant Rent Roll	3.19(a)
Termination Fee	6.09(b)
Title Company	9.03
Title Defect	6.03(a)
Title Policies	6.03(a)
Transaction Costs	9.03
Transactions	3.04(a)
Transfer Taxes	6.11
Treasury Regulations	3.09(p)
Unitholder Approval	3.04(d)
Unitholder Meeting	6.04(b)
Unit Option	6.07(c)
Unit Option Plan	6.07(c)
Unit Purchase Right	3.03(a)
Units	Recitals
Working Capital Adjustment	9.03

A-iii

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of April 16, 2004 (this “Agreement”), is by and among HRPT PROPERTIES TRUST, a Maryland real estate investment trust (“Parent”), HWP LP ACQUISITION LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Purchaser”), HALLWOOD REALTY PARTNERS, L.P., a Delaware limited partnership (the “Partnership”) and HALLWOOD REALTY, LLC, a Delaware limited liability company and the general partner (the “General Partner”) of the Partnership.

RECITALS:

      The Board of Trustees of Parent and the sole Member of the Purchaser have approved the merger (the “Merger”) of the Purchaser into the Partnership on the terms and subject to the conditions set forth in this Agreement, whereby each unit of limited partner interest in the Partnership (the “Units”) outstanding immediately before the closing of the Merger, shall be converted into the right to receive an amount in cash equal to the Merger Price.

      The Board of Directors of the General Partner has determined that the Merger is fair to, and in the best interests of, the holders of Units, has approved the Merger and resolved to recommend that holders of Units approve this Agreement and the Merger.

      The Parent, HRP GP, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Successor GP”), the General Partner, HWG, LLC, a Delaware limited liability company (“HWG, LLC”), Hallwood Commercial Real Estate, LLC, a Delaware limited liability company (“HCRE”), HWG Realty Investors, LLC, a Delaware limited liability company (“HWG Realty”), HWG 98 Advisors, Inc., a Delaware corporation (“HWG98”), HWG 95 Advisors, Inc., a Delaware corporation (“HWG95”) and The Hallwood Group Incorporated, a Delaware corporation (“Group”) (the General Partner, HWG, LLC, HCRE, HWG Realty, HWG98, HWG95 and Group are referred to collectively as the “HWG Parties”), have separately entered into an agreement (the “Purchase Agreement”), dated the same date as this Agreement, providing for the consummation of certain other transactions (the “Other Transactions”), including, without limitation, the acquisition (x) by Parent from HWG, LLC of all of the Units owned by HWG, LLC and (y) by Successor GP from the General Partner of the entire general partner interest in the Partnership immediately before the closing of the Merger.

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER

      1.01     The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and the Delaware Limited Liability Company Act (the “DLLCA”), the Purchaser shall be merged with and into the Partnership at the Effective Time. At the Effective Time, the separate limited liability company existence of the Purchaser shall cease and the Partnership shall continue as the survivor (as such, the “Survivor”) and a wholly-owned subsidiary of Parent.

      1.02     Closing. Subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing (the “Closing”) of the Merger shall take place at the offices of Sullivan & Worcester LLP at 10:00 a.m. on the business day following the satisfaction (or, to the extent permitted by Law, waiver) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by Law, waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Parent and the Partnership. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

      1.03     Effective Time. On the Closing Date the Partnership shall file with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DRULPA and the DLLCA and shall make all other filings or recordings required under the DRULPA and the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State of Delaware (the time the Merger becomes effective being the “Effective Time”).

      1.04     Effects. The Merger shall have the effects set forth in Section 17-211 of the DRULPA and Section 18-209 of the DLLCA.

      1.05     Agreement of Limited Partnership.

      (a) The certificate of limited partnership of the Partnership shall be the certificate of limited partnership of the Survivor until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

      (b) The Amended and Restated Agreement of Limited Partnership of the Partnership (“Partnership Agreement”) as in effect immediately prior to the Effective Time shall be the agreement of limited partnership of the Survivor until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

      1.06     General Partner. On the Closing Date, pursuant to the Purchase Agreement, the General Partner shall withdraw from the Partnership and the Successor GP shall be admitted to the Partnership as a successor general partner.

ARTICLE II

EFFECT ON THE UNITS AND THE EQUITY INTERESTS IN

THE PURCHASER; EXCHANGE OF CERTIFICATES

      2.01     Effect on Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Units, the equity interests in Purchaser or the general partner interest in the Partnership:

      (a) Membership interests of Purchaser. Each issued and outstanding membership interest in Purchaser shall be converted into one newly issued Unit of the Survivor.

      (b) Conversion of Units.

(i) Each Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to 91.5% of the quotient which results by dividing:

(x) two hundred fifty million dollars ($250,000,000), increased or decreased, as the case may be, by the Working Capital Adjustment (but not decreased to less than two hundred forty-five million dollars ($245,000,000)) (the “Gross Merger Consideration”), by

(y) the sum of (1) the total number of Units outstanding immediately prior to the Effective Time, plus (2) the total number of Units for which Unit Options outstanding immediately prior to the Effective Time are then exercisable

(such quotient, the “Merger Price”), without interest, less any withholding (as provided in Section 2.02(g)), upon surrender and exchange of the Certificate representing such Unit.

(ii) As of the Effective Time, all such Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such Units shall cease to have any rights with respect thereto, except the right to receive the Merger Price, without interest, less any required withholding taxes, upon surrender of such Certificate in accordance with Section 2.02.

      (c) Unit Options. All Unit Options outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist, and each holder of a Unit Option shall cease to have any rights with respect thereto, except as provided in Section 6.07.

      (d) General Partner Interest. The general partner interest in the Partnership shall remain outstanding as a general partner interest of the Survivor and no payment or distribution shall be made by the Partnership with respect thereto.

      2.02     Exchange of Certificates.

      (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Partnership to act as paying agent (the “Paying Agent”) for the payment of the Merger Price upon surrender of Certificates. The Purchaser shall, and Parent shall cause the Purchaser to, deposit with the Paying Agent prior to the Effective Time, an amount in cash which, together with the Deposit, is equal to the aggregate Merger Price payable to holders of all the Units converted pursuant to Section 2.01(b) (such cash, inclusive of the Deposit, being hereinafter referred to as the “Exchange Fund”). The expenses of the Paying Agent shall not be paid from the Exchange Fund, but shall be paid directly by the Purchaser.

      (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Survivor shall cause the Paying Agent to mail to each holder of record of Units whose Units were converted into the right to receive the Merger Price pursuant to Section 2.01(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificate or certificates that immediately prior to the Effective Time represented outstanding Units (the “Certificates”) shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Survivor, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (A) the number of Units theretofore represented by such Certificate, and (B) the Merger Price, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate. For purposes of this Article II, the Successor GP shall be deemed to be the record owner of all Units purchased pursuant to the Purchase Agreement.

      (c) No Further Ownership Rights in Units; Transfer Books. The Merger Price paid in accordance with the terms of this Article II upon conversion of Units shall be deemed to have been paid in full satisfaction of all rights pertaining to such Units, subject, however, to the Survivor’s obligation to pay any distributions with a record date prior to the Effective Time that may have been declared or made by the Partnership on such Units in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the transfer books of the Survivor of Units that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Survivor or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

      (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other income received by the Paying Agent in respect thereof that has not previously been distributed pursuant to Section 2.02(f)) that remains undistributed to the holders of Units for one hundred eighty (180) days after the Effective Time shall be delivered to the Survivor, upon demand, and any holder of Units who has not theretofore complied with this Article II shall thereafter look only to the Survivor for payment of such holder’s claim for the Merger Price.

      (e) No Liability. None of Parent, Purchaser, the General Partner, the Successor GP, the Partnership, the Survivor or the Paying Agent shall be liable to any person in respect of any payments or distributions payable from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

      (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Survivor, on a daily basis; provided, however, that substantially all of such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding One Billion Dollars ($1,000,000,000) (collectively, “Permitted Investments”) or in money market funds which are invested solely in Permitted Investments; provided further, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment of the Merger Price at and after the Effective Time. Any interest and other income resulting from such Permitted Investments shall be payable to the Survivor on demand.

      (g) Withholding Rights. Parent, Purchaser or the Survivor shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to any holder of Units pursuant to this Agreement, (i) such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign Law, and (ii) such amounts as may be required to be deducted or withheld from or paid by holders of Units upon the order of the Court of Chancery of the state of Delaware, New Castle County in connection with the Litigation. To the extent that amounts are so deducted and withheld by Parent, Purchaser or the Survivor, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Units in respect of which such deduction and withholding was made by Parent, Purchaser or the Survivor.

      (h) Transfers of Units. If the Merger Price (or any portion thereof) is to be paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of the Merger Price that the Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers or assignments (with signatures guaranteed in accordance with the transmittal form) and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Paying Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such Taxes have been paid or are not required to be paid.

      (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Survivor, the posting by such person of a bond, in such reasonable amount as the Survivor may direct, as indemnity against any claim that may be made against Parent or the Survivor with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Price to be paid in respect of the Units represented by such Certificate, as contemplated by this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

THE PARTNERSHIP

      The Partnership hereby represents and warrants to Parent and Purchaser that:

      3.01     Organization, Standing and Power.

      (a) Each of the Partnership and each subsidiary (a “Subsidiary”) of the Partnership listed in Section 3.02 of the letter dated as of the date of this Agreement from the Partnership to the Parent and Purchaser (the “Partnership Disclosure Letter”) is an entity duly organized, validly existing and in good standing under the Laws of the state of its organization and has all requisite power and authority necessary to enable it to own, lease, operate or otherwise hold its properties and assets and to conduct its business as currently conducted.

      (b) The Partnership and each Subsidiary is duly qualified to do business in each jurisdiction where (i) the nature of its business or its ownership or leasing of its properties make such qualification necessary, or

(ii) the failure to so qualify, individually or in the aggregate, has had or could reasonably be expected to have a Partnership Material Adverse Effect.

      (c) The Partnership has delivered to Parent true, correct and complete copies of the certificate of limited partnership of the Partnership, as amended to the date of this Agreement (as so amended, the “Partnership Certificate”), and the Partnership Agreement, as amended to the date of this Agreement, and complete copies of the organizational documents of the Subsidiaries (the “Subsidiary Organizational Documents”).

      (d) The Partnership Certificate, the Partnership Agreement and the Subsidiary Organizational Documents are in full force and effect, and no other organizational documents are applicable to or binding upon the Partnership or any Subsidiary.

      (e) Neither the Partnership nor any Subsidiary is in violation of any provision of the Partnership Certificate, the Partnership Agreement or the Subsidiary Organizational Documents.

      3.02     Subsidiaries; Equity Interests. The Partnership has no subsidiaries and does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity or ownership interest in any person, other than as set forth in Section 3.02 of the Partnership Disclosure Letter.

      3.03     Capital Structure.

      (a) At the close of business on the date of this Agreement, (i) 1,593,948 Units were issued and outstanding, (ii) 64,800 Units were subject to issuance upon exercise of outstanding Unit Options under the Unit Option Plan at an exercise price of $11.875 per Unit, and (iii) one unit purchase right (a “Unit Purchase Right”) for each Unit outstanding was issued and outstanding, and one Unit Purchase Right was reserved for issuance in connection with each Unit Option, in accordance with that certain Unit Purchase Rights Agreement, dated as of November 30, 1990, as amended by Amendment No. 1 to Unit Purchase Rights Agreement, dated February 14, 2000, as further amended by Amendment No. 2 to Unit Purchase Rights Agreement, dated March 28, 2003, (as amended, the “Rights Agreement”) between the Partnership and Equiserve Trust Company, N.A., as Rights Agent (the “Rights Agent”). Except as set forth above, at the close of business on the date of this Agreement, no other voting securities of the Partnership were issued, reserved for issuance or outstanding.

      (b) All outstanding Units are, and all such Units that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable (subject to the obligation of a limited partner to repay the amount of any distribution wrongly received from the Partnership for a period of three (3) years from the date of the distribution), and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DRULPA, the Partnership Certificate, the Partnership Agreement or any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Partnership is a party or otherwise bound.

      (c) Except as set forth in this Section or in Section 3.03(c) of the Partnership Disclosure Letter, there are no options, warrants, calls, rights, convertible or exchangeable securities, units, commitments, Contracts, arrangements or undertakings to which the Partnership is a party or by which it is bound (x) obligating the Partnership to issue, deliver or sell, or cause to be issued, delivered or sold, additional Units or other equity interests in, or any security convertible or exercisable for or exchangeable into Units or other equity interest in, the Partnership, or (y) obligating the Partnership to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking. There are not any outstanding contractual obligations of the Partnership to repurchase, redeem or otherwise acquire any Units of the Partnership. Other than the Purchase Agreement, there are no unitholder agreements, voting trusts or other agreements or understandings to which the Partnership is a party or to which it is bound relating to the holding, voting or disposition of any Units of the Partnership.

      (d) The Board of Directors of the General Partner or a committee administering the Unit Option Plan has the power and authority to cause the Unit Option Plan to terminate as of the Effective Time. Following the Effective Time, no holder of a Unit Option or any participant in the Unit Option Plan or other Partnership Benefit Plan will have any right thereunder to acquire any partnership interest in the Survivor.

      (e) All Unit Options outstanding as of the date of this Agreement, the price at which they are exercisable and the vesting schedule therefor are listed on Section 3.03(e) of the Partnership Disclosure Letter.

      (f) The capital structure of each Subsidiary is as set forth in Section 3.03(f) of the Partnership Disclosure Letter. The capital stock or other equity ownership interest in each Subsidiary is owned by the Partnership or by an affiliate of the Partnership, as set forth in Section 3.03(f) of the Partnership Disclosure Letter.

      (g) There are no options, warrants, calls, rights, convertible or exchangeable securities, units, commitments, Contracts, arrangements or undertakings to which any Subsidiary is a party or by which it is bound (x) obligating any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, equity interests in, or any security convertible or exercisable for or exchangeable into equity interests in, any Subsidiary or (y) obligating any Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking.

      (h) Each outstanding share of capital stock or other equity ownership interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable (subject to the requirements, if any, under applicable state Law, obligating any limited partner of a Subsidiary that is a limited partnership to repay the amount of any distribution wrongly received from such Subsidiary), and, except as set forth in Section 3.03(h) of the Partnership Disclosure Letter, each such share or other equity ownership interest is owned by the Partnership or another Subsidiary free and clear of all Liens, options, rights of first refusal, agreements, limitations on the Partnership’s or any Subsidiary’s voting rights, charges and other encumbrances whatsoever.

      3.04     Authority; Execution and Delivery; Enforceability.

      (a) The Partnership has all requisite partnership power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby (the “Transactions”).

      (b) The execution, delivery and performance by the Partnership of this Agreement and the consummation by the Partnership of the Transactions have been duly authorized by all necessary partnership action on the part of the Partnership, subject to receipt of Unitholder Approval.

      (c) The Partnership has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against the Partnership in accordance with its terms, except that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor’s rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

      (d) The affirmative vote of the holders of a majority of the outstanding Units (“Unitholder Approval”) is the only vote of any class or series of the Partnership’s limited partner interests required to approve the Merger and adopt this Agreement.

      (e) (i) The Audit Committee of the Board of Directors of the General Partner has approved the payment of the “Purchase Price” provided for in the Purchase Agreement and the Merger Price, and (ii) the Board of Directors of the General Partner has duly adopted resolutions (A) approving this Agreement, the Merger, and the Other Transactions (including the payment to certain of the HWG Parties of the consideration to be paid to such parties pursuant to the Purchase Agreement) in accordance with the applicable provisions of the DRULPA and the Partnership Agreement, (B) determining that the terms of the Merger and the Other Transactions are fair to and in the best interests of the Partnership and its unitholders, other than the General Partner and its affiliates, and (C) recommending that the holders of Units approve and adopt this Agreement and the Merger and the transfer of the general partner interest in the Partnership pursuant to the Purchase Agreement.

      3.05     No Conflicts; Consents.

      (a) Except as set forth in Section 3.05(a) of the Partnership Disclosure Letter, the execution, delivery and performance by the Partnership of this Agreement do not, and the consummation of the Merger and the Other Transactions and compliance with the terms of this Agreement will not:

(i) conflict with or result in any violation of any provision of the Partnership Certificate, the Partnership Agreement or the Subsidiary Organizational Documents,

(ii) subject to the filings and other matters referred to in Section 3.05(b), conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any pledge, lien, charge, mortgage, deed of trust, claims against title, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of the Partnership or any Subsidiary under, or require the consent of any person under, any provision of any Contract to which the Partnership or any Subsidiary is a party or by which any of its properties or assets is bound or affected, or

(iii) subject to the filings and other matters referred to in Section 3.05(b)(i), conflict with or result in any violation of any domestic or foreign judgment, verdict, jury award, injunction, order or decree (“Judgment”) or domestic or foreign statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Partnership or any Subsidiary or their respective properties or assets, except in the case of clauses (ii) and (iii) above, for such matters as, individually or in the aggregate, could not reasonably be expected to have a Partnership Material Adverse Effect.

      (b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or notice to, or Permit from, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Partnership or any Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than:

(i) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the Unitholder Approval (the definitive form of such proxy statement is referred to as the “Proxy Statement”), and (B) such reports under Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the Other Transactions;

(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Partnership is qualified to do business;

(iii) such filings as may be required in connection with the Transfer Taxes described in Section 6.11; and

(iv) such filings as may be required after the consummation of the Merger to reflect the fact that the Merger has been consummated.

      (c) The Board of Directors of the General Partner has amended the Rights Agreement so that (i) neither Parent nor Purchaser nor any of its “affiliates” or “associates” is or will become an “Acquiring Person” (each as defined in the Rights Agreement) by reason of this Agreement, the Merger or any Other Transaction, and (ii) a “Distribution Date” (as defined in the Rights Agreement) will not occur by reason of this Agreement, the Merger or any of the Other Transactions. The Unit Purchase Rights will expire concurrently with the consummation of the Merger.

      3.06     SEC Documents; Undisclosed Liabilities.

      (a) The Partnership has timely filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by it on or after December 31, 2000 (such reports, schedules, forms, statements and other documents, collectively with all other reports, schedules, forms, statements and other documents filed by the Partnership with the SEC, if any, being hereinafter referred to as the “Partnership SEC Documents”).

      (b) As of their respective dates, the Partnership SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the SEC promulgated thereunder, to the extent applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the Exchange Act.

      (c) The consolidated financial statements of the Partnership included in the Partnership SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, including all applicable requirements of the Sarbanes-Oxley Act, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present in all material respects the financial position of the Partnership as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

      (d) Except as set forth in the financial statements included in the Partnership’s Annual Report on Form 10-K for the Year Ended December 31, 2003, as of the date of those financial statements, neither the Partnership nor any Subsidiary had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required by GAAP to be reflected in the Partnership’s financial statements, and there was no condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation. All Contingent Liabilities and off-balance sheet financing arrangements of the Partnership are identified on Section 3.06(d) of the Partnership Disclosure Letter.

      3.07     Information Supplied. Subject to Parent’s and Purchaser’s fulfillment of their obligations with respect thereto, the Proxy Statement will contain (or will be amended in a timely manner so as to contain) all information that is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable Law and will conform in all material respects with the requirements of the Exchange Act and any other applicable Law; and neither the Proxy Statement nor any amendment or supplement thereto will, at the time they are filed with the SEC or published, sent or given to the Partnership’s unitholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or, in the case of the Proxy Statement, will, at the time of the Unitholder Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Unitholder Meeting which shall have become false or misleading in any material respect. Notwithstanding the foregoing, no representation or warranty is hereby made by the Partnership with respect to any information supplied by Parent or Purchaser in writing for inclusion in or incorporation by reference into, the Proxy Statement.

      3.08     Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2003, the Partnership and the Subsidiaries have conducted their respective business only in the ordinary course of business, and there has not been:

      (a) any event, change, occurrence, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Partnership Material Adverse Effect;

      (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, limited partner interests, stock, property or otherwise) with respect to any limited partner interests of the Partnership or equity securities of any Subsidiary or any repurchase, redemption or other acquisition by the Partnership or any Subsidiary of any limited partner interests, capital stock or other equity securities of, or other ownership interests in, the Partnership or any Subsidiary;

      (c) any split, combination or reclassification of any limited partner interests, capital stock or any issuance of or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, limited partner interests of the Partnership or equity securities of any Subsidiary;

      (d) except as set forth in Section 3.08(d) of the Partnership Disclosure Letter, (i) any grant by any of the Partnership, any Subsidiary, or HWG, LLC to any director or officer of HWG, LLC or to any individual considered to be jointly employed by HWG, LLC and 1st Odyssey Group, Inc. (“1st Odyssey”), of any increase in compensation, bonus or other benefits, other than increases to persons who are not directors or officers of HWG, LLC, granted in the ordinary course of business consistent with past practice, or (ii) any grant or increase by the Partnership, any Subsidiary, or HWG, LLC to any such director, officer or employee of any severance, change of control or termination pay benefits;

      (e) any change in accounting methods, principles or practices by the Partnership or any Subsidiary, except for such changes as may have been required by a change in GAAP;

      (f) any (i) material elections with respect to Taxes by the Partnership or any Subsidiary, (ii) settlement or compromise by the Partnership or any Subsidiary of any material Tax liability or refund or (iii) assessment of a material Tax against the Partnership or any Subsidiary by any Governmental Entity;

      (g) any amendment of any term of any outstanding security of the Partnership or any Subsidiary;

      (h) any incurrence, assumption or guarantee by the Partnership or any Subsidiary of any indebtedness for borrowed money;

      (i) any making of any loan, advance or capital contribution to or investment in any person by the Partnership or any Subsidiary other than in connection with any acquisition or capital expenditure permitted by Section 5.01;

      (j) except as set forth in Section 3.08(j) of the Partnership Disclosure Letter, (i) any acquisition by the Partnership or any Subsidiary by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or any acquisition by the Partnership or any Subsidiary of any assets that are material to the Partnership and its Subsidiaries, taken as a whole, (ii) any sale, lease, license, encumbrance or other disposition (other than Partnership Leases) of material assets of the Partnership or any Subsidiary, (iii) any material incurrence of capital expenditures by the Partnership or any Subsidiary, other than in the ordinary course of business, or (iv) any modification, amendment, assignment, termination or relinquishment by the Partnership or any Subsidiary of any Contract, license or other right that, individually or in the aggregate with all such modifications, amendments, assignments, terminations and relinquishments, has had or could reasonably be expected to have a Partnership Material Adverse Effect;

      (k) except as set forth in Section 3.08(k) of the Partnership Disclosure Letter, any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Partnership or any Subsidiary that, individually or in the aggregate, has had or could reasonably be expected to have a Partnership Material Adverse Effect;

      (l) except as provided by the Purchase Agreement, any entry by the Partnership or any Subsidiary into any commitment or transaction material to the Partnership and its Subsidiaries, taken as a whole;

      (m) any revaluation by the Partnership or any Subsidiary of any of their material assets, including but not limited to writing down the value of any Partnership Owned Property, inventory or writing off of notes or accounts receivable, other than in the ordinary course of business; or

      (n) any agreement, commitment or undertaking to take any action referred to in Sections 3.08(a) through 3.08(m).

      3.09     Taxes.

      (a) Each of the Partnership and each Subsidiary listed in Section 3.09(a) of the Partnership Disclosure Letter (a “Subsidiary Partnership”) is, and since its formation has been, properly characterized as a partnership (or a “disregarded entity” under Treasury Regulation Sections 301.7701-2 and 301.7701-3) for United States federal (and except as set forth in Section 3.09(a) of the Partnership Disclosure Letter for state or local) income tax purposes and not as an association taxable as a corporation and for avoidance of doubt has never been a “publicly traded partnership” treated as a corporation under Section 7704 of the Code (or any similar Tax Law). The Subsidiaries listed in Section 3.09(a) of the Partnership Disclosure Letter represent all of the Subsidiaries characterized as partnerships (or “disregarded entities,” as the case may be) for U.S. federal income tax purposes. Except as disclosed in Section 3.09(a) of the Partnership Disclosure Letter, for each Taxable year since the Partnership’s inception:

(i) ninety percent (90%) or more of the gross income of the Partnership (as measured under the Code) has consisted of “qualifying income” as defined by Section 7704(d) of the Code;

(ii) neither the Partnership nor any Subsidiary Partnership (including for this purpose any partnership or disregarded entity for tax purposes in which the Partnership or any Subsidiary Partnership directly or indirectly held or holds an interest) has received or accrued, or will receive or accrue, rent with respect to any property attributable to personal property, except where the average adjusted bases (for Taxable years beginning after December 31, 2000, the average fair market value) of the personal property with respect to such property at the beginning and at the end of such Taxable year, leased in connection with each lease of real property, do not exceed fifteen (15%) of the average adjusted bases (for Taxable years beginning after December 31, 2000, the average fair market value) of the real property and the personal property together with respect to such property at the beginning and at the end of such Taxable year, all within the meaning of Section 856(d)(1) of the Code;

(iii) neither the Partnership nor any Subsidiary Partnership (including for this purpose any partnership or disregarded entity for tax purposes in which the Partnership or any Subsidiary Partnership directly or indirectly held or holds an interest) has received or accrued, or will receive or accrue, directly or indirectly, any rent or interest with respect to real or personal property, including base rent, percentage rent or any other amount received or accrued in the nature of rent or interest, where the determination of the amount of rent or interest depends in whole or in part on the income or profits derived by any person from the property, except where rent or interest is based on a fixed percentage or percentages of receipts or sales within the meaning of Section 856(d)(2)(A) or Section 856(f)(1)(A) of the Code;

(iv) any sublease interest entered into between the Partnership’s or any Subsidiary Partnership’s (including for this purpose any partnership or disregarded entity for tax purposes in which the Partnership or any Subsidiary Partnership directly or indirectly held or holds an interest) tenants and their subtenants has not been based and will not be based, in whole or in part, on the income or profits of any person; and

(v) each of the Partnership and each Subsidiary Partnership (including for this purpose any partnership or disregarded entity for tax purposes in which the Partnership or any Subsidiary Partnership directly or indirectly held or holds an interest) has not received or accrued, and will not receive or accrue, directly or indirectly, rent or any other consideration under a lease from any person in which the Partnership or any Subsidiary Partnership (including for this purpose any partnership or disregarded entity for tax purposes in which the Partnership or any Subsidiary Partnership directly or indirectly held or holds an interest) owned or owns (a) in the case of a corporation, 9.5 percent or more of the total combined voting power of all classes of stock entitled to vote, or 9.5 percent or more of the value or total number of shares of all classes of stock, or (b) in the case of an entity other than a corporation, an interest of 9.5 percent or more in the assets or net profits of such entity (it being understood that for purposes of determining ownership in the Partnership or any Subsidiary Partnership, in a tenant or in any other person, the constructive ownership rules specified in Section 318 of the Code (as modified by Sections 856(d)(5) and 7704(d)(3)(B) of the Code) shall apply).

      (b) Except as will not and could not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, each of the Partnership and each Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns (including those returns requiring estimates of Tax payments) required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Such Tax Returns have been prepared in accordance with all applicable Laws. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid. Section 3.09(b) of the Partnership Disclosure Letter contains a list of all jurisdictions (whether foreign or domestic) in which the Partnership or any Subsidiary currently files Tax Returns.

      (c) Except as set forth in Section 3.09(c) of the Partnership Disclosure Letter, (i) neither the Partnership nor any Subsidiary requested any extension of time in which to file any Tax Return, which Tax Return has not since been filed, and (ii) no audits, investigations or other proceedings by a Governmental Entity are presently pending against the Partnership or any Subsidiary that could materially affect the liability of the Partnership and its Subsidiaries, taken as a whole, for Taxes, and no notification has been received by the Partnership or any Subsidiary that any such audit, investigation or proceeding is threatened. Section 3.09(c) of the Partnership Disclosure Letter includes a list of all issues in dispute in any audit, investigation or proceeding against the Partnership or any Subsidiary and an estimate of the amount of Tax in dispute as to each issue.

      (d) The most recent financial statements contained in the Partnership SEC Documents reflect an adequate reserve for all Taxes payable by the Partnership and its Subsidiaries, taken as a whole, for all Taxable periods and portions thereof through the date of such financial statements. No material claim or deficiency with respect to any Taxes has been threatened, proposed, asserted or assessed against the Partnership or any Subsidiary, and no waivers or extensions of the statute of limitations for assessments or payment with respect to any Taxes of the Partnership or any Subsidiary are pending.

      (e) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Partnership or any Subsidiary. Neither the Partnership nor any Subsidiary is bound by any agreement with respect to Taxes. Neither the Partnership nor any Subsidiary has ever been a member of any “affiliated group” of corporations within the meaning of Section 1504(a) of the Code. Other than with respect to the Partnership or a Subsidiary Partnership, neither the Partnership nor any Subsidiary Partnership is party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Tax purposes.

      (f) Within the past three (3) years, neither the Partnership nor any Subsidiary has made any change in Tax reporting method, received a ruling from any Tax Authority or signed an agreement with regard to Taxes, other than any ruling received or agreement signed in the ordinary course of business with respect to real estate Taxes. Section 3.09(f) of the Partnership Disclosure Letter describes the real estate Taxes paid or payable with respect to each Partnership Owned Property for each of the last three years.

      (g) To the extent that the Tax Returns of the Partnership and each Subsidiary have been examined by the applicable Tax Authorities (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for periods through and including December 31, 2003, no material adjustments were asserted as a result of such examinations which have not been resolved and fully paid, and no issue has been raised by any Tax Authority in any audit that, if raised with respect to any other period not so audited, could be expected to result in a proposed material deficiency for any period not so audited.

      (h) Neither the Partnership nor any Subsidiary has made or filed an election under Sections 108, 441 or 1017 of the Code.

      (i) Neither the Partnership nor any Subsidiary is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to the amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Neither the Partnership nor any Subsidiary has any property or asset which is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

      (j) Neither the Partnership nor any Subsidiary is liable for any material Taxes to the Tax Authority of any foreign country. Neither the Partnership nor any Subsidiary has or has had a permanent establishment in any foreign country, as defined by the laws of such foreign country as supplemented by any applicable Tax treaty or convention between the United States and such foreign country.

      (k) Neither the Partnership nor any Subsidiary is required to include in income any adjustment under Section 481(a) of the Code by reason of a change in accounting method initiated by the Partnership or any Subsidiary, and no Tax Authority has proposed any such adjustment or change in accounting method.

      (l) Neither the Merger under this Agreement nor any Other Transaction will terminate, invalidate or cause the recapture of any Tax abatements, Tax credits, Tax exemptions, or Tax rebates which are in effect for the Partnership or any Subsidiary, all of which are described in Section 3.09(l) of the Partnership Disclosure Letter.

      (m) Fifty percent (50%) or more of the value of the gross assets of the Partnership consist of “U.S. real property interests” (as defined under Section 897 of the Code) and ninety percent (90%) or more of the value of the gross assets of the Partnership consist of “U.S. real property interests” plus cash or cash equivalents (as defined under Treasury Regulation § 1.1445-11T(d)).

      (n) Except as set forth in Section 3.09(n) of the Partnership Disclosure Letter, no Subsidiary has Subchapter C current or accumulated earnings and profits (as measured for Code purposes).

      (o) Except as set forth in Section 3.09(o) of the Partnership Disclosure Letter, the Partnership (i) has not made an election pursuant to Section 10.08 of Internal Revenue Service Revenue Procedure 89-31, 1989-1 C.B. 895 relating to withholding on effectively connected income allocable to “foreign partners” (as defined in Section 1446(e) of the Code) and (ii) has complied with the withholding requirements with respect to any “foreign partners” (as defined in Section 1446(e) of the Code) consistent with Section 10 of Internal Revenue Service Revenue Procedure 89-31, 1989-1 C.B. 895.

      (p) For purposes of this Agreement:

“Tax Authority” means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges (whether or not determined on a consolidated, combined or stand alone basis) imposed by any federal, state, local or foreign governmental entity and interest, penalties or additions to tax attributable thereto.

“Tax Return” means any federal, state, local, provincial or foreign Tax return, declaration, statement, report, schedule, form or information return or any amended Tax return relating to Taxes.

“Treasury Regulations” means one or more regulations promulgated under the Code by the Treasury Department of the United States.

      3.10     Absence of Changes in Benefit Plans. Neither the Partnership nor any Subsidiary has or ever had any employees. The individuals who perform services for the Partnership are currently employees of HWG, LLC through 1st Odyssey, a professional employer organization. None of the Partnership, the Subsidiaries or HCRE is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the General Partner, HCRE or 1st Odyssey.

      3.11     ERISA Compliance; Excess Parachute Payments.

      (a) Section 3.11(a) of the Partnership Disclosure Letter contains a list of all plans or arrangements providing compensation or benefits to any current or former employee (including those individuals considered to be jointly employed by 1st Odyssey and HWG, LLC), officer or director or consultant of HWG, LLC, or with respect to which the Partnership or any ERISA Affiliate of the Partnership has or may have any liability:

(i) “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), collective bargaining agreement, or bonus, pension, profit sharing, deferred compensation, incentive compensation, Unit ownership, Unit purchase, Unit option, retirement, thrift, savings, Unit bonus, restricted Units, cafeteria, severance, disability, medical or other compensation or benefit plan, (each of the foregoing, a “Partnership Benefit Plan,” and collectively, “Partnership Benefit Plans”); and

(ii) employment, consulting, deferred compensation, indemnification, severance or termination agreements or arrangements, non-compete agreements, confidentiality agreements, nonsolicitation and business diversion agreements or tax gross-up agreements (each a “Partnership Benefit Agreement,” and collectively, “Partnership Benefit Agreements”).

      (b) Except as set forth in Section 3.11(b) of the Partnership Disclosure Letter, since December 31, 2003, there has not been any adoption or amendment in any material respect of any Partnership Benefit Plan or Partnership Benefit Agreement.

      (c) The Partnership has made available to Purchaser true, complete and correct copies of:

(i) each Partnership Benefit Plan and Partnership Benefit Agreement (or, in the case of any unwritten Partnership Benefit Plan or Partnership Benefit Agreement, a description thereof);

(ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Partnership Benefit Plan (if any such report was required under ERISA);

(iii) the most recent summary plan description for each Partnership Benefit Plan for which a summary plan description is required; and

(iv) each trust agreement and group annuity contract relating to any Partnership Benefit Plan.

      (d) Except as set forth in Section 3.11(d) of the Partnership Disclosure Letter, all Partnership Pension Plans that are eligible to do so have received favorable determination letters from the Internal Revenue Service, to the effect that such Partnership Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Partnership, has revocation been threatened, nor has any such Partnership Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. There is no material pending or, to the knowledge of the Partnership, threatened litigation relating to the Partnership Benefit Plans or Partnership Benefit Agreements. Each Partnership Benefit Plan and Partnership Benefit Agreement has been maintained in compliance with its terms and with the requirements prescribed by all applicable laws, including but not limited to ERISA and the Code, which are applicable thereto, except to the extent that any failure to comply, individually or in the aggregate, could not reasonably be expected to have a Partnership Material Adverse Effect.

      (e) No Partnership Benefit Plan is or has been subject to Title IV of ERISA. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Partnership with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or any ERISA Affiliate. None of such Partnership Benefit Plans and trusts has been terminated. No Partnership Benefit Plan is a multiemployer plan, within the meaning of Section 4001(a)(3) of ERISA, and the Partnership has not incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205. For the purposes hereof, “ERISA Affiliate” of any person means any other person which, together with such person, would be treated as a single employer under Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 414(b) or (c) of the Code.

      (f) With respect to any Partnership Benefit Plan that is an employee welfare benefit plan, (i) each such Partnership Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) complies with the applicable requirements of Section 4980B(f) of the Code and (ii) each such Partnership Benefit Plan (including any such Partnership Benefit Plan covering retirees or other former employees) may be amended or terminated without material liability to the Partnership on or at any time after the Effective Time. There are no obligations for retiree health and life benefits under any Partnership Benefit Plan or Partnership Benefit Agreement.

      (g) Except as disclosed in Section 3.11(g) of the Partnership Disclosure Letter, the consummation of the Merger or any Other Transaction will not (i) entitle any employee, officer or director of the Partnership, the General Partner or HCRE to severance pay or an election to terminate and receive severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Partnership Benefit Plans or Partnership Benefit Agreements, or (iii) result in any breach or violation of, or a default under, any of the Partnership Benefit Plans or Partnership Benefit Agreements.

      (h) No amount or economic benefit that could be received (whether in cash or property or the vesting of property) under any Partnership Benefit Plan or Partnership Benefit Agreement or otherwise as a result of the Merger, any Transaction, any Other Transaction, or any other event (including upon, as a result of or in connection with a termination of employment on or following the Effective Time) by any employee, officer or director of the General Partner, HCRE or any of their affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1, Q&A 15) will be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). The payments and estimated cost of benefit continuation that could be provided to disqualified individuals as a result of the Merger, any Transaction, any Other Transaction, or any other event (including upon, as a result of or in connection with a termination of employment on or following the Effective Time) are listed on Section 3.11(h) of the Partnership Disclosure Letter.

      (i) After the Closing, the Partnership will not have any obligation, liability or expense under or with respect to any Partnership Benefit Plan or Partnership Benefit Agreement to any person, including any employee, service provider or insurer (other than such obligations, liabilities or expenses incurred prior to the Effective Time which are reflected or reserved against in the financial statements of the Partnership (or the notes thereto) or are otherwise taken into account in determining the Working Capital Adjustment).

      3.12     Litigation.

      (a) Except as set forth in Section 3.12(a) of the Partnership Disclosure Letter and other than routine appeals relating to real property Tax assessments, there is no suit, claim, action, proceeding or investigation pending against, or to the knowledge of the Partnership threatened against or affecting, the General Partner, the Partnership or any Subsidiary or any of their respective properties before any arbitrator, court or other Governmental Entity (and neither the Partnership nor any Subsidiary is aware of any basis for any such suit, action, proceeding or investigation) that, individually or in the aggregate, could reasonably be expected to have a Partnership Material Adverse Effect.

      (b) Except as set forth in Section 3.12(b) of the Partnership Disclosure Letter, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Partnership or any Subsidiary, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement or the Other Transactions.

      (c) Except as set forth in Section 3.12(c) of the Partnership Disclosure Letter, neither the Partnership nor any Subsidiary is subject to any outstanding Judgment against them or naming them as a party.

      3.13     Compliance with Applicable Laws.

      (a) Except as set forth in Section 3.13(a) of the Partnership Disclosure Letter, the Partnership and each Subsidiary is, and their operations are being conducted, in compliance with all applicable Laws, except for such failures to comply as, individually or in the aggregate, could not reasonably be expected to have a Partnership Material Adverse Effect.

      (b) Except as set forth in Section 3.13(b) of the Partnership Disclosure Letter, neither the Partnership nor any Subsidiary has received any written notice: (i) of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Entity relating to the Partnership or any Subsidiary or (ii) during the past two (2) years, from any Governmental Entity alleging that the Partnership or any Subsidiary is not in compliance in any material respect with any applicable Law.

      (c) The Partnership and each Subsidiary, to their knowledge, has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities (“Permits”) necessary for it to own, lease or otherwise hold and to operate its properties and assets and to carry on their business and operations as now conducted, except for the failure to have such Permits that, individually or in the aggregate, has not had and could not reasonably be expected to have a Partnership Material Adverse Effect. Neither the Partnership nor any Subsidiary has received notice of any defaults under, or violations of, any such Permit, except for such defaults and violations that, individually and in the aggregate, have not had and could not reasonably be expected to have a Partnership Material Adverse Effect. The Merger, in and of itself, will not cause the revocation or cancellation of any such Permit that, individually or in the aggregate, could reasonably be expected to have a Partnership Material Adverse Effect.

      (d) This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09, or to environmental matters, which are the subject of Section 3.14.

      3.14     Environmental Matters.

      (a) Each of the Partnership, each Subsidiary and each Partnership Real Property is, and within the period of all applicable statutes of limitation has been, in material compliance with all applicable Environmental Laws.

      (b) Each of the Partnership and each Subsidiary holds and is, and within the period of all applicable statutes of limitation has been, in material compliance with all Permits required to conduct its business and operations under all applicable Environmental Laws.

      (c) Except as disclosed in Section 3.14(c) of the Partnership Disclosure Letter, neither the Partnership nor any Subsidiary has received any written Environmental Claim against it, and neither the Partnership nor any Subsidiary has knowledge of any such Environmental Claim being threatened.

      (d) To the knowledge of the Partnership and each Subsidiary, no Hazardous Substance or other conditions are present on any property owned, leased or operated by the Partnership or any Subsidiary, or at any other location, that are in violation of any applicable Environmental Law or are reasonably likely to form the basis of any Environmental Claim against the Partnership or any Subsidiary or against any person (including any predecessor of the Partnership or any Subsidiary) whose liability the Partnership or any Subsidiary has retained or assumed either contractually or by operation of law.

      (e) Neither the Partnership nor any Subsidiary has entered into or agreed to any Governmental Entity decree, order or agreement or is subject to any Judgment or order relating to compliance with, or to investigation or cleanup, or to liability, under any Environmental Law.

      (f) No person has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance, or owned or operated any property or facility in a manner that has given or would reasonably be expected to give rise to any liability, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Laws.

      (g) None of the property owned, leased or operated by the Partnership or any Subsidiary contains (i) any underground storage tanks, (ii) any friable asbestos, (iii) any urea formaldehyde foam insulation, or (iv) any landfills, surface impoundments or disposal areas.

      (h) None of the property now or formerly owned, operated or leased by the Partnership or any Subsidiary is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Comprehensive Environmental Response, Compensation and Liability Information System or on any analogous list maintained by any Governmental Entity.

      (i) True and complete copies of all environmental reports, studies and analyses possessed or commissioned by the Partnership or any Subsidiary have been provided to Parent and are listed on Section 3.14(i) of the Partnership Disclosure Letter.

      (j) For purposes of this Agreement:

“Environmental Claim” means any claim, demand, action, suit, complaint, proceeding, directive, investigation, information request, Lien, demand letter or notice of noncompliance, violation or liability by any person asserting liability or potential liability (including liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (x) the presence, discharge, emission, release or threatened release of any Hazardous Substance at any location, (y) circumstances forming the basis of any violation or alleged violation of any Environmental Law or any Permit issued under any Environmental Law, or (z) matters otherwise relating to obligations or liabilities under any Environmental Law.

“Environmental Laws” means any and all applicable federal, state, local, foreign statutes, regulations, ordinances, guidelines, codes, decrees, or other legally enforceable requirement (including common law) of any foreign government, the United States, or any state, local, municipal or other Governmental Entity, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment (including indoor air, ambient air, surface water, groundwater, land surface, subsurface strata, or plant or animal species) or human health as affected by the environment or pollutants, contaminants, chemicals, industrial, hazardous, toxic, explosive or radioactive substances, materials or waste (including employee health and safety).

“Hazardous Substance” means all explosive or radioactive substances, materials or wastes, hazardous or toxic substances, materials or wastes, asbestos, asbestos-containing materials, pollutants and contaminants (including petroleum or any fraction thereof) and all other substances, materials or wastes, whether or not defined as such, that are regulated pursuant to or that could result in liability under any applicable Environmental Law.

      3.15     Contracts.

      (a) Except as set forth in Section 3.15(a) of the Partnership Disclosure Letter, neither the Partnership nor any Subsidiary is a party to or bound by or otherwise subject to any Contracts of the following nature (collectively, the “Material Contracts”):

(i) any Contract which restricts the Partnership or any of its affiliates from competing in any line of business or with any person in any geographical area;

(ii) any Contract involving (A) the acquisition, merger or purchase of all or substantially all the assets or business of a third party, (B) the purchase or sale or other transfer of assets, or a series of purchases or sales or other transfers of assets involving consideration of $100,000 or more or any Partnership Real Property, or (C) the grant to any person of any preferential right to purchase or lease any material asset or assets of the Partnership or any Subsidiary;

(iii) any Contract that contains a “change in control” or similar provision pursuant to which the execution and delivery of this Agreement, the consummation of the Merger or any of the Other

Transactions would give rise to any right (including any right of termination, cancellation, acceleration or vesting) or benefit;

(iv) any Contract, including any mortgage or other grant of security interests, guarantee or note, relating to the borrowing of money;

(v) any Contract to indemnify for any Environmental Claim or any other liability or cost with respect to any Environmental Law;

(vi) any Contract that would prohibit or materially delay the consummation of the Merger or any of the Other Transactions;

(vii) any other Contract that is material to the business, assets, condition (financial or otherwise), prospects or results of operations of the Partnership and its Subsidiaries, taken as a whole (provided Partnership Leases identified on the Tenant Rent Roll need not be separately listed in Section 3.15(a)(vii) of the Partnership Disclosure Letter).

(viii) any Contract with the General Partner or an affiliate of the General Partner; or

(ix) any “material contract” (as such term is defined in item 601(b)(10) of regulation S-K of the SEC).

      (b) Except as, individually or in the aggregate, could not reasonably be expected to have a Partnership Material Adverse Effect, neither the Partnership nor any Subsidiary is in breach or default (and no event has occurred that, with notice or the lapse of time or both, would constitute a default by the Partnership or any Subsidiary) under any Material Contract nor, to the knowledge of the Partnership or any Subsidiary, is any other party to any Material Contract in breach or default thereunder (and no event has occurred that, with notice or the lapse of time or both, would constitute such a default).

      3.16     Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and Lehman Brothers Inc. (“Lehman Brothers”), the fees and expenses of which will be paid by the Partnership, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with, the Merger and the Other Transactions based upon arrangements made by or on behalf of the Partnership or any Subsidiary. The Partnership has furnished to Parent a true and complete copy of all agreements between the Partnership (or any Subsidiary) and Morgan Stanley and Lehman Brothers Inc. relating to the Merger and the Other Transactions and disclosed to Parent all fees and expenses to be paid to such advisors.

      3.17     Opinion of Financial Advisors. The Partnership has received (a) the opinion of Morgan Stanley, dated April 15, 2004, that the aggregate consideration to be received by the holders of the limited and general partnership interests of the Partnership pursuant to this Agreement and the Purchase Agreement is fair from a financial point of view to such holders, and (b) the opinion of Lehman Brothers, dated April 15, 2004, that (i) the consideration to be received by the holders of Units (other than the General Partner and its affiliates, including but not limited to HWG, LLC) in connection with the Merger, taking into account the consideration received by or otherwise allocated to the General Partner or its affiliates, on the one hand, and the holders of the Units (other than the General Partner and its affiliates as holders of Units), on the other hand, is fair, from a financial point of view, to the holders of Units of the Partnership (other than the General Partner and its affiliates, including but not limited to HWG, LLC), and (ii) the allocation of the consideration between the General Partner and its affiliates, on the one hand, and the holders of the Units (other than the General Partner and its affiliates as holders of Units), on the other hand, is reasonable.

      3.18     Properties.

      (a) Section 3.18(a) of the Partnership Disclosure Letter sets forth:

(i) all real properties (indicating the name of the owner and the address or location of the property) owned by the Partnership or any Subsidiary (the “Partnership Owned Property”), and

(ii) all real properties (indicating the name of the lessee and lessor and the address or location of the property) leased or operated by the Partnership or any Subsidiary as lessee (the “Partnership Leased Property”).

The Partnership Owned Property and the Partnership Leased Property are referred to as the “Partnership Real Property.”

      (b) The Partnership or the Subsidiaries own fee simple title to the Partnership Owned Property and a valid leasehold interest in the Partnership Leased Property.

      (c) Each Partnership Owned Property is owned and each Partnership Leased Property is leased free and clear of Liens and Laws affecting building use or occupancy, or reservations of an interest in title or other encumbrances on title (collectively “Encumbrances”), except for the Mortgage Documents related to those loans listed in Section 3.05(a)(ii) of the Partnership Disclosure Letter and “Permitted Encumbrances” which means:

(i) The rights of the tenants, as tenants only, under the Partnership Leases;

(ii) Any title exceptions arising out of the acts of Purchaser;

(iii) Encumbrances affecting only the leasehold estate of a tenant under a Partnership Lease which is permitted under the terms of such Partnership Lease;

(iv) real property Taxes and assessments encumbering the Partnership Real Property, not yet due and payable; and

(v) any and all easements, rights-of-way, protrusions, encroachments and such other Encumbrances that, individually or in the aggregate, do not detract in any material respect from the value, as currently operated, of any Partnership Real Property or impose any material restriction or limitation on the Partnership’s (or any Subsidiary’s) current use of any Partnership Real Property.

      (d) The Partnership and the Subsidiaries have not received notice of, and have no other knowledge or information of, any violation of, or pending or contemplated change in, any Legal Requirements or Permits applicable to the Partnership Real Property or abutting streets and alleys, or of any pending or threatened judicial or administrative action, or any action pending or threatened by adjacent landowners or other persons, relating to the Partnership Real Property, and there are no Legal Requirements which would prohibit or preclude the reconstruction or repair of any buildings, fixtures or other improvements located at any Partnership Owned Property following a casualty thereto “as of right.” “Legal Requirements” means (i) any and all Laws, Judgments, restrictive covenants or other written or oral agreements, and (ii) any and all insurance requirements, documents or instruments, relating to the Partnership Real Property or to or by which the Partnership Real Property or its owner may be bound or encumbered.

      (e) Except as set forth in Section 3.18(e) of the Partnership Disclosure Letter, neither the Partnership nor any Subsidiary has received written notice that any condemnation proceedings or similar actions or proceedings are now pending or threatened with respect to the Partnership Real Property or any part thereof.

      (f) On the Closing Date, none of the Partnership Real Property will be subject to any materialmen’s, mechanics’ lien or other similar Lien other than those which are (i) not yet due and payable or (ii) which are being contested in good faith by appropriate proceedings.

      (g) All documents and instruments delivered or made available to Parent or Purchaser in connection with the Partnership (or any Subsidiary) are true, accurate and complete copies of such items in its possession or control.

      (h) To the Partnership’s and the Subsidiaries’ knowledge, all utilities and services necessary for the use and operation of the Partnership Real Property (including, road access, gas, water, electricity and telephone) are available thereto. To the Partnership’s and the Subsidiaries’ knowledge, no fact, condition or proceeding exists which would result in the termination or impairment of the furnishing of such utilities to the Partnership Real Property.

      (i) To the Partnership’s and the Subsidiaries’ knowledge, other than the amounts disclosed by bills or statements for local real estate Taxes and assessments of any kind (special, bond or otherwise), copies of which have previously been made available to Parent, and other than as disclosed in Section 3.09(f) of the Partnership Disclosure Letter, no such Taxes or assessments are or have been levied with respect to the Partnership Real Property, or any portion thereof, there have been no increases in such Taxes or assessments since December 31, 2003 and neither the Partnership nor any Subsidiary has received notice that any levy for any such Taxes or assessments is pending or threatened.

      (j) Neither the Partnership nor any Subsidiary has received any written notice from any insurance carrier of defects or inadequacies in any Partnership Real Property which, if uncorrected, would result in a termination of insurance coverage or an increase in the premiums charged therefor.

      (k) The Partnership Real Property, including the buildings, fixtures and other improvements forming a part thereof and the equipment located therein or serving the same, is in a state of good repair and maintenance and sound operating condition, with adequate parking, and has been maintained in a manner consistent with good real estate management practices.

      (l) The Partnership or a Subsidiary owns all material items of tangible personal property located at the Partnership Real Property (other than such property which is owned by tenants under Partnership Leases, their employees, guests or contractors or by third party service providers and their employees or subcontractors) free and clear of all Liens and the same is in a state of good repair and maintenance and sound operating condition.

      (m) There are no defaults, and to the knowledge of the Partnership and the Subsidiaries, there exist no facts or circumstances which with the giving of notice, the passage of time or both would constitute a default under any lease pursuant to which the Partnership or a Subsidiary leases Partnership Leased Property from a third party. Each such lease is in full force and effect. A true, complete and accurate copy of each such lease (including any amendments thereof) has been delivered to the Parent.

      (n) There are no defaults, and to the knowledge of the Partnership and the Subsidiaries, there exist no facts or circumstances which with the giving of notice, the passage of time or both would constitute a default under any Mortgage Document. The Partnership has provided to the Parent true, complete and accurate copies of all of the Mortgage Documents. Section 3.18(n) of the Partnership Disclosure Letter sets forth a true, complete and accurate list of the Partnership Owned Properties which are encumbered by Mortgage Documents, the debt secured thereby, the dates on which such debt was originally incurred, the original principal amounts of the debt secured thereby, the current outstanding principal amount, the interest rates and the maturity date of such debt.

      (o) Section 3.18(o) of the Partnership Disclosure Letter lists all of the Contracts pertaining to the management, operation or servicing of any Partnership Real Property which (i) obligate the Partnership or any Subsidiary to incur charges in excess of $50,000 annually and (ii) are not terminable without fee or penalty upon thirty (30) or fewer days’ notice.

      (p) Except as set forth in Section 3.18(p) of the Partnership Disclosure Letter and subject to the terms of the Mortgage Documents, on the Closing Date immediately after the Merger neither the Partnership nor any Subsidiary will be party to or bound by or otherwise subject to any Contract which constrains or limits (or purports to constrain or limit) Parent’s, the Partnership’s or any Subsidiary’s ability to, from time to time, engage and replace property managers for the Partnership Real Property, and Section 3.18(p) of the Partnership Disclosure Letter contains an accurate, true and complete description of such constraints and limitations.

      (q) Except as set forth in Section 3.18(q) of the Partnership Disclosure Letter, all income of the Partnership and the Subsidiaries from and after the Closing Date under each Partnership Lease (as in effect on the Closing Date) will qualify as “rents from real property” pursuant to Section 856(d) of the Code, and without limiting the generality of the foregoing, (i) each unattended parking facility (if any) at each Partnership Owned Property complies with (and can, without breach of or penalty under any Partnership Lease, continue to comply with) Situation 1 or Situation 2 of Internal Revenue Service Revenue Ruling 2004-24, 2004-10 I.R.B. 550, (ii) each attended parking facility (if any) at each Partnership Owned Property complies with (and can, without breach of or penalty under any Partnership Lease, continue to comply with) Situation 3 of such Revenue Ruling 2004-24, and (iii) neither valet services nor detailing services are provided at any parking facility at any Partnership Owned Property.

      (r) Except as set forth in Section 3.18(r) of the Partnership Disclosure Letter, neither the Partnership nor any Subsidiary has altered or otherwise modified any of the improvements located on any Partnership Owned Property in a manner that would affect the location, exterior lines or footprints of such improvements since the date of the Survey (as hereinafter defined) for such Partnership Owned Property and neither the Partnership nor any Subsidiary has constructed any additional alterations or improvements on any Partnership Owned Property since the date of the Survey for such Partnership Owned Property. Any buildings located on any Partnership Owned Property are identical to the buildings shown on the Survey for such Partnership Owned Property. To the knowledge of the Partnership and each Subsidiary, each Survey accurately depicts the location of all Improvements located on each Partnership Owned Property.

      3.19     Leases.

      (a) The Partnership has previously delivered to Purchaser the rent roll for each property included in the Partnership Owned Property as of April 12, 2004 described in Section 3.19(a) of the Partnership Disclosure Letter (the “Tenant Rent Roll”) and the information set forth in the Tenant Rent Roll is correct and complete in all material respects as of the date thereof. All leases, subleases, licenses and other occupancy agreements affecting the Partnership Real Property (other than the leases pursuant to which the Partnership or any Subsidiary leases from third parties the Partnership Leased Property) (the “Partnership Leases”) as of the date of the Tenant Rent Roll are set forth on the Tenant Rent Roll.

      (b) The Partnership has previously delivered to Purchaser true, complete and correct copies of all of the Partnership Leases and all of the brokerage agreements to which it is a party, including all amendments, modifications and supplements thereto.

      (c) Except as expressly set forth in Section 3.19(c) of the Partnership Disclosure Letter, there are no adverse or other parties in possession of the Partnership Real Property, or of any part thereof, except the Partnership (and the Subsidiaries) and tenants or licensees under the Partnership Leases, and no party has been granted any license, lease or other right relating to the use, occupancy or possession of the Partnership Owned Property, or any part thereof, except tenants or licensees under the Partnership Leases.

      (d) The Tenant Rent Roll together with Section 3.19(d) of the Partnership Disclosure Letter contains a true, complete and accurate list of each tenant under a Partnership Lease and summary of the economic terms of each Partnership Lease including the fixed or minimum rent and additional rent payable throughout the term, the percentage of operating expenses and Taxes, operating expense and Tax stops, the amount currently payable in connection with operating expenses and/or Taxes, the security deposit and the other material terms, the demised premises, the term, any abatement, set-off, renewal, extension, purchase, termination, expansion, contraction, or exclusive rights or other rights to lease.

      (e) Except as expressly set forth in Section 3.19(e) of the Partnership Disclosure Letter or the Tenant Rent Roll:

(i) each Partnership Lease is in good standing and in full force and effect, and the economic and other material terms (e.g., term and renewal, termination, expansion and contraction options) of the Partnership Leases have not been amended, modified, or supplemented in any way that has not been shown on the Tenant Rent Roll;

(ii) the Partnership Leases constitute all written and oral agreements of any kind for the leasing, rental, or occupancy of any tenant space constituting a portion of the Partnership Owned Property and have been duly executed and delivered on behalf of tenants pursuant to proper authority therefor;

(iii) each Partnership Lease constitutes a legally valid instrument binding and enforceable upon the tenant thereunder in accordance with its terms, subject to equitable principles of general application (whether in a proceeding at law or in equity) and applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and the exercise of judicial discretion.

(iv) no rental under any Partnership Lease has been collected in advance of the current month, and there are no refunds, credits, concessions, bonuses, free months’ rental, rebates, finish-out allowances in or other agreements or matters affecting the rental for any tenant under any Partnership Leases;

(v) the Partnership is the owner of the entire lessor’s interest in and to each of the Partnership Leases, subject to the Permitted Encumbrances, and none of the Partnership Leases or the rentals or other sums payable thereunder has been assigned or otherwise encumbered except as security for the loans that are presently secured by liens and security interests in the Partnership Owned Property identified in Section 3.18(n) of the Partnership Disclosure Letter;

(vi) no tenant has asserted any claim that would materially affect the collection of rent from such tenant;

(vii) none of the Partnership, any of the Subsidiaries, any tenant or any licensee is in default or breach of a Partnership Lease and no tenant or licensee has any right to credits, offsets or deductions under its Partnership Lease;

(viii) to the Partnership’s and the Subsidiaries’ knowledge, there are no facts or circumstances which with notice, the passage of time or both would constitute a default under any Partnership Lease by the Partnership, any Subsidiary, any tenant or licensee;

(ix) neither the Partnership nor any Subsidiary has received written notice of and, to the Partnership’s and the Subsidiaries’ knowledge, there is no insolvency or bankruptcy proceeding (pending, contemplated or threatened) involving any such tenant;

(x) all of the Partnership Leases are the result of bona fide arms-length negotiations between the parties;

(xi) none of the rents or other charges billed to or collected from any tenant violate any Legal Requirements;

(xii) the Partnership and the Subsidiaries have delivered, and each tenant or licensee under a Partnership Lease has accepted, its premises;

(xiii) other than customary ongoing maintenance and repair obligations, any work and all other improvements to the premises demised under a Partnership Lease required to be furnished or constructed by the lessor thereunder pursuant to its terms have been completed and any lease buyout costs and/or design allowances, construction allowances or other allowances to which the tenant or licensee thereunder may now or thereafter be entitled have been paid in full;

(xiv) all leasing fees and commissions pertaining to the Partnership Leases have been paid in full;

(xv) none of the Partnership Leased Property is leased by the Partnership to third parties;

(xvi) the lessor’s liability under each Partnership Lease is limited to its interest in the Partnership Owned Property to which such Partnership Lease pertains; and

(xvii) each Partnership Lease and the tenant’s rights thereunder are (or at landlord’s election, can be made) subject and subordinate to the lien of any mortgage, deed of trust, deed to secure debt, ground or underlying lease now or hereafter encumbering the applicable Partnership Owed Property subject only to the holder thereof agreeing not to disturb such tenant’s occupancy on customary terms.

      3.20     Intellectual Property.

      (a) Each of the Partnership and each Subsidiary owns the right, title and interest, free and clear of any Lien, including, any restriction on use, voting, transfer, receipt of income or other exercise of any attributes of ownership, in and to, or a license to use, or otherwise have the right to use, all patents and patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, logos, domain names, corporate names and goodwill associated therewith, and copyrights, technology, trade secrets know-how, processes, confidential business information, seismic rights, geological data, geophysical data, engineering data, maps, interpretations and other proprietary intellectual property rights and computer software (“Intellectual Property”) currently used in the conduct of the business of such Partnership or such Subsidiary, except where the failure to so own, be licensed or otherwise have the right to use such Intellectual Property could not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

      (b) No person has notified the Partnership or any Subsidiary that the Partnership’s or any Subsidiary’s use of the Intellectual Property infringes on the rights of any person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of the Partnership or any Subsidiary that could reasonably be expected to have a Partnership Material Adverse Effect, and, to the Partnership’s or any Subsidiary’s knowledge, no person is infringing on any right of the Partnership or any Subsidiary with respect to and no action is pending or to the knowledge of the Partnership or any Subsidiary threatened, which challenges, and neither the Partnership nor any Subsidiary is aware of any fact which, individually or in the aggregate, could reasonably be argued to detrimentally affect the validity, enforceability, use or ownership of, any such Intellectual Property.

      (c) No claims are pending or, to the Partnership’s or any Subsidiary’s knowledge, threatened that any activity of the Partnership or any Subsidiary now conducted or presently contemplated to be conducted, infringes, violates or otherwise adversely affects the Intellectual Property or other proprietary rights of any person.

      3.21     Indemnification Obligations. Except as will not have, and upon becoming payable could not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, and except as contained in the Partnership Leases or as set forth on Section 3.21 to the Partnership Disclosure Letter, there are no Indemnification Obligations that the Partnership or any Subsidiary has to any person. “Indemnification Obligations” means any obligations of the Partnership or any Subsidiary to hold harmless or to indemnify any person from any cost, expense, liability, penalty, damage, deficiency, claim or loss arising from, resulting from, based in any way on, relating to or attributable to a breach by the Partnership or any Subsidiary of any portion of an agreement between the Partnership or any Subsidiary and such person, including but not limited to any breach of a representation, warranty, or covenant under any such agreement.

      3.22     Insurance.

      (a) The Partnership and its Subsidiaries are covered as “Insureds” under insurance policies obtained by Group. Section 3.22(a) of the Partnership Disclosure Letter lists each of the insurance polices relating to the Partnership and the Subsidiaries which are currently in effect and describes any self-insurance arrangement affecting the Partnership or any Subsidiary. The insurance policies relating to the Partnership and the Subsidiaries are of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Partnership and the Subsidiaries and provides adequate coverage for all risks to which the Partnership and the Subsidiaries are normally exposed and is sufficient to comply with all Contracts to which the Partnership and the Subsidiaries are parties. Upon completion of the Merger, the Partnership and its Subsidiaries will not be covered as Insureds under these policies.

      (b) The Partnership has made available to Parent true and correct copies or descriptions of each of the insurance policies relating to the Partnership and the Subsidiaries that are currently in effect.

      (c) With respect to each such insurance policy, neither the Partnership nor any Subsidiary, or to the knowledge of the Partnership or any Subsidiary, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notice) and the Partnership and the

Subsidiaries do not know of any occurrence of any event which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults as could not result in a Partnership Material Adverse Effect.

      (d) Set forth on Section 3.22(d) of the Partnership Disclosure Letter is a listing of all claims pending with respect to any of such policies, none of which individually or in the aggregate exceed the amount of coverage provided by the applicable policy. Neither the Partnership nor any Subsidiary has received (i) any written notice of cancellation of any such policy or refusal of coverage thereunder, (ii) any written notice that any issuer of such policy has filed for protection under applicable bankruptcy or other insolvency laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other written indication that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder. All premiums and other payments relating to the insurance have been paid for coverage through the date of this Agreement.

      3.23     Disclosure. None of the information concerning the Partnership, any of the Subsidiaries or their respective business, condition (financial or otherwise), assets, liabilities, properties, prospects, personnel, products, plans and policies contained herein, in the Partnership Disclosure Letter (as the same is supplemented prior to the Closing Date) or, in the Partnership SEC Documents, contains, or in the case of the Proxy Statement, will contain, an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

      Parent and Purchaser, jointly and severally, represent and warrant to the Partnership as follows:

      4.01     Organization, Standing and Power. Each of Parent and Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

      4.02     Purchaser. Since the date of its organization, Purchaser has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Purchaser is a wholly-owned subsidiary of Parent.

      4.03     Authority; Execution and Delivery; Enforceability.

      (a) Each of Parent and Purchaser has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the Transactions. The execution, delivery and performance by each of Parent and Purchaser of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary action on the part of Parent and Purchaser. Parent, as sole member of Purchaser, has adopted this Agreement. Each of Parent and Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms, except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor’s rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

      (b) Each of the Board of Trustees of Parent and the sole member of Purchaser has duly adopted resolutions, approving and declaring the advisability of this Agreement, the Merger, and the Transactions, in accordance with the applicable provisions of the MREIT and the DLLCA, respectively.

      4.04     No Conflicts; Consents.

      (a) The execution, delivery and performance by each of Parent and Purchaser of this Agreement do not, and the consummation of the Merger and the Transactions and compliance with the terms of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, subject in the case of clauses (ii) and (iii) above, for such matters as, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on (A) the ability of Parent or Purchaser to perform its obligations under this Agreement or (B) the ability of Parent or Purchaser to consummate the Merger and the Transactions (any of the foregoing, a “Parent Material Adverse Effect”).

      (b) No Consent of, or registration, declaration or filing with, or notice to, or Permit from any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such filings as may be required in connection with the Taxes described in Section 6.11, (iv) filings under state securities Laws, and (v) such other items as, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

      4.05     Information Supplied. None of the information supplied or to be supplied by Parent or Purchaser for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, the Proxy Statement will, at the time the Proxy Statement is filed with the SEC or published, sent or given to the Partnership’s unitholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If any time prior to the Effective Time any event with respect to Parent or Purchaser, or with respect to any information supplied by Parent or Purchaser for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such document, Parent or Purchaser shall so describe the event to the Partnership.

      4.06     Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the Transactions based upon arrangements made by or on behalf of Parent or its subsidiaries.

      4.07     Financing. Parent and Purchaser have available (through cash on hand and existing credit arrangements or otherwise) all of the funds necessary for the acquisition of all of the Units pursuant to the Merger, as and when needed, and to perform their respective obligations under this Agreement.

      4.08     Litigation. There is no suit, action, proceeding or investigation pending against, or to the knowledge of Parent threatened against or affecting, Parent or any of its subsidiaries before any Governmental Entity that questions the validity of this Agreement or any action to be taken by Parent or Purchaser in connection with the consummation of the Transactions or would otherwise prevent or delay the consummation of the Transactions.

      4.09     Ownership of Units. As of the date hereof, neither Parent nor any of its subsidiaries beneficially own any Units.

ARTICLE V

COVENANTS OF THE PARTNERSHIP

      5.01     Conduct of Business.

      (a) Conduct of Business by the Partnership. Except as otherwise expressly contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Partnership shall, and shall cause each of the Subsidiaries to, conduct its business in the usual, regular and ordinary course of business and in substantially the same manner as previously conducted and use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. The Partnership shall, and shall cause each of the Subsidiaries to, maintain its assets and all parts thereof in as good working order and condition as at present, ordinary wear and tear excepted, consistent with past practice, and shall maintain in full force and effect current insurance policies or other comparable insurance coverage with respect to the assets and potential liabilities thereof. In addition, and without limiting the generality of the foregoing, except for conduct otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Partnership shall not, and shall not permit any of the Subsidiaries to, do any of the following without the prior written consent of Parent:

(i) (A) declare, set aside or make any other distributions (whether in cash, limited partner interests, property or otherwise) in respect of, any of its Units, (B) split, combine or reclassify any of its Units or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Units or (C) purchase, redeem or otherwise acquire any Units of the Partnership or any shares of capital stock of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, grant, pledge, transfer or otherwise encumber or dispose of or subject to any Lien (A) any Units, (B) any securities convertible into or exchangeable for, or any options, warrants, commitments or rights of any kind to acquire, any Units, voting securities or convertible or exchangeable securities or other equity in the Partnership or any Subsidiary or (C) any “phantom” Unit rights, Unit appreciation rights or Unit-based performance units, other than the issuance of Units upon the exercise of Unit Options outstanding on the date of this Agreement and in accordance with terms as in effect on the date of this Agreement;

(iii) except as required to consummate the Merger or the Other Transactions, amend the Partnership Certificate, the Partnership Agreement or the Subsidiary Organizational Documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (B) any assets except purchases in the ordinary course of business that are not in excess of $100,000 individually or $3,000,000 in the aggregate (considering the Partnership and its Subsidiaries as a whole) or as set forth in Section 5.01 of the Partnership Disclosure Letter;

(v) enter into any employment agreement, any collective bargaining agreement, other labor union agreement, Partnership Benefit Plan, Partnership Pension Plan or Partnership Benefit Agreement, amend, or consent to the amendment of, any Partnership Benefit Plan, Partnership Pension Plan or Partnership Benefit Agreement or take any action to accelerate any rights or benefits, fund or in any way secure the payment of compensation or benefits under any Partnership Benefit Plan, Partnership Pension Plan or Partnership Benefit Agreement or amend any agreement with HWG, LLC or 1st Odyssey relating to employees providing services to the Partnership;

(vi) make any change in accounting methods, principles or practices affecting the reported assets, liabilities or results of operations of the Partnership or any Subsidiary, except as required by a change in GAAP;

(vii) encumber, sell, lease (as lessor, including renewal or extension of any Partnership Lease), transfer, assign, license, convey or otherwise dispose of (or contract to dispose of) or subject to any Lien (or contract to subject to any Lien), any Material Contract or Partnership Real Property, or amend or terminate any such lease or license, except matters set forth in Section 5.01 of the Partnership Disclosure Letter; provided, however, that the Partnership shall actively attempt to lease vacant Partnership Real Property and may enter into leases of Partnership Owned Property without the prior written consent of Parent if the lease is for less than 5000 square feet, is on then current market terms and the Partnership gives Parent prompt notice that such lease has been entered into and the terms thereof, and may make all necessary tenant improvements and capital expenditures required under the Partnership Leases as in effect on the date of this Agreement;

(viii) (A) incur, assume or prepay any indebtedness for borrowed money or guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness or obligation of another person or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Partnership or any Subsidiary, except for short-term borrowings incurred in the ordinary course of business, matters set forth in Section 5.01 of the Partnership Disclosure Letter and additional borrowings under its credit facility to the extent they do not cause total borrowings under the credit facility to exceed $2,000,000, or (B) make or forgive any loans, advances or capital contributions to, or investments in, any other person;

(ix) except as permitted by paragraph (vii) or as set forth on Section 5.01(a)(ix) of the Partnership Disclosure Letter, make or agree to make any capital expenditure or expenditures, except those that are not in excess of $100,000 individually or $3,000,000 in the aggregate and are incurred in the ordinary course of business;

(x) make or change any material Tax election or settle or compromise any material Tax liability or refund;

(xi) except as required by this Agreement and to the extent taken into account in determining the Working Capital Adjustment, (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in the most recent financial statements (or the notes thereto) of the Partnership included in the Partnership SEC Documents or incurred since the date of such financial statements in the ordinary course of business or (B) cancel any indebtedness that is material, individually or in the aggregate, to the Partnership or any Subsidiary, or waive any claims or rights of substantial value;

(xii) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xiii) make, enter into or renew, extend, amend, modify, or waive any provisions of any Material Contract or relinquish or waive any rights under, or agree to the termination of, any Material Contract, whether or not in the ordinary course of business;

(xiv) permit any insurance policy, set forth in Section 3.22(a) of the Partnership Disclosure Letter naming it as a beneficiary or a loss payable payee, to lapse, be canceled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration; or

(xv) authorize, or commit or agree to take, any of the foregoing actions or take any action that would (A) make any representation or warranty in Article III hereof untrue or incorrect in any material respect, or (B) result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied.

      (b) Conduct of Business After Determination Date. Anything in Section 5.01(a) to the contrary notwithstanding, from the Determination Date to the Effective Time, the Partnership shall not, and shall not permit any of the Subsidiaries to, do any of the following without the prior written consent of Parent:

(i) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (B) any assets;

(ii) encumber, sell, lease (as lessor), transfer, assign, license, convey or otherwise dispose of (or contract to dispose of) or subject to any Lien (or contract to subject to any Lien), any Material Contract (except as provided in the Purchase Agreement) or Partnership Real Property, or amend or terminate any such lease or license; provided, however, that the Partnership shall actively attempt to lease vacant Partnership Real Property;

(iii) (A) incur, assume or prepay any indebtedness for borrowed money or guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness or obligation of another person or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Partnership or any Subsidiary, or (B) make or forgive any loans, advances or capital contributions to, or investments in, any other person;

(iv) make or agree to make any capital expenditure or expenditures;

(v) make or change any Tax election or settle or compromise any Tax liability or refund;

(vi) except as required by this Agreement and to the extent taken into account in determining the Working Capital Adjustment, (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in the most recent financial statements (or the notes thereto) of the Partnership included in the Partnership SEC Documents or incurred since the date of such financial statements in the ordinary course of business and permitted by this Section 5.01 or (B) cancel any indebtedness or waive any claims or rights; or

(vii) authorize, or commit or agree to take, any of the foregoing actions or take any action that would (A) make any representation or warranty in Article III hereof untrue or incorrect in any material respect, or (B) result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied.

      (c) Advice of Changes. The Partnership shall promptly advise Parent of any change or event that would be likely to cause any representation or warranty contained in this Agreement to be untrue in any material respect or which has had or could reasonably be expected to have a Partnership Material Adverse Effect.

      5.02     No Solicitation.

      (a) From the date hereof, the General Partner (whether directly or indirectly through advisors, agents, representatives or other intermediaries) shall not and shall use its reasonable best efforts to cause its officers, directors, advisors, representatives and other agents (collectively, its “Representatives”) not to, directly or indirectly, (i) continue any discussions or negotiations, if any, with any parties, other than Parent and Purchaser, conducted heretofore with respect to any Partnership Takeover Proposal or which could reasonably be expected to lead to a Partnership Takeover Proposal, (ii) solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any Partnership Takeover Proposal, (iii) participate in any discussions or negotiations regarding any Partnership Takeover Proposal, or, in connection with any Partnership Takeover Proposal, furnish to any person any information or data with respect to or access to the properties of the Partnership or any Subsidiary, or (iv) enter into any agreement with respect to any Partnership Takeover Proposal. Nothing contained in this Section 5.02 shall prohibit the General Partner or its Representatives from (x) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated by the SEC under the Exchange Act, or (y) furnishing information including nonpublic information to, or entering into negotiations or discussions with, any person that has indicated its willingness to make an unsolicited bona fide Partnership Takeover Proposal, if, and only to the extent that, (A) the Board of Directors of the General Partner determines in good faith, after consultation with its outside legal counsel and its independent financial advisors, that the Partnership Takeover Proposal may constitute, or could reasonably be expected to lead to, a Superior Partnership Proposal, (B) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such person, the Partnership provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person and (C) the Partnership uses all reasonable efforts to keep Parent informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the person with whom such negotiations or discussions are being held). Nothing in this Section 5.02 shall restrict or limit the obligations of defendants in the Litigation to comply with any discovery obligations in those actions. To the extent permitted by applicable court orders, the Partnership will provide Purchaser copies of all discovery materials provided to the plaintiffs in those actions after the date of this Agreement.

      (b) For purposes of this Agreement:

“Partnership Takeover Proposal” means any inquiry, proposal or offer (other than by Parent, Purchaser or any of their affiliates) relating to, or that could reasonably be expected to lead to (i) a merger, consolidation, share exchange of securities, dissolution, recapitalization, liquidation or other business combination involving the Partnership, (ii) the acquisition by any person in any manner, directly or indirectly, of a number of shares of any class of equity securities of the Partnership equal to or greater than 15% of the Units outstanding before such acquisition or (iii) the acquisition in any manner, directly or indirectly, in a single transaction or in a series of related transactions, of assets that generate or constitute 20% or more of the net revenues, net income or assets of the Partnership and its Subsidiaries (taken as a whole), in each case other than the Other Transactions.

“Superior Partnership Proposal” means any bona fide written Partnership Takeover Proposal made by a third party (other than by Parent, Purchaser or any of their affiliates) to acquire directly or indirectly (i) a majority of the equity securities or (ii) the assets of the Partnership substantially as an entirety, which the Board of Directors of the General Partner determines in good faith (after consultation with its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such proposal, (x) would, if consummated, be more favorable, from a financial point of view, to the holders of Units other than the General Partner and its affiliates, than the Merger, (y) is made by a third party that has the good faith intent to proceed with negotiations, and (z) the proposal is reasonably capable of being consummated.

ARTICLE VI

ADDITIONAL AGREEMENTS

      6.01     Deposit. Within ten (10) days of the execution of this Agreement, Parent will deposit $10,000,000 in escrow (the “Deposit”) with the Paying Agent. The Paying Agent shall hold the Deposit in accordance with the terms of an agreement among Parent, the Partnership and the Paying Agent which shall provide, among other things, (a) if the transactions contemplated by this Agreement are consummated, the Paying Agent shall cause the Deposit to be applied as part of the aggregate Merger Price, or (b) if this Agreement is terminated pursuant to Section 8.01, the Paying Agent shall cause the Deposit to be repaid to Parent.

      6.02     Inspection of and Access to Information. For 30 days following the date of this Agreement (the “Inspection Period”) and thereafter until the Effective Time upon reasonable notice, the Partnership will and will cause each of the Subsidiaries to permit Parent and its representatives to inspect, during the Partnership’s normal business hours, the Partnership Real Property (including, without limitation, all roofs, electric, mechanical and structural elements, and HVAC systems therein), to perform due diligence, soil analysis and environmental investigations (including subsurface investigations), to examine the Contracts, books, records and other information of the Partnership and the Subsidiaries, including, without limitation, the Partnership Leases and all other Contracts affecting the Partnership Real Property, and make copies thereof, at such reasonable times as Parent or its representatives may reasonably request by notice to the Partnership (which notice may be oral). If Parent gives the Partnership notice on or before the 25th day following the date of this Agreement that it requires additional time to complete its diligence, the Inspection Period will extend to the 45th day following the date of this Agreement. To the extent that, in connection with such investigations, the Parent, its agents, representatives or contractors, damages or disturbs any of the Partnership Real Property, Parent shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance. In addition, during the period after the date of this Agreement and prior to the Effective Time, the Partnership agrees to provide to Parent with such operating information, from time to time, as Parent may reasonably request, regarding the Partnership Real Property and the condition and operation thereof. Prior to the expiration of the Inspection Period, Parent may give the Partnership notice of any structural, physical, environmental, legal or other defects or conditions (including, without limitation, any fact or condition which would constitute a breach of any of the representations, warranties or covenants of the Partnership contained herein, which breach shall be determined as though such representations and warranties were made as of the last day of the Inspection Period and without giving effect to any qualification as to “materiality” or “Partnership Material Adverse Effect” or “knowledge” set forth therein) which affect any of the Partnership Real Property in any material respect and which has not been disclosed in the Partnership Disclosure Letter (each a “Defect”). Parent’s failure to give notice of any Defect (absent the then actual, present knowledge of Adam D. Portnoy, Executive Vice President of Parent, or David M. Lepore, Senior Vice President of Parent, of such Defect) shall not restrict Parent from terminating this Agreement pursuant to Section 8.01(d)(v).

      6.03     Title and Survey Matters.

      (a) Title Matters. The Partnership has obtained title insurance policies (the “Title Policies”) with respect to each Partnership Owned Property and, except as set forth in Section 6.03 of the Partnership Disclosure Letter, has provided Purchaser true and complete copies of (i) the Title Policies, and (ii) all instruments, documents or agreements referenced in the Title Policies and in the possession of the Partnership that create or evidence conditions or exceptions to title affecting the Partnership Owned Property. Prior to the expiration date of the Inspection Period, Parent shall give the Partnership notice of any title exceptions (whether the same appear in Title Polices or any other title commitment or title report obtained by Parent), other than Permitted Encumbrances, Liens under the Mortgage Documents related to those loans listed in Section 3.05(a)(ii) of the Partnership Disclosure Letter, Liens for Taxes not yet due and payable and Liens of mechanics and materialmen for goods and services for amounts not then due and payable, and of any other matters which adversely affect any of the Partnership Owned Property as to which Parent reasonably objects (each a “Title Defect”).

      (b) Survey Matters. The Partnership has obtained an ALTA survey with respect to each Partnership Owned Property (the “Surveys”) by a licensed surveyor in the jurisdiction in which each Partnership Owned Property is located and has provided Purchaser true and complete copies of the Surveys. Prior to the expiration of the Inspection Period, Parent shall give the Partnership notice of any matters shown on such Surveys (or any updates to such Surveys or new surveys obtained by Parent) or any other zoning or land use matter (other than Permitted Encumbrances and matters set forth in the Partnership Disclosure Letter) which adversely affect any of the Partnership Owned Property in any material respect and as to which Parent reasonably objects (each a “Survey Defect”).

      (c) Defects, Title Defects and Survey Defects.

(i) On or before the Closing Date, the Partnership shall pay-off or otherwise discharge of record all monetary Encumbrances (other than the Encumbrances specified in Section 6.03(c) of the Partnership Disclosure Letter) and any Encumbrance (other than the Encumbrances specified in Section 6.03(c) of the Partnership Disclosure Letter) created by, through or under the Partnership, its Subsidiaries, affiliates or agents after the date hereof.

(ii) With respect to all other Defects, Title Defects and Survey Defects, the Partnership shall take all commercially reasonable action required to (A) remedy such Defects such that the affected Partnership Owned Property, if any, is brought into a condition reasonably satisfactory to Parent and in accordance with prevailing standards for like properties, and (B) cure such Title Defects and Survey Defects and cause the same to be removed from the applicable title insurance policy obtained by the Partnership or any applicable title commitment or report obtained by Parent; it being understood that it may not be commercially reasonable to, and in that case the Partnership will not be expected to, remedy or remove such items prior to the Closing Date. If for any reason the Partnership reasonably believes that the expenditures required to remedy or remove such Defects, Title Defects or Survey Defects would reasonably be expected to exceed $10,000,000, or if Parent reasonably believes that the estimated aggregate costs of remedying, curing and removing such other Defects, Title Defects and Survey Defects will exceed $10,000,000, the Partnership or Parent, as the case may be, shall have the option of electing to terminate this Agreement by written notice given at any time prior to the 20th business day following the expiration of the Inspection Period. With respect to any Defect which arises from a breach of the representation contained in Section 3.19(d) as to rent (a “Rent Defect”), the estimated cost of remedying such Rent Defect shall be deemed to be an amount equal to the product obtained by multiplying ten (10) by the annualized amount of such Rent Defect.

      6.04     Preparation of Proxy Statement; Unitholder Meeting.

      (a) The Partnership shall, as soon as practicable, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Partnership and Parent shall use all reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Partnership shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Partnership or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Unitholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Partnership shall promptly prepare and mail to its unitholders such an amendment or supplement. No filing of, or amendment to, the Proxy Statement will be made by the Partnership without providing Parent the opportunity to review and comment thereon. The Partnership shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Partnership shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Partnership’s unitholders as promptly as practicable after filing with the SEC.

      (b) The Partnership shall, as soon as practicable after the SEC completes its review of the Proxy Statement, duly call, give notice of, convene and hold a meeting of its unitholders (the “Unitholder Meeting”) for the purpose of seeking the Unitholder Approval. Unless the Board of Directors of the General Partner determines in good faith that its fiduciary duties otherwise require, the Partnership shall, through the Board of Directors of the General Partner, recommend to its unitholders that they give the Unitholder Approval and use its reasonable efforts to obtain Unitholder Approval.

      (c) If Unitholder Approval is obtained, Parent shall use all reasonable efforts to cause the Merger to be completed as soon as practicable.

      (d) The Partnership, and after the Effective Time, the General Partner, shall cooperate with Parent in the preparation of any documents Parent files under the Securities Act or the Exchange Act, and for this purpose shall use commercially reasonable efforts to provide Parent with financial statements and other financial information that Parent requests relating to periods prior to the Effective Time, including such certifications with respect to such financial statements and financial information as Parent shall reasonably require, and shall afford to Parent, and to Parent’s officers, employees, accountants, and other representatives, copies of, or at Parent’s request, access during reasonable business hours to (i) all of the Partnership’s and each Subsidiary’s properties, books, personnel and records and other information and business documents, (ii) by appointment, the Partnership’s accountants and (iii) the premises of the Partnership and each Subsidiary for the purpose of inspecting the books and records of the Partnership and each Subsidiary, provided that access to the premises shall be permitted only with the prior consent of the Partnership (which consent shall not be unreasonably withheld or delayed) and provided further that Parent shall pay any third party expenses and photocopying charges incurred by the Partnership in connection with such activities. The Partnership shall have the right to have a representative present at all times of any such inspections and communications conducted by Parent or its representatives.

      6.05     Access to Information; Confidentiality Agreement.

      (a) The Partnership shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, access during reasonable business hours during the period prior to the Effective Time to (i) all of the Partnership’s and each Subsidiary’s properties, books, contracts, commitments, personnel and records and other information and business documents, (ii) by appointment, the Partnership’s accountants and (iii) the premises of the Partnership and each Subsidiary for the purpose of inspecting the books and records of the Partnership and each Subsidiary, provided that access to the premises shall be permitted only with the prior consent of the Partnership (which consent shall not be unreasonably withheld or delayed). The Partnership shall have the right to have a representative present at all times of any such inspections, interviews and communications conducted by Parent or its representatives.

      (b) At Parent’s request and cost, the Partnership and the Subsidiaries shall (i) obtain surveys, title commitments and policies, engineering reports, environmental reports, and appraisals with respect to the Partnership Real Property, and (ii) provide Parent reasonable access to the Partnership Real Property, and all documents and information regarding the Partnership Real Property. Parent and Purchaser shall use reasonable efforts not to interfere with, interrupt or disrupt the operation of any tenant’s business on the Partnership Real Property and, such access by Parent, Purchaser or their agents, contractors and representatives shall be subject to the rights of tenant and the restrictions on the Partnership’s (or applicable Subsidiary’s) access to the Partnership Owned Property set forth in the Partnership Leases. Parent and Purchaser shall not permit any construction, mechanic’s or materialman’s liens or any other liens to attach to the Partnership Real Property or any portion thereof by reason of the performance of any work or the purchase of any materials by Parent, Purchaser or any other party in connection with any studies or tests conducted pursuant to this Section. Parent and Purchaser shall give reasonable notice to the Partnership prior to entry onto the Partnership Real Property and shall permit the Partnership to have a representative present during all investigations and inspections conducted with respect to the Partnership Real Property. Parent and Purchaser shall take all reasonable actions and implement all reasonable protections necessary to ensure that all actions taken in connection with the investigations and inspections of the Partnership Real Property, and all equipment, materials and substances generated, used or brought onto the Partnership Real Property pose no threat to the safety of persons or the environment and cause no damage to the Partnership Real Property, any tenant or other persons. Parent and Purchaser shall indemnify, defend and hold the Partnership harmless for, from and against any and all claims, liabilities, causes of action, damages, liens, losses and expenses (including attorneys’ fees and costs) incident to, resulting from or in any way arising out of any of Parent’s, Purchaser’s or their agents’, contractors’ or representatives’ activities on the Partnership Real Property or from Parent’s or Purchaser’s breach of their obligations or agreements under this Section, excluding, however, any liability arising from the discovery or disclosure of any condition. The cost of obtaining any reports or surveys shall be borne exclusively by Parent and Purchaser.

      (c) Between the date of this Agreement and the Closing Date, the Partnership will cooperate with Parent to arrange meetings with such tenants under Partnership Leases as Parent may, from time to time, reasonably request. Parent shall not contact any tenants under Partnership Leases without the prior consent of the Partnership, which consent will not be unreasonably withheld or delayed.

      (d) Parent shall notify the Partnership promptly of any facts, information, documentation or materials which come to Parent’s or Purchaser’s attention during the course of its review pursuant to this Section that lead Parent to believe that any of the Partnership’s representations or warranties herein are inaccurate or incomplete.

      (e) Neither any investigation conducted by Parent or its representatives pursuant to this Section 6.05 nor the results thereof shall affect any representation or warranty of the Partnership contained in this Agreement or the ability of Parent or Purchaser to rely thereon.

      (f) All information exchanged pursuant to this Section 6.05 shall be subject to the confidentiality agreement dated August 12, 2003, between the Partnership and Parent (the “Confidentiality Agreement”). Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, (i) the parties may make such disclosure as is reasonably necessary to comply with applicable securities laws, and (ii) the parties (and each employee, representative or agent of the parties hereto) may disclose to any and all persons, without limitation of any kind, the tax treatment (as defined in Treasury Regulation § 1.6011-4) and tax structure (as defined in Treasury Regulation § 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to the parties hereto relating to such tax treatment or tax structure, provided that, in the case of any materials that contain information other than the tax treatment or tax structure of the transactions contemplated hereby (including, but not limited to, any information relating to the pricing or any cost of the transactions contemplated hereby or the identity of any party to the transactions contemplated hereby), this clause (ii) shall apply to such materials only to the extent that such materials contain the tax treatment or tax structure of the transactions contemplated hereby and the parties hereto shall take all action necessary to prevent the disclosure of such other information as otherwise provided herein.

      6.06     Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the Transactions, including (i) determining whether any action by or in respect of or filing with any Governmental Entities is required or any actions, consents, approvals or waivers are required to be obtained from third parties in connection with the Transactions, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties (including consents, approvals or waivers from lenders with respect to the loans listed in Section 3.05(a)(ii) of the Partnership Disclosure Letter), (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Nothing in this Agreement shall be deemed to require Parent to waive any rights or agree to any limitation on its operations or to dispose of any asset or collection of assets of the Partnership, Parent or any of their respective subsidiaries or affiliates. Without limiting the foregoing, the Partnership and its Subsidiaries shall deliver such documents or instruments (including, if necessary, authorizing resolutions or other evidence of their authority) and shall comply with such requirements as may be required of them under the terms of any Partnership Lease under which the General Services Administration or any other organization or agency of the United States is the tenant or as otherwise may be required under the regulations and policies of the United States Government in connection with the Merger, including, if applicable, the execution and delivery of a novation agreement in such form as the United States Government shall require. The Partnership and the Subsidiaries will also request, and use commercially reasonable efforts to obtain, from the tenants under the Partnership Leases and the Partnership’s or any of the Subsidiaries’ lessors and from lenders, estoppel certificates (and/or, with respect to the Prepaid Debt, pay-off letters) in form and substance satisfactory to Purchaser. The Partnership shall deliver to the Purchaser all responses received by the Partnership or the Subsidiaries from such tenants or lenders in connection with any Partnership request for such estoppel certificates and/or pay-off letters.

      6.07     Unit Options. The Partnership has taken all actions necessary to cause each Unit Option outstanding to be canceled automatically at the Effective Time and thereafter represent only the right to receive from the Survivor an amount of cash in respect of such Unit Option equal to the product of (i) the excess, if any, of (x) the Merger Price over (y) the exercise price per Unit subject to such Unit Option and (ii) the number of Units subject to such Unit Option immediately prior to its cancellation.

      (a) All amounts payable pursuant to this Section 6.07 shall be subject to any required withholding of Taxes and shall be paid as soon as practicable, without interest.

      (b) The Board of Directors of the General Partner has taken such actions as are required to cause (i) the Unit Option Plan to terminate as of the Effective Time and (ii) the provisions in any other Partnership Benefit Plan providing for the issuance, transfer or grant of any Units or any interest in respect of any limited partner interests of the Partnership (or any Subsidiary) to be terminated as of the Effective Time such that following the Effective Time no holder of a Unit Option or any participant in the Unit Option Plan or other

Partnership Benefit Plan shall have any right thereunder to acquire any capital stock or other equity interest of the Survivor (or any Subsidiary).

      (c) For purposes of this Agreement:

“Unit Option” means any option to purchase Units granted under the Unit Option Plan.

“Unit Option Plan” means the Partnership’s 1995 Unit Option Plan.

      6.08     Indemnification; Insurance.

      (a) All rights to indemnification and exculpation from liability and rights to advancements of expenses relating thereto now provided in the Partnership Agreement in favor of the General Partner, its “Affiliates” as defined in the Partnership Agreement, and all officers, partners, directors, employees and agents of the General Partner and its Affiliates (the “Indemnitees”) shall survive the Merger with respect to acts and omissions occurring at or prior to the Effective Time, provided, however, that notwithstanding anything to the contrary contained herein or in the Partnership Agreement, the Survivor shall have no obligation to indemnify Group or any of the HWG Parties for any liability for which Parent or the Survivor is entitled to indemnification pursuant to the Purchase Agreement.

      (b) At or prior to the Effective Time, the Partnership shall obtain a “single premium tail insurance policy” of directors’ and officers’ insurance and fiduciary liability insurance, for the benefit of those persons who are Indemnitees at the date of this Agreement, providing coverage for a period of six (6) years after the Effective Time, for the benefit of such Indemnitees, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under the directors’ and officers’ liability insurance and fiduciary liability insurance policies currently applicable to those persons.

      (c) In the event Parent or the Survivor or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Survivor shall assume the obligations set forth in this Section 6.08.

      (d) The Survivor shall pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnitee in successfully enforcing the indemnity or other obligations under this Section 6.08.

      (e) The provisions of this Section 6.08 are (i) intended to be for the benefit of, and to be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

      6.09     Fees and Expenses.

      (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

      (b) In the event that this Agreement is terminated by (i) the Partnership pursuant to Section 8.01(e) or (ii) by Parent or Purchaser pursuant to Section 8.01(d)(ii), (iii) or (iv) then the Partnership shall promptly, but in no event later than the date of such event, pay to Parent a fee equal to $10,000,000 plus an amount equal to fifty percent (50%) of the out-of-pocket expenses of Parent and Purchaser incurred in connection with the Transactions up to a maximum amount of such reimbursement of $750,000 (collectively, the “Termination Fee”), payable by wire transfer of same day funds, which shall be deemed to be sole and exclusive liquidated damages for such termination. If: (A)(x) this Agreement is terminated by Parent or Purchaser pursuant to Section 8.01(d)(v), (y) prior to such termination a Partnership Takeover Proposal has been publicly announced, disclosed or communicated and not withdrawn (excluding for this purpose any offer or proposal made by Carl Icahn or any of his affiliates prior to the date of this Agreement) and (z) on the date of such termination, neither Parent nor Purchaser is in material breach of this Agreement and (B) within twelve (12) months after such termination pursuant to clause (A), (1) the Partnership shall consummate or enter into an agreement with respect to any Partnership Takeover Proposal or (2) any “group” (as defined in Section 13(d)(3) of the Exchange Act) or person (including the Partnership or any of its affiliates), other than Parent or any of its affiliates, shall have become the beneficial owner of more than fifty percent (50%) of the Units; then the Partnership shall pay the Termination Fee concurrently with the earlier of entering into any such agreement or consummating such transaction.

      (c) In the event this Agreement is terminated by Parent or Purchaser pursuant to Section 8.01(d)(i) or (v), by either Parent or the Partnership pursuant to Section 8.01(b) or (c), or if the Purchase Agreement is terminated pursuant to Section 6.01(c) thereof, the Partnership shall promptly pay to Parent an amount, up to a maximum amount of $2,000,000, equal to the amounts actually and reasonably paid or incurred by Parent or Purchaser to third party professionals in connection with Parent’s and Purchaser’s diligence including fees and expenses of title examiners, surveyors, environmental and other engineers, by wire transfer of same day funds which shall be deemed to be sole and exclusive liquidated damages for such termination. Immediately following such payment, Parent and Purchaser shall deliver to the Partnership all work product produced by such third party professionals and such work product shall be the property of the Partnership.

      6.10     Public Announcements. Parent and Purchaser, on the one hand, and the Partnership, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the Other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except after it has used all reasonable efforts to consult with the other party and such release or statement is required by applicable Law, by New York Stock Exchange rule or by American Stock Exchange rule.

      6.11     Transfer Taxes. All Unit transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by the Purchaser. The party that is required by applicable Law to file the Tax Returns and to handle any audits or controversies with respect to any of the foregoing Transfer Taxes shall do so, and each party shall cooperate with the other in preparing, executing and filing any such Tax Returns including supplying in a timely manner a complete list of all real property interests held by the Partnership and the Subsidiaries and any information with respect to such property that is reasonably necessary to complete such Tax Returns. The parties shall cooperate in obtaining any available exemptions with respect to such Transfer Taxes.

      6.12     Further Assurances. At and after the Effective Time, the officers and directors of the Survivor shall be authorized to execute and deliver, in the name and on behalf of the Partnership or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Partnership or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Survivor any and all right, title and interest in, to and under any of the rights, properties or assets of the Partnership acquired or to be acquired by the Survivor as a result of, or in connection with, the Merger.

      6.13     Benefit Matters.

      (a) Each employee of HWG, LLC (including those individuals considered to be jointly employed by 1st Odyssey and HWG, LLC) who is a participant in the Hallwood Group Tax Favored Savings Plan (401(k) plan) and who is employed by Purchaser, Parent or an affiliate of either (a “Post Closing Employer”) on the date that is sixty (60) days after the Effective Time will be permitted to “roll over” his or her account balance into the Post Closing Employer’s 401(k) Plan.

      (b) At the Effective Time (or following a reasonable transition period as set forth below), employees of HWG, LLC (including those individuals considered to be jointly employed by 1st Odyssey and HWG, LLC) (“Partnership Employees”) who have become employees of a Post Closing Employer (“Continuing Employees”) shall be eligible to participate in those employee benefit plans maintained for similarly situated employees of a Post Closing Employer, or in substantially similar programs, on the same terms applicable to similarly situated employees of such Post Closing Employer. Each Continuing Employee shall be given credit for any sick leave time accrued, but unused, as of the day immediately preceding the Effective Time (or, if later, the time of the transition of such employee from a Partnership Benefit Plan to a Employee Plan). Each Continuing Employee shall be given credit, for purposes of any service requirements for participation, vesting or length of service requirements (but not benefit accrual for purposes of any defined benefit pension plan), for his or her period of service with HWG, LLC (including any period of joint employment with 1st Odyssey and employment by the General Partner, HCRE and their predecessors) credited under a similar plan prior to the Effective Time, subject to appropriate break in service rules. Each such employee shall, with respect to any Post Closing Employer plans or programs which have co-payment, deductible or other co-insurance features, receive credit for any amounts such individual has paid to date in the plan year of the Effective Time under comparable plans or programs maintained by Post Closing Employer prior to the Effective Time. Each such employee shall be subject to any pre-existing condition limitations under such Post Closing Employer’s group health plan only to the extent that the employee’s benefits were so limited under the group health plan as of the Effective Time.

      (c) Nothing in this Section 6.13 shall be construed as granting any Partnership Employee any right of employment with Purchaser, Parent or any affiliate of either or if employed by a Post Closing Employer, any rights with respect to benefits except as provided in this Section 6.13.

      6.14     Name Change. Parent agrees that (i) within three (3) months after the Effective Time it will cause all subsidiaries of the Survivor to take all necessary steps to change their names so as not to include, and cease doing business under any name that includes, the word “Hallwood,” or any derivative, (ii) at any time after the Effective Time, Group and its affiliates may engage in business in the real estate industry or any other activity using a name that includes the word “Hallwood,” other than a name that is identical to the name at that time of any entity that is a Subsidiary of the Partnership immediately prior to the Effective Time, and (iii) after the Effective Time Parent will and will cause all subsidiaries of the Survivor to take all necessary steps to consent to the formation by Group or its affiliates of any entity under a name, and the use of a name by that entity, that includes the word “Hallwood” in any jurisdiction, to the extent contemplated by clause (ii).

      6.15     Tax Matters.

      (a) The General Partner, as the Partnership’s tax matters partner (within the meaning of Section 6231 of the Code), will prepare and file all Tax Returns required to be filed by the Partnership or its Subsidiaries or delivered to the partners of the Partnership (including for avoidance of doubt (i) Internal Revenue Service Schedule K-1 and any state or local Tax Authority equivalent to said Schedule K-1, (ii) any additional reporting required pursuant to Section 6050K of the Code and (iii) any combined Tax Return filed by the Partnership on behalf of its partners), whether such preparation, filing or delivery precedes or follows the Effective Time, but only to the extent that such Tax Returns relate to Taxable periods ending on or prior to the Closing Date; provided however that Parent shall be provided the opportunity to review and comment upon any such Tax Returns prepared, filed or delivered after the date hereof. After the Effective Time, Parent and Survivor shall cooperate with the General Partner in the preparation of all such Tax Returns, and for this purpose shall afford to the General Partner, and to the General Partner’s officers, employees, accountants, and other representatives, copies of, or at the General Partner’s request, access during reasonable business hours to (i) all of the Survivor’s and each Subsidiary’s properties, books, personnel and records and other information and business documents, (ii) by appointment, the Survivor’s accountants and (iii) the premises of the Survivor and each Subsidiary, provided that access to the premises shall be permitted only with the prior consent of the Survivor (which consent shall not be unreasonably withheld or delayed) and provided further that the General Partner shall pay any third party expenses and photocopying charges incurred by Survivor or any Subsidiary in connection with such preparation. The Survivor shall have the right to have a representative present at all times of any such inspections and communications conducted by the General Partner or its representatives.

      (b) The parties hereto agree that the Merger is being effected as an expedient method for each holder of record of Units to convey its respective interest in the Partnership. The parties will treat and report, for purposes of federal income Taxes, the Merger and the Other Transactions consistently with the principles of Situation 2 of Internal Revenue Service Revenue Ruling 99-6, 1999-1 C.B. 432, and in particular (i) Parent shall treat and report the Merger and the Other Transactions as a purchase of all of the assets of the Partnership (and any applicable Subsidiary Partnership or Subsidiary Resulting LLC) and (ii) the General Partner and each holder of Units will treat the Merger and the Other Transactions as a sale of their respective partnership interest in accordance with Section 741 of the Code, and will to the extent applicable similarly treat and report the Transactions and Other Transactions for state and local income Taxes.

      (c) Prior to the Closing Date, each of the Partnership and the General Partner shall use its commercially reasonable efforts to obtain, or cause the Paying Agent to obtain, from the Partnership and each partner of the Partnership (or if such partner is a “disregarded entity” for federal income Tax purposes, such partner’s first upper tier owner that is not a “disregarded entity” for federal income Tax purposes) a certificate of non-foreign status of such person meeting the requirements of the Treasury Regulations under Section 1445 of the Code.

      (d) The Partnership shall use commercially reasonable efforts to cause, at least one day prior to the Closing Date, each Subsidiary set forth in Section 3.02 of the Partnership Disclosure Letter which is not also listed in Section 3.09(a) of the Partnership Disclosure Letter (each a “Subsidiary Corporation”) to have converted (in a manner which does not create adverse Tax consequences to the Purchaser or Parent) into a limited liability company organized under Delaware Law (each a “Subsidiary Resulting LLC”). Such conversion may be achieved through a transaction or series of transactions, satisfactory to the Purchaser, by conversion, contribution, merger, acquisition or otherwise, so long as (i) each Subsidiary Resulting LLC owns substantially all of the assets that were held directly or indirectly by its respective Subsidiary Corporation immediately prior to such transaction, (ii) all of the equity interests of each Subsidiary Resulting LLC are held by one or more Subsidiary Partnerships or Subsidiary Resulting LLCs, (iii) the certificate of formation of each Subsidiary Resulting LLC is in form and substance reasonably acceptable to the Purchaser, and (iv) the limited liability company operating agreement of each Subsidiary Resulting LLC is in form and substance reasonably acceptable to the Purchaser. From and after each such conversion until Closing, each Subsidiary Resulting LLC shall be and remain a partnership or disregarded as an entity separate from its owner for U.S. federal income Tax purposes under Treasury Regulation Sections 301.7701-2 and -3 (and any comparable provision of applicable Law of state and local jurisdictions that permit such treatment).

      6.16     Purchase of Receivables. Contemporaneously with the determination by the accountant of Net Working Capital, upon notice to the Successor GP from the General Partner that it desires to purchase any “accounts receivable” which is in excess of thirty (30) days past due but less than sixty (60) days past due, and payment to the Successor GP in cash of an amount equal to the face amount of such “accounts receivables” the Partnership shall transfer, without recourse or representation, such “accounts receivables” to the General Partner. Following the Effective Time, the Partnership shall use commercially reasonable efforts to collect such “accounts receivable” so transferred short of commencing or prosecuting any litigation or terminating any tenancy. If any payment on account of “accounts receivable” which has been so transferred is received by the Partnership following the Effective Time, the Partnership shall promptly remit such payment to the General Partner.

      6.17     Interim Reports. Prior to the Effective Time, the Partnership shall deliver to the Purchaser, promptly after filing, a copy of any report or statement filed by the Partnership pursuant to the Exchange Act after the date of this Agreement.

      6.18     Supplements to Disclosure. From time to time prior to the Effective Time, each of the Partnership, Parent and Purchaser will promptly supplement or amend the respective disclosure which they have made in this Agreement with respect to any matter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described or which is necessary to correct any information contained in this Agreement, the Partnership Disclosure Letter or any schedule which has been rendered inaccurate. The delivery of any supplement or amendment pursuant to this Section 6.17 shall not in any matter constitute a waiver by any of Parent, Purchaser, the Partnership or the General Partner of any of the conditions contained in Article VII. Additionally, the Partnership shall deliver to the Purchaser, promptly upon receipt, copies of all bills or statements for local real estate Taxes and assessments encumbering the Partnership Owned Property.

ARTICLE VII

CONDITIONS PRECEDENT

      7.01     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or, if permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:

      (a) Unitholder Approval. The Partnership shall have obtained the Unitholder Approval.

      (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.06, the party asserting such condition shall have used its commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

      (c) Statutory Restraints. No statute, code or regulation shall have been enacted or promulgated by any Governmental Entity that prohibits consummation of the Merger.

      (d) Consents. All consents, authorizations, orders and approvals of (or filing or registration with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained. All consents listed in Section 3.05(b) of the Partnership Disclosure Letter shall have been obtained.

      (e) Other Transactions. The closing contemplated by the Purchase Agreement shall have occurred and the Other Transactions shall have been consummated or shall be consummated simultaneously with the Closing.

      7.02     Conditions to Obligations of the Partnership. The obligations of the Partnership to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

      (a) Representations and Warranties. The representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Parent Material Adverse Effect.

      (b) Performance of Obligations by Parent and Purchaser. Parent and Purchaser shall have performed in all material respects all covenants and agreements required to have been performed at or prior to the Effective Time by them under this Agreement.

      (c) Certificates. Parent shall furnish the Partnership with a certificate of its appropriate officers as to compliance with or satisfaction of the conditions set forth in Section 7.02 (a) and (b).

      7.03     Conditions to Obligations of Parent and Purchaser.

      The obligations of Parent and Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

      (a) Representations and Warranties. The representations and warranties of the Partnership contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Partnership Material Adverse Effect.

      (b) Performance of Obligations of the Partnership and the Subsidiaries. The Partnership and each of the Subsidiaries shall have performed in all material respects all covenants and agreements required to have been performed at or prior to the Effective Time by them under this Agreement.

      (c) Certificates. The General Partner shall furnish Parent with a certificate of its appropriate officers as to compliance with or satisfaction of the conditions set forth in Section 7.03(a) and (b).

      (d) Estoppels. Purchaser shall have received estoppel letters in form and substance reasonably satisfactory to Purchaser from (i) those tenants listed on Section 7.03(d) of the Partnership Disclosure Letter; (ii) tenants under Partnership Leases representing at least 60% of the leased square footage of the Partnership Owned Property other than that represented by those tenants listed on Section 7.03(d) of the Partnership Disclosure Letter, (iii) each Lessor with respect to Partnership Leased Property, and (iv) each lender with respect to indebtedness for borrowed money listed in Section 3.05(a)(ii) of the Partnership Disclosure Letter, together with payoff amounts in the case of the Prepaid Debt.

      (e) Title Insurance. The Title Company shall be prepared, subject only to payment of usual and customary premiums, to issue title insurance policies, or endorsements thereto, insuring title to the Partnership Real Property is vested as of the Effective Time in the Survivor or the appropriate Subsidiary, pursuant to ALTA title insurance policies or other title insurance policies if ALTA policies are not available in the state in which the Property is located in form and substance reasonably satisfactory to Parent, subject only to any standard form of exception, condition or exclusion printed in the applicable title commitment or report obtained by Parent and the Permitted Encumbrances, the Mortgage Documents related to those loans listed in Section 3.05(a)(ii) of the Partnership Disclosure Letter (other than Prepaid Debt), Liens for Taxes not yet due and payable and Liens of mechanics and materialmen for goods and services for amounts not then due and payable, each such title insurance policy to include such endorsements and affirmative coverages as Parent may require to the extent such endorsements are available in the applicable jurisdiction.

      (f) No Material Adverse Effect. No change which has had, or would reasonably be expected to have, a Partnership Material Adverse Effect shall have occurred from the date hereof to the Effective Time.

      (g) Conversion of Subsidiary Corporations. Each Subsidiary Corporation shall, at least one day prior to the Closing Date, have been converted (in a manner which does not create adverse Tax consequences to the Purchaser or Parent) into a Subsidiary Resulting LLC. Each such Subsidiary Resulting LLC, if any, shall at the Closing be a partnership or disregarded as an entity separate from its owner for U.S. federal income Tax purposes under Treasury Regulation Sections 301.7701-2 and -3 (and any comparable provision of applicable Law of state and local jurisdictions that permit such treatment).

      (h) Purchase Agreement. The transactions contemplated by the Purchase Agreement shall have occurred and the Purchase Agreement shall be in full force and effect.

      (i) Management Agreements. Each Management Agreement (as defined in the Purchase Agreement) shall have been terminated and the Partnership and its Subsidiaries shall have been released from all obligations thereunder.

      (j) Staff Services Agreement. The Staff Services Agreement dated July 1, 2003 by and between 1st Odyssey and HWG, LLC shall have been assigned to Reit Management & Research LLC.

      (k) Lender Consents. The consent of lenders with respect to the loans listed in Section 3.05(a)(ii) of the Partnership Disclosure Letter shall have been obtained, unless such loans are prepaid on the Closing Date.

      (l) Sublease. The General Partner and any affiliate of the General Partner that uses or occupies any of the Partnership Owned Property shall have entered into a lease or sublease with respect to such use and occupancy in form and substance reasonably satisfactory to Parent. The General Partner shall have entered into a sublease of all of the Partnership Leased Property for rental equal to the rental payable under the lease under which the Partnership leases such Partnership Leased Property in form and substance reasonably satisfactory to Parent.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

      8.01     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the equityholders of Purchaser or, subject to the terms hereof, the unitholders of the Partnership:

      (a) by mutual written consent of Parent and the Partnership;

      (b) by either Parent or the Partnership if a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the transactions contemplated hereby on the terms contemplated by this Agreement or if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Units pursuant to the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

      (c) by either Parent or the Partnership if the conditions described in Section 7.01 shall not have been satisfied by August 30, 2004; provided, however, that no party may terminate this Agreement pursuant to this Section 8.01(c) if the party or its affiliates is then in material breach of any representation, warranty or covenant contained in this Agreement;

      (d) by Parent or Purchaser:

(i) pursuant to Section 6.03(c);

(ii) if the Board of Directors of the General Partner shall have recommended or approved a Partnership Takeover Proposal;

(iii) if any person or “group” (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of 50% or more of the outstanding Units;

(iv) if there shall have been a material breach by the Partnership of any provision of Section 5.02; or

(v) if (A) there shall be a breach of any representation or warranty of the Partnership in this Agreement that is qualified as to Partnership Material Adverse Effect, (B) there shall be a breach of any representation or warranty of the Partnership in this Agreement that is not so qualified, other than any such breaches which, in the aggregate, have not had or could not reasonably be expected to have a Partnership Material Adverse Effect, or (C) there shall be a material breach by the Partnership of any of its covenants or agreements contained in this Agreement, which breach, in the case of clause (A), (B) or (C), either is not capable of being cured or, if it is capable of being cured, has not been cured by the earlier of ten (10) business days following (x) written notice to the Partnership from Parent or Purchaser of such breach and (y) the Unitholder Meeting; provided, however, that neither Parent nor Purchaser may terminate this Agreement pursuant to this Section 8.01(d)(v) if Parent or Purchaser is then in material breach of this Agreement.

      (e) by the Partnership if (A) the Board of Directors of the General Partner determines, in good faith, after consultation with outside financial advisors and outside counsel to the Partnership, that a Partnership Takeover Proposal constitutes a Superior Partnership Proposal, (B) the Partnership has complied with Section 5.02, (C) the Partnership, at the direction of the Board of Directors of the General Partner, notifies Parent in writing that it intends to enter into an agreement with respect to such Superior Partnership Proposal, which notification identifies the person making the Superior Partnership Proposal and attaches the most current version of such agreement (or an accurate description of any material terms and conditions thereof), (D) Parent does not make, within three (3) business days of receipt of the Partnership’s written notification of its intention to enter into a binding agreement for a Superior Partnership Proposal, an offer that the Board of Directors of the General Partner determines, in good faith after consultation with its financial and legal advisors, is at least as favorable to the unitholders of the Partnership as such Superior Partnership Proposal, it being understood that the Partnership shall not enter into any such binding agreement during such three-business day period and (E) the Partnership concurrently with such termination pursuant to this Section 8.01(e) pays to Parent in immediately available funds the Termination Fee (as provided in Section 6.09); provided, however, that prior to any such termination, the Partnership shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Partnership to proceed with the transactions contemplated herein. The Partnership agrees to notify Parent promptly of its intention to enter into a written agreement referred to in its notification shall change at any time after giving effect to such notification;

      (f) by the Partnership if (A) there shall be a breach of any representation or warranty of Parent or Purchaser in this Agreement that is qualified as to materiality or Parent Material Adverse Effect, (B) there shall be a breach of any representation or warranty of Parent or Purchaser in this Agreement that is not so qualified, other than any such breaches which, in the aggregate, have not had or could not reasonably be expected to have a Parent Material Adverse Effect or (C) there shall be a material breach by Parent or Purchaser of any of its covenants or agreements contained in this Agreement, which breach, in the case of clause (A), (B) or (C), either is not capable or being cured or, if it is capable of being cured, has not been cured by the earlier of (x) ten (10) business days following written notice to Parent from the Partnership of such breach and (y) the Closing Date; provided, however, that the Partnership may not terminate this Agreement pursuant to this Section 8.01(f) if the Partnership is then in material breach of this Agreement; or

      (g) by the Partnership pursuant to Section 6.03(c).

      8.02     Effect of Termination. In the event of termination of this Agreement by either the Partnership or Parent or Purchaser as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser, the General Partner or the Partnership, other than Section 6.05(f), Section 6.09, this Section 8.02 and Article IX, which provisions shall survive such termination, and except that nothing in this Section 8.02 shall relieve a party from liability for fraud or liability for the willful breach by a party of any representation, warranty or covenant set forth in this Agreement and such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of any such breach.

      8.03     Amendment. This Agreement may be amended, supplemented or modified by the parties at any time before or after receipt of the Unitholder Approval only by an instrument in writing signed on behalf of each of the parties; provided, however, that after receipt of the Unitholder Approval, there shall be made no amendment, supplement or modification that by Law requires further approval by the unitholders of the Partnership or that changes the consideration payable hereunder to holders of Units without the further approval of such unitholders.

      8.04     Extension; Waiver. At any time prior to the Effective Time, (a) the parties may extend the time for the performance of any of the obligations or other acts of the other parties, (b) each party may waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, each party may waive compliance with any of the agreements or conditions of another party contained in this Agreement. Subject to Section 6.12, any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      8.05     Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment, modification or supplement of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, action by its Board of Trustees, or in the case of the Partnership, action by the Board of Directors of its General Partner, or in each case action by the duly authorized designee of the Board of Directors or Board of Trustees.

ARTICLE IX

GENERAL PROVISIONS

      9.01     Nonsurvival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      9.02     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt (or upon the next succeeding business day if received after 5:00 p.m. local time on a business day or if received on a Saturday, Sunday or United States holiday) by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Purchaser, to:

HRPT Properties Trust
400 Centre Street
Newton, MA 02458
Attention: John C. Popeo

with a copy to:

Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
Attention: Richard Teller

(b) if to the Partnership, to:

Hallwood Realty, LLC
3710 Rawlins
Suite 1500
Dallas, Texas 75219
Attention: William L. Guzzetti

with a copy to:

Jenkens & Gilchrist, a Professional Corporation
1445 Ross Avenue
Suite 3200
Dallas, Texas 75202
Attention: W. Alan Kailer

      9.03     Definitions. For purposes of this Agreement:

      An “affiliate,” when used with reference to any person, shall have the meaning ascribed to such term in Rule 12b-2 of the Exchange Act, as in effect on the date of this Agreement.

      A “business day” means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted by applicable Law to close.

      “Contingent Liabilities” means (a) all obligations of the Partnership or any Subsidiary under take-or-pay or similar arrangements, (b) all debt of others secured by (or for which the holder of such debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by the Partnership or any Subsidiary, whether or not the obligations secured thereby have been assumed, (c) all guaranties of the Partnership or any Subsidiary with respect to debt of another person, (d) the net liabilities of the Partnership or any Subsidiary under hedging agreements, (e) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of the Partnership or any Subsidiary and, without duplication, all drafts drawn thereunder (to the extent unreimbursed) and (f) the debt of any partnership or unincorporated joint venture in which the Partnership or any Subsidiary is a general partner or a joint venturer, in each case to the extent that such debt is not reflected in the Partnership’s consolidated financial statements included in the Partnership SEC Documents.

      “in the ordinary course of business,” with respect to any action, means such action is: (a) consistent with the past custom and practices of such person (including with respect to quantity and frequency) and is taken in the ordinary course of the normal day-to-day operations of such person; (b) not required to be authorized by the Board of Directors of the General Partner of such person; and (c) similar in nature and magnitude to actions customarily taken, without any authorization by the Board of Directors of the General Partner, in the ordinary course of the normal day-to-day operations of other persons that are in the same line of business as such person.

      “Litigation” means the action captioned High River Limited Partnership v. Hallwood Realty, LLC, et al and the action captioned I.G. Holdings, Inc., et al v. Hallwood Realty, LLC, et al, each in the Court of Chancery of the state of Delaware, New Castle County.

      “Mortgage Document” means any mortgage, deed of trust or deed to secure debt encumbering any part of the Partnership Real Property or any other document or instrument executed in connection therewith including any note, credit agreement or any amendments of any of the foregoing.

      “MREIT” means Title 8 of the Maryland corporation law entitled “Real Estate Investment Trusts”.

      “Net Indebtedness” means, an amount determined by subtracting Net Working Capital from the aggregate unpaid principal amount and accrued interest of the indebtedness for borrowed money listed on Section 3.05(a)(ii) of the Partnership Disclosure Letter.

      “Net Working Capital” means the amount equal to:

(a) the amount by which (i) “cash and cash equivalents,” “accounts receivable,” “receivable from affiliate, net,” “escrow deposits held by lenders,” “prepaid expenses and other assets,” and “effective rent receivable,” (provided that any “accounts receivable” in excess of thirty (30) days past due shall be excluded) exceed (ii) “accounts payable and accrued expenses,” “payable to affiliates,” and “prepaid rent, security deposits and other,” all in each case as reflected on the Partnership’s consolidated balance sheet and determined in accordance with GAAP by a national, independent accounting firm to be agreed upon by the Partnership and Parent (“Accountant”) as of the close of business on the last day of the calendar month immediately preceding the Closing Date (the “Determination Date”), plus

(b) the aggregate exercise price of all outstanding Unit Options, minus

(c) the sum of (i) Transaction Costs, (ii) estimated Taxes related to Tax Returns described in Section 6.15(a) hereof, (iii) all unaccrued real estate brokerage fees, “tenant inducements”, “free rent” and other amounts due from the landlord under any Partnership Lease, (iv) the estimated cost required to remedy Rent Defects calculated as set forth in Section 6.03(c)(ii), and (v) the estimated cost required to remedy or remove any Defects (other than Rent Defects), Title Defects or Survey Defects pursuant to Section 6.03(c), in each case to the extent the Partnership or any Subsidiary has not then remedied or removed such Defects, Title Defects or Survey Defects and paid all costs in connection therewith prior to the Determination Date, in each case unless reflected on the books of the Partnership on or prior to the Determination Date as “accounts payable and accrued expenses”.

      Net Working Capital shall be determined by the Accountant as of the close of business on the business day immediately prior to the Closing Date and in a manner consistent with the schedule set forth in Section 9.03 of the Partnership Disclosure Letter.

      A “Partnership Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on (i) the business, operations, assets, financial condition, or results of operations of the Partnership and the Subsidiaries taken as a whole, (ii) the ability of the Partnership to perform its obligations under this Agreement, (iii) the ability of the Partnership to consummate the Merger or (v) the ability of the HWG Parties to consummate the Other Transactions; provided, however, that effects relating to (a) the economy in general, (b) changes affecting the real estate industry generally, (c) changes in the market price or trading volume of the Partnership’s securities, or (d) the announcement of the transactions contemplated hereby, shall not be deemed to constitute a Partnership Material Adverse Effect or be considered in determining whether a Partnership Material Adverse Effect has occurred.

      A “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, Governmental Entity or other entity of any kind.

      “Prepaid Debt” means the indebtedness for borrowed money set forth in Section 9.03 of the Partnership Disclosure Letter.

      A “subsidiary” of any person means any other person of which (i) such person or any subsidiary thereof is a general partner, (ii) such person and/or one or more of its subsidiaries holds voting power to elect a majority of the board of directors or others performing similar functions for such entity or (iii) such person, directly or indirectly, owns or controls more than 50% of the equity interests of such other person.

      “Title Company” means a nationally recognized title insurance company designated by Parent to provide title insurance policies or any applicable title commitment or report relating to the Partnership Real Property.

      “Transaction Costs” means fees and expenses of lawyers, brokers, investment bankers and financial advisors in connection with the Transactions and to the extent they are obligations of the Partnership and not the General Partner, the Other Transactions, costs associated with preparation and making of the Proxy Statement including legal fees, accountants’ fees, filing fees, printing, mailing and solicitation expenses, payments to employees (including persons deemed jointly employed by HWG, LLC and 1st Odyssey) resulting from the Merger (including payments arising under the Amended and Restated Executive Incentive and Retention Program and the Employee Change of Control Severance Payment Policy), the greater of $655,000 and the actual amount of consideration paid to lenders in respect of consent and similar fees, premiums paid for so-called “tail insurance” and an amount, but not more than $500,000, equal to one half of anticipated Transfer Taxes. The Partnership shall obtain statements from all persons who have provided products or services, the cost of which would constitute Transaction Costs, as of the close of business on the business day immediately preceding the Closing Date and where applicable, estimated through the Closing Date. Payments to employees shall be determined based upon a list of employees whose services will be terminated at or after the Closing Date, supplied by Parent and anticipated real estate transfer taxes shall be determined by the Title Company.

      “Working Capital Adjustment” means, (i) if Net Indebtedness is greater than $164,500,000, the negative amount which results by subtracting Net Indebtedness from $164,500,000, or (ii) if Net Indebtedness is less than $159,500,000, the positive amount which results by subtracting Net Indebtedness from $159,500,000. The Working Capital Adjustment shall be determined by the Accountant as of the close of business on the business day immediately preceding the Closing Date and in a manner consistent with the schedule set forth in Section 9.03 of the Partnership Disclosure Letter.

      Words and terms used in this Agreement which are defined in other sections of this Agreement are used throughout this Agreement as therein defined.

      9.04     Interpretation.

      (a) When a reference is made in this Agreement to a section, exhibit or schedule, such reference shall be to a section, exhibit or schedule of this Agreement unless otherwise clearly indicated to the contrary.

      (b) The schedules, exhibits and all documents expressly referred to in this Agreement are incorporated into this Agreement and are made a part of this Agreement as if set out in full.

      (c) The titles, captions and table of contents contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

      (d) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

      (e) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

      (f) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

      (g) A reference to any legislation or to any provision of any legislation shall include any amendment, modification or re-enactment thereof, any legislative provision substituted therefor and all regulations issued thereunder or pursuant thereto.

      (h) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring a party by virtue of the authorship of any provision of this Agreement.

      9.05     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

      9.06     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      9.07     Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Partnership Disclosure Letter all schedules and the Purchase Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Article II, Section 6.08 and Section 6.13, is not intended to confer upon any person other than the parties hereto any rights, remedies, obligations or liabilities.

      9.08     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      9.09     Consent to Jurisdiction. Any action or proceeding seeking to enforce any provision of or based on any right arising out of or otherwise relating to this Agreement may be brought against any party hereto exclusively in the Delaware Chancery Court, unless the Delaware Chancery Court does not have jurisdiction over such action or proceeding, in which case such action or proceeding may be brought in the state courts of the State of Delaware, and each party hereto irrevocably consents to the exclusive jurisdiction and venue in Delaware Chancery Court or the state courts of the State of Delaware, as applicable. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to jurisdiction in such court, that its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in such court is brought in an inconvenient forum, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party irrevocably consents to the service of process out of the aforementioned court in any such action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law.

      9.10     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      9.11     Limitations on Warranties.

      (a) Except for the representations and warranties contained in Article III of this Agreement and in the Partnership Disclosure Letter, the Partnership makes no other express or implied representation or warranty to Parent or Purchaser. Parent and Purchaser each acknowledge that, in entering into this Agreement, it has not relied on any representations or warranties of the Partnership other than the representations and warranties of the Partnership set forth in Article III of this Agreement or the Partnership Disclosure Letter.

      (b) Except for the representations and warranties contained in Article IV of this Agreement, Parent and Purchaser make no other express or implied representation or warranty to the Partnership. The Partnership acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Parent and Purchaser other than the representations and warranties of Parent and Purchaser set forth in Article IV of this Agreement.

      9.12     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

      9.13     Nonliability of Trustees. THE DECLARATION OF TRUST ESTABLISHING THE PARENT, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE “DECLARATION”), IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME “HRPT PROPERTIES TRUST” REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE PARENT SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE PARENT. ALL PERSONS DEALING WITH THE PARENT, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE PARENT FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

[Signature Page Follows]

      IN WITNESS WHEREOF, Parent, Purchaser and the Partnership have duly executed this Agreement, all as of the date first written above.

HRPT PROPERTIES TRUST

By:	/s/ ADAM D. PORTNOY

Name: Adam D. Portnoy

Title:	Executive Vice President

HWP LP ACQUISITION LLC

By:	/s/ ADAM D. PORTNOY

Name: Adam D. Portnoy

Title:	Executive Vice President

HALLWOOD REALTY PARTNERS, L.P.

By:	Hallwood Realty, LLC, its general partner

By:	/s/ JOHN G. TUTHILL

Name: John G. Tuthill

Title:	Executive Vice President

HALLWOOD REALTY, LLC

By:	/s/ JOHN G. TUTHILL

Name: John G. Tuthill

Title:	Executive Vice President

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

      THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated May 11, 2004 (this “Amendment”), among HRPT PROPERTIES TRUST, a Maryland real estate investment trust (“Parent”), HWP LP ACQUISITION LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Purchaser”), HALLWOOD REALTY PARTNERS, L.P., a Delaware limited partnership (the “Partnership”) and HALLWOOD REALTY, LLC, a Delaware limited liability company and the general partner (the “General Partner”) of the Partnership amends that certain Agreement And Plan Of Merger, dated as of April 16, 2004 (the “Original Agreement”), among Parent, Purchaser, the Partnership and the General Partner. Capitalized terms used in this amendment and not otherwise defined shall have the meanings given in the Original Agreement.

RECITALS:

      The undersigned, being all of the parties to the Original Agreement, have agreed to amend the Original Agreement in order to, inter alia, accurately reflect the parties’ agreement as to the consideration payable in respect of the Merger and the calculation of the Working Capital Adjustment, in each case as set forth in this Amendment.

      NOW, THEREFORE, it is agreed:

ARTICLE 1

AMENDMENTS TO THE ORIGINAL AGREEMENT

      1.01     Section 2.01(b)(i) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

(i) Each Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash (the “Merger Price”) equal to the quotient which results by dividing:

(x) the sum of (1) 91.5% of the Gross Merger Consideration, plus (2) the aggregate exercise price of all Unit Options outstanding as of April 16, 2004, by

(y) the sum of (1) the total number of Units outstanding immediately prior to the Effective Time, plus (2) the total number of Units for which Unit Options outstanding immediately prior to the Effective Time would be exercisable.

As used herein, “Gross Merger Consideration” means an amount equal to two hundred fifty million dollars ($250,000,000), increased or decreased, as the case may be, by the Working Capital Adjustment (but not decreased to less than two hundred forty-five million dollars ($245,000,000); any Working Capital Adjustment which would result in a decrease in excess of five million dollars ($5,000,000) will be accounted for in the Purchase Agreement). The Merger Price for each Unit shall be payable upon surrender and exchange of the Certificate representing such Unit, shall not bear interest and shall be reduced by any withholding (as provided in Section 2.02(g)).

      1.02     Section 2.02(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

(a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Partnership to act as paying agent (the “Paying Agent”) for the payment of the Merger Price upon surrender of Certificates. The Purchaser shall, and Parent shall cause the Purchaser to, deposit with the Paying Agent prior to the Effective Time, an amount in cash which, together with the Deposit, is equal to the aggregate Merger Price payable to holders of all the Units converted pursuant to Section 2.01(b) (other than the Units purchased by the Successor GP pursuant to the Purchase Agreement)(such cash, inclusive of the Deposit, being hereinafter referred to as the

“Exchange Fund”). The expenses of the Paying Agent shall not be paid from the Exchange Fund, but shall be paid directly by the Purchaser.

      1.03     Section 5.01(a)(vii) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

(vii) encumber, sell, lease (as lessor, including renewal or extension of any Partnership Lease), transfer, assign, license, convey or otherwise dispose of (or contract to dispose of) or subject to any Lien (or contract to subject to any Lien), any Material Contract or Partnership Real Property, or amend or terminate any such lease or license, except matters set forth in Section 5.01 of the Partnership Disclosure Letter; provided, however, that the Partnership shall actively attempt to lease vacant Partnership Real Property and may make all necessary tenant improvements and capital expenditures required under the Partnership Leases as in effect on the date of this Agreement

      1.04     The following is hereby inserted after Section 8.01(g) of the Original Agreement:

This Agreement shall be terminated and the merger abandoned if the Purchase Agreement is terminated in accordance with the provisions of Section 6.01(c) thereof.

      1.05     The phrase “by either the Partnership or Parent or Purchaser” in the first sentence of Section 8.02 of the Original Agreement is deleted and nothing substituted therefor.

      1.06     The definition of “Net Working Capital” in Section 9.03 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Net Working Capital” means the amount equal to:

(a) the amount by which (i) “cash and cash equivalents,” “accounts receivable,” “receivable from affiliate, net,” “escrow deposits held by lenders,” “prepaid expenses and other assets,” and “effective rent receivable,” (provided that any “accounts receivable” in excess of thirty (30) days past due shall be excluded) exceed (ii) “accounts payable and accrued expenses,” “payable to affiliates,” and “prepaid rent, security deposits and other,” all in each case as reflected on the Partnership’s consolidated balance sheet and determined in accordance with GAAP by a national, independent accounting firm to be agreed upon by the Partnership and Parent (“Accountant”) as of the close of business on the last day of the calendar month immediately preceding the Closing Date (the “Determination Date”), minus

(b) the sum of (i) Transaction Costs, (ii) estimated Taxes related to Tax Returns described in Section 6.15(a) hereof, (iii) all unaccrued real estate brokerage fees, “tenant inducements”, “free rent” and other amounts due from the landlord under any Partnership Lease, (iv) the estimated cost required to remedy Rent Defects calculated as set forth in Section 6.03(c)(ii), (v) the estimated cost required to remedy or remove any Defects (other than Rent Defects), Title Defects or Survey Defects pursuant to Section 6.03(c), in each case to the extent the Partnership or any Subsidiary has not then remedied or removed such Defects, Title Defects or Survey Defects and paid all costs in connection therewith prior to the Determination Date, and (vi) the aggregate exercise price of all Unit Options exercised after April 16, 2004, in each case unless reflected on the books of the Partnership on or prior to the Determination Date as “accounts payable and accrued expenses” or “payable to affiliates”, provided in making the determination under (1) paragraph (b) above, the amount to be deducted for unaccrued real estate brokerage fees, “tenant inducements”, “free rent” and other amounts due from the landlord under any Partnership Lease shall be $4,573,472 and (2) paragraph (a) above, any amounts expended or incurred for real estate brokerage fees, “tenant inducements”, “free rent” and other amounts due from the landlord under any Partnership Lease (A) entered into after April 16, 2004 with the prior written consent of Parent, to the extent such amounts exceed, in the aggregate, $2,829,624, such excess shall not decrease “cash and cash equivalents” if then paid and shall not increase “accounts payable and accrued expenses” or “payable to affiliates” if incurred but not then paid and (B) entered into prior to April 16, 2004 shall not decrease “cash and cash equivalents”, if then paid, and shall not increase “accounts payable and accrued expenses” or “payable to affiliates” if incurred but not then paid, until such amounts paid or incurred exceed, in the aggregate, $4,573,472.

Net Working Capital shall be determined by the Accountant as of the close of business on the business day immediately prior to the Closing Date and in a manner consistent with the schedule set forth in Section 9.03 of the Partnership Disclosure Letter.

      1.07     The definition of “Working Capital Adjustment” in Section 9.03 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Working Capital Adjustment” means, (i) if Net Indebtedness is greater than $165,185,000, the negative amount which results by subtracting Net Indebtedness from $165,185,000, or (ii) if Net Indebtedness is less than $160,185,000, the positive amount which results by subtracting Net Indebtedness from $160,185,000. The Working Capital Adjustment shall be determined by the Accountant as of the close of business on the business day immediately preceding the Closing Date and in a manner consistent with the schedule set forth in Section 9.03 of the Partnership Disclosure Letter.

      1.08     Section 9.02 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt (or upon the next succeeding business day if received after 5:00 p.m. local time on a business day or if received on a Saturday, Sunday or United States holiday) by the parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Purchaser, to:

HRPT Properties Trust
400 Centre Street
Newton, MA 02458
Attention: John C. Popeo
Facsimile: (617) 332-2261

with a copy to:

Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
Attention: Richard Teller
Facsimile: (617) 338-2880

(b) if to the Partnership, to:

Hallwood Realty, LLC
3710 Rawlins
Suite 1500
Dallas, Texas 75219
Attention: William L. Guzzetti
Facsimile: (214) 219-1716

with a copy to:

Jenkens & Gilchrist, a Professional Corporation
1445 Ross Avenue
Suite 3200
Dallas, Texas 75202
Attention: W. Alan Kailer
Facsimile: (801) 912-0716

      1.09     The following clause (i) is hereby added to Section 9.04 of the Original Agreement:

(i) Any action, notice, request, claim, demand or other communication which under the terms of this Agreement is required to be taken or given, as applicable, on a Saturday, Sunday or United States holiday, shall be deemed timely provided that such action, notice, request, claim, demand or other communication is taken or given, as applicable, on the next succeeding business day.

      1.10     In all other respects, the Original Agreement shall continue in full force and unmodified.

ARTICLE 2

GENERAL PROVISIONS

      2.01     Severability. If any term or other provision of this Amendment or the Original Agreement as amended by this Amendment is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms and provisions of this Amendment or the Original Agreement, as amended by this Amendment, as applicable, shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

      2.02     Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      2.03     Entire Agreement; No Third-Party Beneficiaries. The Original Agreement, as amended by this Amendment, taken together with the Partnership Disclosure Letter all schedules and the Purchase Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except to the extent set forth in the Original Agreement, as amended by this Amendment, is not intended to confer upon any person other than the parties hereto any rights, remedies, obligations or liabilities.

      2.04     Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      2.05     Nonliability of Trustees. THE DECLARATION OF TRUST ESTABLISHING THE PARENT, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE “DECLARATION”), IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME “HRPT PROPERTIES TRUST” REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE PARENT SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE PARENT. ALL PERSONS DEALING WITH THE PARENT, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE PARENT FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

      IN WITNESS WHEREOF, Parent, Purchaser and the Partnership have duly executed this Amendment, all as of the date first written above.

HRPT PROPERTIES TRUST

By:	/s/ ADAM D. PORTNOY

Name: Adam D. Portnoy

Title:	Executive Vice President

HWP LP ACQUISITION LLC

By:	/s/ ADAM D. PORTNOY

Name: Adam D. Portnoy

Title:	Executive Vice President

HALLWOOD REALTY PARTNERS, L.P.

By:	Hallwood Realty, LLC,

its general partner

By:	/s/ JOHN G. TUTHILL

Name: John G. Tuthill

Title:	Executive Vice President

HALLWOOD REALTY, LLC

By:	/s/ JOHN G. TUTHILL

Name: John G. Tuthill

Title:	Executive Vice President

APPENDIX B

1585 Broadway
New York, NY 10036

April 15, 2004

PERSONAL AND CONFIDENTIAL

Board of Directors

Hallwood Realty, LLC, General Partner of
     Hallwood Realty Partners, L.P.
3710 Rawlins, Suite 1500
Dallas, Texas 75219

Members of the Board:

      We understand that Hallwood Realty Partners, L.P. (the “Company”), Hallwood Realty, LLC, the general partner of the Company (the “Company General Partner”), HRPT Properties Trust (the “Parent”) and HWP LP LLC, a wholly-owned subsidiary of the Parent (the “Purchaser”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 13, 2004 (the “Merger Agreement”) which provides, among other things, for the merger (the “Merger”) of the Purchaser with and into the Company. Immediately prior to the closing of the Merger, the Company General Partner, Hallwood Commercial Real Estate, LLC (“HCRE”), HWG, LLC (“HWG”), HWG Realty Investors, LLC (“HWG Realty”), HWG 98 Advisors, Inc. (“HWG98”), HWG 95 Advisors, Inc. (“HWG95” and, collectively with the Company General Partner, HCRE, HWG, HWG Realty and HWG 98, the “Sellers”), and HRP GP, LLC, a wholly-owned subsidiary of the Parent (the “Successor GP”) propose to enter into a Purchase Agreement, substantially in the form of the draft dated April 12, 2004 (the “Purchase Agreement”) which provides, among other things, for the sale (the “Sale”) of the Sellers’ interests in the Company to the Successor GP. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Parent, and each outstanding limited partnership interest of the Company (each, a “Unit”) will be converted into the right to receive cash consideration. Pursuant to the Merger Agreement and the Purchase Agreement, the holders of the limited and general partnership interests of the Company will receive $250,000,000 in cash in the aggregate (the “Consideration”), subject to adjustments as provided in the Merger Agreement and Purchase Agreement. The terms and conditions of the Merger and the Sale are more fully set forth in the Merger Agreement and the Purchase Agreement, respectively.

      You have asked for our opinion as to whether the Consideration to be received by the holders of the limited and general partnership interests of the Company pursuant to the Merger Agreement and the Purchase Agreement is fair from a financial point of view to such holders.

      For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other business and financial information of the Company;

(ii) reviewed due diligence materials including internal materials related to the historical and expected future financial performance of the Company, the leasing profile and physical characteristics of the assets and other financial and operating data concerning the Company prepared by the management of the Company;

(iii) reviewed certain financial projections prepared by the management of the Company, including Argus models;

(iv) compiled and reviewed third-party market information for all of the Company’s markets;

(v) discussed the past and current operations, financial condition and prospects of the Company, including information relating to future strategic, financial and operational plans, with senior executives of the Company;

(vi) reviewed information related to the Company’s legal structure and other key documents including the Company’s limited partnership agreement and form of management agreement;

(vii) reviewed the reported prices and trading activity for the Units of the Company;

(viii) compared the financial performance of the Company and the prices and trading activity of the Units with that of certain other comparable publicly-traded companies and their securities;

(ix) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(x) reviewed the Merger Agreement, the Purchase Agreement and certain related documents; and

(xi) performed such other analyses and considered such other factors as we have deemed appropriate.

      We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company or its representatives for the purposes of this opinion. We have further relied on the assurances of management that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not been asked to and have not undertaken an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the Merger and the Sale will both be consummated in accordance with the terms of the Merger Agreement and the Purchase Agreement, respectively. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which the Units of the Company may trade at any time. We also express no opinion as to the relative fairness of any portion of the Consideration to holders of the limited and general partnership interests of the Company, or the relative fairness of the Merger consideration or the Sale consideration. Furthermore, our opinion does not address the relative merits of this transaction as compared to any alternative business transaction, or other alternatives, whether or not such alternatives could be achieved.

      We have acted as financial advisor to the Board of Directors of the Company General Partner, in connection with this transaction and will receive a fee for our services. In the ordinary course of our trading, brokerage, investment banking, asset management, financing and principal investing activities, Morgan

Stanley & Co. Incorporated and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company or its affiliates.

      It is understood that this letter is for the information of the Board of Directors of the Company General Partner only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the transaction with the Securities and Exchange Commission. In addition, Morgan Stanley expresses no opinion or recommendation as to how the Unit holders of the Company should vote at the Unit holders’ meeting held in connection with the Merger.

      Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of the limited and general partnership interests of the Company pursuant to the Merger Agreement and the Purchase Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ CAMERON W. CLOUGH

Cameron W. Clough
Managing Director

APPENDIX C

LEHMAN BROTHERS

April 15, 2004

Hallwood Realty, LLC

Audit Committee of the Board of Directors
3710 Rawlins
Suite 1500
Dallas, Texas 75219

Members of the Audit Committee of the Board:

      We understand that Hallwood Realty Partners, L.P. (the “Partnership”) and Hallwood Realty, LLC (the “General Partner”) intend to enter into a transaction with HRPT Properties Trust (“HRPT”) pursuant to which, among other events, (i) a subsidiary of HRPT will merge into the Partnership, (ii) upon the effectiveness of the merger, the holders of limited partner units (the “Units”) in the Partnership (the “Unitholders”) will receive cash equal to $138.37 per Unit, subject to adjustment (the “Cash Consideration”) and an affiliate of HRPT will acquire all of the limited partner interests in the Partnership, and (iii) immediately prior to the merger, HRPT will acquire from the General Partner and certain of its affiliates, who collectively own approximately 20.7% of the Units, all of their Units at the price paid in the merger and, in exchange for a cash payment equal to $21,250,000, subject to adjustment, HRPT will acquire the General Partner’s 1% interest as general partner in the Partnership, as well as the ownership interests in certain affiliates of the General Partner, and the affiliates of the General Partner that provide property management services to the Partnership’s properties will terminate the management agreements relating to the Partnership’s properties (the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are set forth in more detail in an Agreement and Plan of Merger (the “Merger Agreement”) and a Purchase Agreement (the “Purchase Agreement”).

      We have been requested by the Audit Committee of the Board of Directors of the General Partner to render our opinion with respect to the fairness, from a financial point of view, to the Unitholders of the Cash Consideration to be received by the Unitholders (other than the General Partner and any of its affiliates) in the Proposed Transaction, taking into account the consideration to be received by or allocated to the General Partner and its affiliates, on the one hand, and the Unitholders (other than the General Partner and its affiliates), on the other hand. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the Partnership’s or the Audit Committee’s underlying business decision to proceed with or effect the Proposed Transaction or (ii) the tax consequences to the Unitholders of the Proposed Transaction.

      In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement, the Purchase Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Partnership that we believe to be relevant to our analysis, including Annual Report on Form 10-K for the fiscal year ended December 31, 2003, (3) the Amended and Restated Agreement of Limited Partnership of the Partnership, (4) financial and operating information with respect to the business, operations and prospects of the Partnership furnished to us by the Partnership, including financial projections of the Partnership prepared by the Partnership’s management, (5) a history of the distributions of the Partnership to its Unitholders from January 1, 1999 to the present, (6) a trading history of the Partnership’s limited partner Units from January 1,1999 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of the Partnership with those of other companies that we deemed relevant, (8) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, and (9) the results of the efforts by Morgan Stanley to solicit indications of interest from third parties with respect to a potential acquisition of, or business combination with, the Partnership. In addition, we have had discussions with the management of the Partnership concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Partnership that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Partnership, upon advice of the Partnership we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Partnership as to the future financial performance of the Partnership and that the Partnership will perform substantially in accordance with such projections. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Partnership and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Partnership. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Partnership’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

      Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Cash Consideration to be received by the Unitholders (other than the General Partner and any of its affiliates) in the Proposed Transaction is fair to such Unitholders, taking into account the consideration to be received by or allocated to the General Partner and its affiliates, on the one hand, and the Unitholders (other than the General Partner and its affiliates), on the other hand.

      We have acted as financial advisor to the Audit Committee in connection with the Proposed Transaction and have received a fee for our services, a portion of which was contingent upon our notification to the Audit Committee that we were prepared to deliver this opinion. In addition, the Partnership has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we may trade in the debt or equity securities of the Partnership and HRPT for our own account or the accounts of our customers and, accordingly, we may at any time hold a long or short position in such securities.

      This opinion is for the use and benefit of the Audit Committee of the Board of Directors of the General Partner and is rendered to the Audit Committee of the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any Unitholder of the Partnership as to how such Unitholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ LEHMAN BROTHERS

LEHMAN BROTHERS

April 15, 2004

Hallwood Realty, LLC

Audit Committee of the Board of Directors
3710 Rawlins
Suite 1500
Dallas, Texas 75219

Members of the Audit Committee of the Board:

      We understand that Hallwood Realty Partners, L.P. (the “Partnership”) and Hallwood Realty, LLC (the “General Partner”) intend to enter into a transaction with HRPT Properties Trust (“HRPT”) pursuant to which, among other events, (i) a subsidiary of HRPT will merge into the Partnership, (ii) upon the effectiveness of the merger, the holders of limited partner units (the “Units”) in the Partnership (the “Unitholders”) will receive cash equal to $138.37 per Unit, subject to adjustment (the “Cash Consideration”) and an affiliate of HRPT will acquire all of the limited partner interests in the Partnership, and (iii) immediately prior to the merger, HRPT will acquire from the General Partner and certain of its affiliates, who collectively own approximately 20.7% of the Units, all of their Units at the price paid in the merger and, in exchange for a cash payment equal to $21,250,000, subject to adjustment, HRPT will acquire the General Partner’s 1% interest as general partner in the Partnership, as well as the ownership interests in certain affiliates of the General Partner, and the affiliates of the General Partner that provide property management services to the Partnership’s properties (collectively, the “Management Company”) will terminate the management agreements relating to the Partnership’s properties (the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are set forth in more detail in an Agreement and Plan of Merger (the “Merger Agreement”) and a Purchase Agreement (the “Purchase Agreement”).

      We have been requested by the Audit Committee of the Board of Directors of the General Partner to render our opinion with respect to the reasonableness to the Unitholders (other than the General Partner and its affiliates) of the allocation of the total consideration to be paid by HRPT in the Proposed Transaction between the General Partner and its affiliates, on the one hand, and the Unitholders (other than the General Partner and its affiliates), on the other hand. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the Partnership’s or the Audit Committee’s underlying business decision to proceed with or effect the Proposed Transaction or (ii) the tax consequences to the Unitholders of the Proposed Transaction.

      In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement, the Purchase Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Partnership that we believe to be relevant to our analysis, including Annual Report on Form 10-K for the fiscal year ended December 31, 2003, (3) the Amended and Restated Agreement of Limited Partnership of the Partnership, (4) financial and operating information with respect to the business, operations and prospects of the Partnership furnished to us by the Partnership, including financial projections of the Partnership prepared by the Partnership’s management, (5) a history of the distributions of the Partnership to its Unitholders from January 1, 1999 to the present, (6) a trading history of the Partnership’s limited partner Units from January 1, 1999 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of both the Partnership and the Management Company with those of other companies that we deemed relevant, (8) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (9) the results of the efforts by Morgan Stanley to solicit indications of interest from third parties with respect to a potential acquisition of, or business combination with, the Partnership, (10) the management agreements between the Partnership and the

Management Company, and (11) the historical and projected value of the fees earned by the General Partner and the Management Company for the provision of property management and other services to the Partnership. Furthermore, in arriving at our opinion, we also have considered (A) the limited partnership agreement of the Partnership (the “Partnership Agreement”), including the provisions thereof that provide that the General Partner, in resolving conflicts of interest between the limited partners and itself, should consider both the interests of the limited partners and its own interests, and (B) certain opinions delivered by the Delaware Chancery Court in the litigation brought by Gotham Partners, L.P. against the Partnership, in which the court found that removal of the General Partners by the Unitholders is a “practical impossibility” because of the controlling ownership interest in the Partnership held by the General Partner and its affiliates, who collectively own approximately 25% of the Units. In addition, we have had discussions with the management of the Partnership concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Partnership that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Partnership, upon advice of the Partnership we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Partnership as to the future financial performance of the Partnership and that the Partnership will perform substantially in accordance with such projections. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Partnership and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Partnership. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Partnership’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

      Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, the allocation of the total consideration to be paid by HRPT in the Proposed Transaction between the General Partner and its affiliates, on the one hand, and the Unitholders (other than the General Partner and its affiliates), on the other hand, is reasonable to the Unitholders (other than the General Partner and its affiliates).

      We have acted as financial advisor to the Audit Committee in connection with the Proposed Transaction and have received a fee for our services, a portion of which was contingent upon our notification to the Audit Committee that we were prepared to deliver this opinion. In addition, the Partnership has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we may trade in the debt or equity securities of the Partnership and HRPT for our own account or the accounts of our customers and, accordingly, we may at any time hold a long or short position in such securities.

      This opinion is for the use and benefit of the Audit Committee of the Board of Directors of the General Partner and is rendered to the Audit Committee of the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any Unitholder of the Partnership as to how such Unitholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ LEHMAN BROTHERS

HALLWOOD REALTY PARTNERS, L.P.
P
R	3710 RAWLINS, SUITE 1500
O	DALLAS, TEXAS 75219
X
Y	This Proxy is Solicited on Behalf of the Board of Directors of Hallwood Realty, LLC,
the General Partner of Hallwood Realty Partners, L.P.

     The undersigned hereby appoints                      and                     , and each of them, as Proxies, each with the power to appoint their substitutes, and hereby authorizes them to represent and vote, as designated below, all of the units of limited partnership interest of Hallwood Realty Partners, L.P. (the “Partnership”), held of record by the undersigned on                     , 2004, at the Special Meeting of Unitholders to be held on                     , 2004, or any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned unitholder. If no direction is given, this proxy will be voted FOR the approval of the Agreement and Plan of Merger and at the discretion of the Proxies with respect to any other matter that is properly brought before the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

     SEE REVERSE SIDE

☒	Please mark votes as in this example.

Please mark boxes in blue or black ink.

1.	Proposal to approve the Agreement and Plan of Merger, dated April 16, 2004, by and among Hallwood Realty Partners, L.P., Hallwood Realty, LLC, HRPT Properties Trust and HWP LP Acquisition, LLC.

For	Against	Abstain
☐	☐	☐

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the special meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW ☐

Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign, or if one signs he should attach evidence of his authority. When signing as attorney, executor, administrator, agent, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign full partnership name by authorized person.

Signature:	Date:	, 2004

Signature:	Date:	, 2004

COMPLETE, SIGN and DATE the proxy card and return promptly using the enclosed envelope.